EXHIBIT 2.9

TIM

2001 annual report

2001 ANNUAL REPORT	1

CORPORATE BODIES AND INDEPENDENT AUDITORS

Board of Director *	Chairman**	Enrico Bondi(1)

	Deputy Chairman**	Carlo Buora(2)

	CEO	Marco De Benedetti(3)

	Directors	Carlo Bertazzo Marco Cerrina Feroni Pierpaolo Cotone(4) Enzo Grilli Attilio Leonardo Lentati Gianni Mion Enrico Parazzini Riccardo Perissich Paolo Savona Rodolfo Zich

	Secretary to the board**	Antonio Sanna

Board of Statutory Auditors***	Chairman	Pietro Adonnino

	Acting Auditors	Giorgio Ferrino
Gianfranco Zanda

Compensation Committee**(5)	Chairman	Enzo Grilli

	Committee Members	Pierpaolo Cotone(4)
Rodolfo Zich

	Committee Secretary	Antonio Sanna

Internal Control Committee **(6)	Chairman	Paolo Savona

	Committee Members	Enrico Parazzini
Attilio Leonardo Lentati

	Committee Secretary	Antonio Sanna

General Manager		Mauro Sentinelli

Independent Auditors		Reconta Ernst & Young S.p.A.

(*)	The Board of Directors was nominated by the Ordinary Shareholders’ Meeting of December 14, 2001 for the 2001-2003 period with the mandate extending until the approval of the financial statements for the year 2003.

(**)	Company offices conferred by the Board of Directors’ Meeting of December 14, 2001.

(***)	Board of Statutory Auditors nominated by the Ordinary Shareholders’ Meeting of June 15, 1999 for the 1999-2001 period with the mandate extending until the approval of the financial statements for the year 2001.

(1)	Legal representative endowed with powers of signature vis-à-vis third-parties and before the courts; exercises his duties in the framework of the powers conferred to him by the Board of Directors’ Meeting of December 14, 2001, in accordance with restrictions set by applicable laws pertaining to powers which the Board of Directors cannot delegate and those reserved exclusively to the Board itself, and in accordance with the principles and limits set by the Company Self-Regulatory Code.

(2)	Assumes the powers of the Chairman in the latter’s absence or incapacity.

(3)	Legal representative endowed with powers of signature vis-à-vis third parties and before the courts; exercises his duties in the framework of the powers conferred to him by the Board of Directors’ Meeting of December 14, 2001, in accordance with restrictions set by applicable laws pertaining to powers which the Board of Directors cannot delegate and those reserved exclusively to the Board itself, and in accordance with the principles and limits set by the Company Self-Regulatory Code.

(4)	Resigned as of March 6, 2002.

(5)	Proposes the level of compensation to be paid to the Managing Director and those holding specific Company offices, pursuant to paragraph two of art. 2389 of the Italian Civil Code; on the advice of the Managing Director, proposes the compensation policy for the Company’s top management and sets out the general principles for the stock option assignment plan.

(6)	Appraises the performance of the internal control system and the operating plan prepared by the internal control supervisors from whom it receives periodic reports; evaluates proposals made by the Independent Auditors for issuing the auditing mandate; it evaluates the audit operations plan as well as the results shown in the report and in the recommendation letter; it reports to the Board at least semi-annually for the approval of the annual report and the semi-annual report on the actions undertaken and the performance of internal control systems; it fulfils other tasks attributed to it by the Board of Directors, particularly concerning relations with the Independent Auditors and the observance and periodic updating of the rules of corporate governance.

2001 ANNUAL REPORT	3

ORGANIZATIONAL CHART (*)

CHAIRMAN
Enrico BONDI
DEPUTY CHAIRMAN
Carlo BUORA
CEO
Marco DE BENEDETTI
INFORMATION & RELATION DEVELOPMENT
Patrizia VALLECCHI
LEGAL AND CORPORATE AFFAIRS
Antonio SANNA
INSTITUTIONAL AFFAIRS
Andrea BERNABEI
ADVERTISING
Giuseppe FIASCHETTI
HUMAN RESOURCES
Giuseppe Roberto OPILIO
FINANCE & CONTROL
Giuseppe SALA
PURCHASE AND GENERAL SERVICES
Lorenzo GRESELIN
INTERNATIONAL AFFAIRS
Elis BONTEMPELLI
GENERAL MANAGER
Mauro SENTINELLI
BUSINESS INNOVATION
Roberto VANNINI
NEW VENTURES IMPLEMENTATION
Roberto PARODI
MARKETING
Federico LENZI
BUSINESS
Roberto PELLEGRINI
CONSUMER
Nicola SCHINAIA
NETWORK
Attilio ACHLER
INFORMATION TECHNOLOGY
Luigi CARDONE

(*)	Updated as of 03/22/2002.

2001 ANNUAL REPORT	4

THE TIM GROUP IN 2001

January

TIM begins GSM service in Peru. The Company signs a Memorandum of Understanding with NTT DoCoMo, and KPN for cooperation in Mobile Internet technology. Protocol agreement among TIM, NTT, DoCoMo, and Sony Computer Entertainment Inc. for mobile terminal access to Play Station. Agreement with Sonera Zed to provide Mobile Internet services through SMS and WAP. Agreement with Gruppo Bancario Credito Emiliano (Credem) for GSM-based mobile banking. Introduction for the first time in Italy of interactive advertising on the new TIM format.

February

TIM is awarded two GSM licenses in Brazil, one for Region II (Brasilia and southern Brazil) and the other for Region III (São Paulo). TIM and Webraska present the first GSM network map and route service. Introduction of the CartAmici service. Agreement with Ztango for the downloading of customized images and sounds on the Internet. TIM and Cisco Systems introduce UniGate, a network infrastructure for the transmission of GPRS and UMTS-based multimedia services.

March

In Turkey, TIM introduces the GSM 1800 service under the Aria brand. TIM is awarded a third GSM license in Brazil, for Region I (Rio de Janeiro, Espirito Santo, and northern Brazil). At Italian universities, start of “Wireless Innovation”, a competition open to university students for the development of mobile telephone projects. The top ten idea-producers are awarded with Company internships. TIM and the Luiss University provide students with customized services and SMS-based information on university activities. Introduction of “GPRS Data On”, the first GPRS rate plan in Italy aimed at companies. Agreement between TIM and II Sole 24 Ore for customized mobile financial information services.

April

The Shareholders’ Meeting approves the TIM Group’s first consolidated financial statements. With TIMNet.com, TIM introduces Value-Added Services (VAS) in Brazil. Introduction of “4040 TrovaTutto”, a service provided in cooperation with Telegate Italia for accessing fixed network telephone numbers and store and business addresses from customer mobiles.

May

Agreement between TIM and It-Provider for the development of new mobile Internet services. Launch of promotional GPRS rate offer aimed at the consumer market. Conclusion of the advertising competition “Trova l’isola che non c’è”, with more than two million SMS sent by contestants. Introduction of the new TIM 3xTe rate plan.

June

Gruppo Telecom Italia passes the 50 million mobile line mark. TIM introduces the “Wireless Office”, the first integrated

2001 ANNUAL REPORT	4

mobile-fixed network communications service for businesses. TIM, Sisal, and Acotel introduce InfoSisal, the first SMS-based information service for the SuperEnalotto lottery. In cooperation with the Civil Protection Department, introduction of TIMInforma, an SMS-based awareness campaign to prevent forest fires. Introduction of “Carta Vacanze Promozione Estate TIM” (a TIM-sponsored summer vacation discount card). Kick-off of the i-TIM Tour, a mix of shows and sporting events presented throughout Italy based on TIM’s advertising theme.

July

Stet Hellas is awarded a UMTS license for Greece. TIM and Telecom Italia Wireline begin experimenting with the international roaming for GPRS services. TIM introduces “Photo Message”, allowing customers to take digital pictures and send them to any e-mail address directly from a mobile phone. Start of “TIM Cup”, the new name of the “Coppa Italia” (soccer cup) following an agreement between TIM and “Lega Calcio” (Italian soccer league) extending until 2004. Introduction of Easy Roaming, offering calls abroad with the option of not using a credit card. Start up of the Network Management Center (NMC), located in via Aurelia 737 in Rome, the most modern and technologically advanced network control center in Europe.

August

Enrico Bondi is nominated TIM Chairman.

September

In cooperation with Unione Italiana Ciechi (UIC – the Italian blindpersons union), offer of the first SIMCard for visually impaired people, allowing them to read and dictate SMS. Successful conclusion of the i-TIM tour: on the final evening more than 200,000 people attend the event.

October

Start of the first GPRS platform in Chile through Entel, a Telecom Italia subsidiary, with the support of TIM. Final execution of a euro 88 million capital increase in Stet Hellas. TIM, Siemens, and NEC make the first voice/data/video calls in Italy on a complete UMTS infrastructure. At the information technology trade fair SMAU in Milan, TIM presents its M-Services and promotes “Last Minute di TIM”, a new and original idea for finding last-minute interactive customized rate plans. Following an agreement with Targasys, start-up of Connect, a new information service for motorists integrating Connect navigation capabilities with TIM mobiles. Agreement with the Bocconi University of Milan allowing students to receive information and interact in real time with the Student Administration Office through a special SIMCard.

November

TIM introduces Photo Album, the first service for viewing and storing photographs on a mobile phone. Agreement with ANAS for the construction of the first traffic-report information system through a virtual private network.

December

Telecom Italia signs a preliminary agreement to sell its Spanish subsidiary Auna, owner of the Amena brand. Agreement between TIM and H3G, the first in Italy, for the co-siting of the UMTS network. Agreement with Diners Club Italia for a credit card that can be used for recharging mobiles. TIM and Research in Motion (RIM) introduce the “Blackberry” GPRS solution onto the Italian market for the management of mobile e-mail. Introduction of the TWIN Card, two twin cards usable with the same telephone number. Presentation of Christmas promotions: M-Services become by far the top attention-getters in the 2001 campaign.

2001 ANNUAL REPORT	5

LETTER TO SHAREHOLDERS

Shareholders,

It is with a special feeling of satisfaction that TIM presents its 2001 financial statements. Not only are all profitability ratios in line with expectations, the year’s results were achieved against the backdrop of a difficult international environment. The global economy was already in the midst of a downturn when the events of September 11 in New York, followed by the war in Afghanistan, contributed to exacerbating it. For its part, the European telecommunications market clearly reflected the heavy debt burden assumed by the industry’s major players as a result of UMTS license acquisitions in 2000 and 2001. The total cost in Europe alone amounted to euro 103 billion. In turn, the stock market performance reflected the high degree of investor dissatisfaction as the Eurostoxx TLC sector index dropped 30.4% in 2001, though the TIM share limited its loss to 26.3%.

At any rate, TIM’s business performance barely reflected the economic downturn in Europe and throughout the world. Gross operating profit (GOP) reached euro 4.2 billion in 2001, an around 10% increase over the previous year; the ratio to revenues improved by 2.1 percentage points to 50.6%. Revenues grew 5.4%, reaching the euro 8.4 billion mark. Operating income increased 12.9% to euro 3.2 billion. Finally, net income attributable to TIM S.p.A. rose 2.4% to euro 1.9 billion.

The improvement in operating performance was even greater at the consolidated level: consolidated revenues increased 8.8% to over euro 10 billion and gross operating profit increased 7.0% over 2000 to euro 4.8 billion; the ratio to revenues, however, decreased slightly to 46.4%, but this reflects start-up costs for international operations. Operating income increased 5.0% as compared to 2000, reaching euro 3.1 billion. Consolidated net income, however, decreased 31% to euro 950 million, though it should be pointed out that this result reflects the cost of write-downs, amounting to euro 595 million, charged to foreign equity investments to conservatively take into account changing macroeconomic conditions. At any rate, consolidated business volume continued to grow; the number of customers rose 23.7% as compared to 2000 to around 50.7 million.

The number of TIM lines grew 10.9% in 2001, reaching around 23.95 million, confirming the Company’s leadership position on the Italian market. This continuing achievement is the result of TIM’s successful market positioning strategy, the high level of professionalism attained by its employees, the Company’s staying power at the cutting edge of technology, and the on-going commitment to its investment strategy. Yet another example of TIM’s leadership is the fact that it has been one of the first providers to introduce the GPRS service in Europe. During the Christmas season, TIM sold some 1.2 million terminals equipped with the new M-Services standard, again the result of the Company’s innovation-driven marketing strategy. This success was crowned with the “Special Award” conferred to TIM by the GSM Association.

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TIM greatest asset is its vast customer base and the Company continued to implement its customer care policy in 2001. In fact, TIM is committed to satisfying and anticipating its customers’ needs with a two-pronged strategy: increasing the allocation of human resources and investment to its customer relationship management operations; offering increasingly customized services.

The marketing of the first GPRS-standard mobiles marked the conclusion of an entire cellular telephone technological cycle. This cycle was mostly focused on voice traffic and it has paved the way for Value-Added Services (VAS). Innovation will force telecommunications companies to make new commitments. At the top of the list is multimedia as the focus shifts to supplying the service with content which is easy to access and guaranteed to stimulate customer interest. This new focus will blur the distinction existing so far between service providers and content providers. In this context, TLC companies will quickly evolve into global communications providers. The switchover from GSM to the so-called third generation will be easier if a single global standard is agreed upon by all the players involved: from terminal manufacturers to service providers. To achieve this objective, TIM has been the leading promoter of standards under the auspices of the GSM Association. The market situations in Italy and abroad are quite different. In Italy, TIM operates in a highly mature market (the mobile penetration index has reached 89% of the population). This means that operators compete in a market where replacement demand has a much higher value than additional demand. As a result, the competition is fierce, forcing the weaker companies to fall by the wayside. The remaining companies will have to make a greater commitment to efficiency to ensure the economies of scale necessary to keep profit margins at a satisfying level. As the top carrier on the Italian market with a 46.7% market share in terms of customer lines, TIM will be able to take advantage of its leadership position not only in terms of market share, but also in terms of its technological edge and its high level of innovation.

As mentioned, the international scenario offers a marked contrast. TIM has decided to concentrate its presence exclusively in countries where the TIM Group can achieve a market leadership position or equity control over a local operator. In line with this policy, the Company has already sold off some operations in Europe and further sales will be executed during the course of 2002. Instead, TIM has decided to focus squarely on South America where the market has strong growth potential despite the recent economic uncertainties in the region. TIM so far has made it biggest commitment in Brazil where it has already achieved a solid position with more than four million customers. TIM will maintain its standards of excellence with the imminent introduction of the GSM service through three subsidiaries currently in the start-up phase. The new operations will make the TIM Group the only pan-regional GSM provider by capitalizing on the supremacy of the European standard.

Shareholders,

Your Company will certainly be facing daunting challenges in terms of customer demand and technology, especially if the pace of economic growth remains weak, as it was in 2001. Nonetheless, we take this opportunity to renew our commitment to maintaining the level of dominance achieved on the domestic market and to consolidating our position on TIM’s chosen foreign markets with a view to maximizing the value of its subsidiaries. With these aims in view, we propose a total dividend pay-out of euro 2,008 million, a sizable increase from euro 1,661 million in the previous year.

Enrico Bondi	Marco De Benedetti
The Chairman	The Chief Executive Officer

2001 ANNUAL REPORT	7

THE MOBILE TELECOMMUNICATIONS MARKET

After ten years of strong and at times spectacular growth, the world economy slowed sharply in 2001. The slowdown was most notable in the world’s major industrialized countries: GDP in the United States was limited to 1%, below the average level recorded in the 1992-2001 period (2.5%).

The slowdown in Germany was even more marked, to 0.7%; as in the US, the average for the 1992-2001 period was also 2.5%. National income in Japan actually contracted 0.5%. In Italy, economic growth slowed from 2.9% in 2000 to 1.8%, though the pace of growth remained above the 1.3% average for the ten-year period during which successive Italian governments implemented tight policies to reduce the budget deficit in the run-up to European monetary union.

The terrorist attacks of September 11 aggravated the situation, leading to such an abrupt stall in the global economy that, according to the most authoritative research and international institutions (IMF, OECD, ECB, etc.), the international economy will not fully recover until the latter part of 2002.

The economic downturn had a particularly negative impact on equity market prices already on a downward trend since March 2000.

Telephone stocks were also beset by industry-specific problems and the Eurostoxx TLC index dropped 30.4%. Equity values in the sector were heavily affected by the high level of indebtedness assumed by the industry’s top companies.

Two main factors have been behind this debt build-up: the aggressive expansionary policies pursued in these recent years; and the high cost of acquiring UMTS licenses (euro 103 billion in western Europe alone, with the highest prices paid in Germany and Great Britain). But this phase of the business cycle has by now drawn to a close.

To move forward, industry companies must continue to push ahead with new technologies, improve efficiency, and control costs.

In such a difficult and challenging economic environment, TIM is particularly proud to present to Shareholders its 2001 financial statements which show an improvement over the previous year both in terms of turnover and profit margins.

These kinds of results are absolutely necessary to prevail during the transition phase awaiting us, combining Value-Added Services with the established voice connection, the first step towards building a new future.

2001 ANNUAL REPORT	8

THE IMPORTANCE OF INFRASTRUCTURES AND THE CONSOLIDATION PROCESS

Companies which heavily invested in the new economy bore the brunt of the economy slowdown in 2001 as their equity values decreased significantly. The “free Internet” model has proven to be unprofitable. Revenues from advertising were much lower than expected and in any case not enough to allow Internet companies to break even. Many competitors were forced to leave the market. Others, in order to survive, reversed their strategy and again began to offer paid-for services.

As companies go through a fundamental revision of their objectives and strategies, connection systems are again becoming the focal point. The main strategic factor for growth is now ownership of the infrastructure allowing final customers access to content. The spread of the Internet as a means of global communication has triggered off long-term change and the degree of information sharing has soared, leading to an overlapping of roles in the communications industry. At the same time, the convergence process between content and the infrastructures necessary for content delivery has accelerated through cooperation agreements and mergers among the major industry players.

In the current environment, Telecoms companies will have increasingly greater need to become global communication providers. The introduction of broadband services will contribute to the tearing down of the long-standing “walled gardens” and usher in the era of multimedia.

MOBILE COMMUNICATIONS

The mobile has gone from being a status symbol to a mass consumer electronic gadget to a digital “bottle” in which to send the latest message. At any rate, its impact on consumers has fundamentally changed in recent years to the extent of becoming the contact point through which people stay in touch with the rest of the world. With over 700 million users worldwide, mobiles claim a significant share of global communication flows among people, as it is a personalized means of communication and not a family-shared product. The function of the mobile telephone operator is now to ensure this social activity through extensive territorial coverage and rising standards of quality of service.

VALUE-ADDED SERVICES

In this context, the availability of value-added content through mobile communications will have to be adequate to the innovative connection technology and here the development of the new packet technologies, GPRS and UMTS, plays the leading role. This means ease of access, simple visualization, pinpointing and customizing information, and quick and reliable data. The fact is that content delivery through mobile communications is much different than fixed-terminal access; the latter is usually equipped with a much larger video display, faster data access speed, and offers longer on-line time for users. The technical specifications of mobile access are much different than is the case with existing systems, forcing service and content providers to re-adapt their information delivery processes accordingly.

In this competitive environment, mobile operators play an increasingly important role as infrastructure providers are forced to balance divergent needs. On the one hand they must continue to provide personal, voice, and data communications; on the other hand, they must also focus on content supply, with an aim at, among other things, the definition of standards which will allow the fullest use of value-added applications contributed by the content providers. One model deserving in-depth consideration has been contributed by Japan’s NTT DoCoMo which, with its I-Mode service, has succeeded in attracting twenty million users in less than one year, making full use of simple but highly interesting

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applications for consumers. But most of all it has contributed to the development of an information system community made up of some 40,000 service and content providers.

In Italy, such communities still have to be developed and their successful development will make a major contribution to the employment growth in a sector at the cutting edge of technology and professionalism.

THE ITALIAN SCENARIO

The Italian market, with more than 51 million active lines in 2001, continued along in the maturity stage. The number of lines confirms Italy as the number two market in Europe, followed by Germany with 56 million and ahead of Great Britain with 47 million. The growth rate, however, is slowing down as the penetration index in Italy has reached 89%; this compares with 68% in Germany and 80% in Great Britain. Until the year 2000 Italy maintained the leadership position in terms of penetration index, and in 2001 the country regained that position in terms of the incremental market, surging ahead with a strong performance in the fourth quarter of the year with almost nine million new lines; Germany followed with 8 million new lines and Great Britain with 7 million. At the individual company level, TIM was still the leading operator in Europe as at year-end 2001 with more than 23.9 million lines.

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THE ONSET OF THE TECHNOLOGY SWITCHOVER

In 2001 the mobile communications industry in Italy featured, among other things, more intense competitive pressures, accelerating the market’s movement down the maturity path, accompanied by a natural decline in consumer prices. This combination of factors led to an increase in the number of multi-line customers and multi-providers. As a result, average revenues per line decreased.

As has been the case abroad, in Italy too overall market growth has been sustained by the increasing use of mobile phones for the exchange of voice messages and data (mainly through SMS). And the mobile market is expected to expand further in the coming years. The main driver will be the more frequent use of voice calls and the take-off of value-added applications. Right now GPRS (introduced in 2001) and soon UMTS will allow for the development of packet data communications, featuring such services as easy and effective exchange of multimedia messages.

UMTS IS COMING

In 2000, five licenses were assigned in Italy for the delivery of telecommunication services using UMTS technology. The combined total cost to companies winning the bid competition exceeded euro 12,000 million. This is in addition to the investment costs for completing network construction. The burdens of maintaining such a high level of capital outlay have been made heavier by additional problems. The main ones are as follows:

•	the building of infrastructures (site finding and complicated bureaucratic procedures for obtaining permits);

•	delays in technological advances;

•	the uncertainties surrounding the take-off of VAS applications.

The combination of these factors has caused the greatest organizational and financial problems for those companies which have been the last to enter the market. The problems started to become critical already in 2000, year in which Blu withdrew from the UMTS license bidding competition; the situation became even more critical in the latter months of 2001

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as the service start-date for both H3G and IPSE 2000 underwent delays (the marketing debut for UMTS is now expected sometime in the second half of 2002).

UMTS technology will continue along the path towards multimedia services which began with GPRS (allowing speeds up to 30-40 kbps). UMTS will allow for the mobile exchange of audio content, video images, and data at an even greater speed, paving the way for the delivery of value-added services and applications which until now have traveled exclusively along fixed-terminal networks.

THE INTERNATIONAL SCENARIO

Europe

By year-end 2001, the number of lines on the European mobile market had surpassed the 291 million mark according to data provided by Mobile Communications covering the 15 EU countries plus Switzerland and Norway. The demand growth rate slowed from 58% in 2000 to 19%, reflecting the high penetration index level already reached in almost all the countries included in the survey (the index average is 75% with a high of 89% in Italy and a low of 61.6% in France).

In this context, the growth outlook increasingly depends on expansion in voice communication volume and even more so on the availability of new technologies capable of supporting the mass distribution of value-added services and data transmission.

Only Belgium, Denmark, and Greece did not hold UMTS license auctions in 2000, but they completed the process in 2001. These licenses were awarded generally at lower prices than in 2000, following a trend which began in the fourth quarter of that year.

Bid prices came down and the number of contestants was lower than the number of licenses being offered. These conditions prompted several governments, the French government in particular, to substantially review the basic license conditions, both for those already assigned and those scheduled for assignment in 2002, by lowering the acquisition price charged to providers and lengthening the term of the contract.

Almost all the major European companies, with the exception of Vodafone, slowed the pace of foreign acquisitions and diversification in Europe. This slowdown in pan-European expansion was due to both the high level of indebtedness assumed in the wake of the UMTS license acquisitions and the additional debt expected to finance the construction of the UMTS network.

From this perspective, the TIM Group is in a stronger position as compared to its rivals; TIM acquired its UMTS licenses in countries like Italy, Austria, Spain, and Greece where the average price was lower than in the other European countries.

South America

The mobile phone penetration index in South America reached an average 16% as at year-end 2001, with peaks of 30% in Chile and Venezuela.

The results achieved in 2001 were not in line with the expectations of the industry’s major operators and analysts’ forecast in light of the economic crisis which hit almost all countries of the region to one extent or another.

Nonetheless there is still much room for growth in South America.

The growth achieved so far has been driven by pre-paid services, allowing penetration even into the lower-income segments of the market, and by the introduction of new VAS services.

The industry growth outlook, not to mention the general economic growth outlook, still very much depends on the institutional and regulatory frameworks as well as on technological innovation.

Significant progress on the institutional framework was made in 2001, especially in Brazil, the region’s major country in terms of market size.

The assignment of the new Personal Communications Services (PCS) licenses ushered in a new regulatory framework with the switchover from a system based

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on government concessions to one based on authorization, bringing with it rate deregulation. In addition, new rules for corporate governance have been promoted with a view to attracting investment into the region from the large US and European companies.

Changes in the competitive environment in Brazil point to a transition from a highly fragmented market to one with a high degree of concentration featuring a few large operators. And the strategic decisions of these same large operators, together with the new regulatory competitive environment, have contributed to the concentration process. Two growth models have come to the fore: the first is an expansion strategy based on acquisitions and alliances, adopted by Telefonica and Portugal Telecom, on the one hand, and America Movil on the other; the second is a strategy based on integration and synergies among old and new operators present on the market, and this is the strategy implemented by TIM.

The main aim behind both strategies is to achieve profitability in response to the market slowdown caused by the region’s economic difficulties.

Action to raise profitability has been and will continue to be pursued on two fronts: the improvement in and adjustments to business and operating policies (new rate plans indexed to inflation, cost reduction, bad debt reduction, etc.); and especially the development of new technologies.

The switchover from Mobile Cellular Services (MCS) to PCS has allowed pan-regional companies to migrate from the existing analog and digital AMPS, DAMPS, and TDMA networks to more advanced technologies such as GSM and CDMA featuring international roaming and Internet access. This means greater service differentiation as well as a faster track towards the new generation systems, GPRS and UMTS.

For the main operators who are committed to the development of the existing networks and who will begin operating with the new licenses, the switchover to more widely used technologies on a global scale will bring considerable advantages in terms of return on investment and roll-out speed. In particular, the TIM Group has begun operating with its new PCS licenses and developing the GSM coverage of its already existing companies in Brazil; this will allow TIM to capitalize on the good results achieved so far with the construction of the GSM networks in other countries of South America, consolidating its position as a pan-regional provider.

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TIM S.p.A.

TIM is the leading Italian mobile telephone company with around 24 million lines as at year-end 2001. It is also the leader in terms of both business and individual customers, acquisitions, traffic volumes and revenues. The market recognizes TIM as a reliable company, by virtue of the quality of its service, and as an innovative company, by virtue of its technological leadership and its extensive range of products and services. These factors, combined with TIM’s high brand recognition, the wide-ranging distribution network, and the capability of sustaining large levels of investment, will ensure that the Company will be able to successfully face the upcoming challenges and maintain its leadership position.

TIM’s mission statement: to generate value for Shareholders through leadership and growth in traditional and innovative mobile services in Italy and the world. This mission is accomplished through the pursuit of the following strategies.

CUSTOMER LOYALTY AND MAINTAINING MARKET SHARE

In an increasingly competitive market, TIM must protect its most important assets: its huge customer base. In fact, all actions aimed at customer acquisition (win-back, high-value competitor churner), customer care, and satisfaction are designed to maintain this base. In-depth knowledge of the Company’s customers and anticipating their needs is the necessary starting point for achieving this objective. This type of strategy allows the Company to segment its customer base into comparable groups with a view to making selected offers, proposing the best solutions, stimulating consumption, and taking retention actions aimed at high-value customers, increasing their satisfaction, and so containing the migration rate.

PRODUCT AND SERVICE INNOVATION

TIM has long been a leader in innovation, offering a wide range of services to a large base of individual customers and to companies. These features have been the driving force behind the Company’s success so far.

TIM plans to continue along the path of technological research and the offer of innovative products and services. Only by pursuing excellence, experimentation, and the development of new easy-to-use products and services designed to satisfy customer needs, will it be possible to stimulate demand for value-added services and become a pole of attraction for content providers. Special attention will be focused on cellular phone services for companies. This market is already quite sizable, with a turnover amounting to some euro 3 billion among 700,000 business customers in Italy paying cellular phone bills for some three million managers, employees, and consultants. The profit margins are certainly attractive. In fact, according to our figures, business use on average is worth 3.0-3.5 times as

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that of individual consumers. TIM is committed to developing this segment by aggressively offering a wide range of services: “person to machine” to connect employees and company information systems; “machine to machine” (for example, remote control of an appliance); and “person to person” (a simple phone call or a request for information from a call center). The first two services require the involvement of a TLC company mainly in the planning stage only to get its partner into a position to set up the application.

Meanwhile, TIM plans on developing the “person to person” system on its own since in this case relations between individuals and the community play a major role.

MAINTAINING PROFITABILITY IN THE CORE BUSINESS

Greater use of value-added services following the introduction of GPRS and soon UMTS should not distract TIM’s attention away from its established source of revenue: voice traffic. This focus has become even more essential in view of the need to finance the high level of investment necessary for building the infrastructure for the new technologies. Message services will be heavily promoted in this context. In Europe SMS already accounts for 5%-10% of revenues at the major mobile companies. The margins to revenues ratio is even more attractive. In the coming years, the contribution from message services will trend up significantly further: analysts forecast that by 2005 these services will generate around 25% of total turnover at cellular telephone companies.

The Telecommunications Guarantee Regulator in Italy has already adopted measures and more are in the pipeline, including Number Portability which will allow customers to change provider while maintaining the same number. Developments in the regulatory environment tend to increase competition among providers and accelerate the decline in prices charged to customers. As a result, enhancing the value attributed to mobility by offering increasingly useful and attractive services is becoming an absolute priority. In fact, every year around 17% of customers switch from one mobile phone company to another. On average, 7.4 million pre-paid card and contract customers migrate, a significant number indeed.

On the other side of the efficiency coin, cost containment policies play a major role and efforts in this area will be intensified.

FOCUS ON THE QUALITY AND LOYALTY OF HUMAN RESOURCES

TIM pursues a human resource management strategy based on continuous improvements in organizational efficiency with a focus on flat, short, and flexible structures aimed at simplifying and speeding up processes and at the same time maximizing cooperation with the rest of the operation.

TIM is aware that its human resources play a fundamental role. Not only does the Company pursue a recruitment strategy aimed at obtaining top people from the outside, it also implements segmentation criteria designed to identify and manage top performers already working within the Company to capitalize on their skills and experience.

The combination of staff loyalty programs, the human resource development culture, and constant monitoring of the corporate environment can increase the sense of belonging and, in general, stimulate efforts to continuously improve the quality of life.

THE COMPETITIVE SCENARIO IN ITALY

The Italian market consists of six companies with mobile telephone licenses. TIM has licenses for TACS, GSM, and UMTS systems. In addition, Omnitel Vodafone (with GMS and UMTS licenses), Wind (with GSM and UMTS licenses), and Blu (with a GMS license) also operate on

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the market. The other two companies, IPSE 2000 and H3G, have licenses to provide telecommunications services through UMTS technology.

Omnitel Vodafone

This is the number two provider on the Italian market both in terms of market entry date and number of customers. Since April 2000, it has been part of the British group Vodafone (a multi-national operating under its own brand in 25 countries). Vodafone has a 77% stake in Omnitel and Verizon holds the remaining 23%.

As with all mobile phone companies with a consolidated customer base operating in a virtually mature market, Omnitel’s basic strategy is to maintain its customers through the quality of its services, a differentiated marketing strategy, and customer satisfaction.

Wind

This company began mobile service operations in 1999. In 2000 it was among the winners of the bid competition for the assignment of UMTS licenses. In 2001 it merged with Infostrada, Wind’s shareholders are ENEL (the Italian National Electricity Company) with 73% and France Télécom with 27%. The company has announced plans for a stock market listing in 2002, floating around 25% of its shares on the market.

Wind is a fixed-mobile-internet operator. This combination allows the company to offer convergent services through the different access technologies at its disposal. Its initial strategy was designed to acquire a customer base quickly, and the cornerstone of its marketing effort was lower prices. In this way, Wind has successfully built up a consumer base, composed of mainly private users.

Blu

The major shareholders in this company are Società Autostrade with a 32% stake and British Telecom with a 29% stake. The process has begun for a possible sale.

IPSE 2000

The share ownership structure is as follows: Spain’s Telefonica 46%; the remaining 54% is held by several partners including Falck, Goldenegg, Banca di Roma, Atlanet, Sonera, Xera, Edison, and E.Planet, plus other minor shareholders.

H3G

In contrast to IPSE 2000, H3G’s share ownership structure is highly concentrated. Hutchison Whampoa, with a 78% stake, is the majority shareholder, giving it full decision-making powers. Hutchison Whampoa is a multi-national based in Hong Kong. Hutchison has sold all of its equity investments in mobile telephone companies holding GSM licenses in order to pursue a strategy of concentrating solely on companies with licenses to provide third-generation mobile telecommunications, hence the name H3G.

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TIM CUSTOMERS

With more than 50 million SIMCards activated, the Italian market is at the top of the European standings in the industry in terms of terminal distribution. From this already very high base, demand remained rather robust in 2001. The number of TIM customers increased by 11%, reaching the 23.95 million mark. TIM can only be satisfied with this kind of growth.

Nonetheless, there are challenges ahead. The Company must prepare now for the rapidly approaching period when the demand growth curve will tend to flatten. Facing this prospect, it is not enough to merely say that TIM places the customer at the center of attention as part of its value creation strategy. This declaration of principle must be backed by highly selective and attractive content. Customer demand is obviously the focal point of any industrial or commercial business. So more needs to be done. TIM’s first priority is to know and retain its customers. As our everyday experiences teach us, the consumer of the twenty-first century is becoming increasingly informed, aware, and, above all, curious about every new development. In other words, customers are ready to leave their favorite brand and switch to the competition. In this environment, then, the offer of efficient and competitive services is a necessary, but by no means sufficient, condition for competing successfully.

Customers must know TIM, but most of all TIM must know its customers.

Based on these premises, TIM’s consumer strategy in 2001 was entirely focused on increasing the level of information about its customers. This so-called “knowledge” campaign is aimed at offering customized services designed to meet the needs of every single customer.

The results of the Customer Relationship Management (CRM) program have been quite satisfying. The monthly churn rate, designed to measure the pace at which TIM customers switch over to the competition, was only 1.3%.

These achievements, however, do not mean that the Company can rest on its laurels. They simply provide a basis for further improvements. As has already been mentioned, TIM’s customers are the Company’s major asset, and skillfully managing customer relations also depends on managing the cost of winning them over.

Innovation is another constant feature of TIM’s strategy aimed at developing new services for customers, stimulating consumption, and achieving an even higher level of customer loyalty. In a dynamic and competitive market environment, the innovation-driven strategy has allowed TIM to minimize the decline in rates by offering customized rate plans increasingly based on customers’ needs. The cornerstone of these efforts to protect and consolidate profitability in the core business has been continuous innovation aimed at the startup and development of Value-Added Services, accompanied by consumer education campaigns where necessary.

As a result of these actions, TIM has been able to slow down the decline in average revenue per user (ARPU), a measure of profitability per customer.

In 2000, ARPU had declined by 15% as compared to the previous year, while in 2001 it decreased by only 4%, showing substantial stability.

With a view, then, to guard against customer defections, TIM has also adopted innovative organizational and procedural models where attention has been focused on cost controls in an attempt to keep customer retention and care costs below the level of profit generated per customer. The highly differentiated customer segmentation project was activated with this objective in mind. The segmentation criteria take into account the current and potential value of each customer, age, use of

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technology, and the potential to use Value-Added Services, the main building-block for TIM’s future growth.

Selected actions have been aimed at particular market segments; self-employed people for example, with the So-Ho (Small office-Home office) formula.

The combination of these efforts has led to an increase in business volume without adding to cost pressures. TIM has achieved this result by increasing the degree of flexibility of call center employees. In this context, greater use has been made of outsourcing (a 68% increase as compared to 2000) and data processing services.

Equally important has been the increased use of the Interactive Voice Response system, up 35% in 2001.

These trends are reflected in the process efficiency indexes with a strong 40.7% increase in outbound contacts, leading to a jump in the productivity index from 2.7 contacts/hour per employee in 2000 to 3.8.

Finally, the number of inbound calls to the toll-free number 119 also increased a satisfying 13% in 2001.

An even more significant result for TIM’s customer loyalty program has been the 110% growth in CRM contacts, while Customer Care operations contraction has consolidated in the first half of 2001, as resources were channeled to loyalty and retention efforts.

In the second quarter 2001, TIM introduced a “points-for-loyalty” promotion called “Milleuna TIM” to award the Company’s best customers.

This major step-up in operations has been achieved while at the same time costs have decreased as measured by the 5.7% reduction in the number of TIM staff members, as was already pointed out in the first half-year report, in tandem with the increased use of outsourcing and the cut in the number of term-contract employees (down 10% as compared to 2000).

QUALITY

Quality of service is another major pillar of TIM’s strategy. Quality is embedded in the extensive offer of TIM’s services aimed at increasing customer satisfaction and value. TIM constantly monitors its customers’ perception of quality both within single processes and through customer satisfaction surveys. Comparative results are measured through Customer Opinion Surveys (COS) taken on TIM and rivals’ customers by an independent marketing research company.

The good results achieved by TIM in 2001 in terms of customer loyalty are reflected in the Company’s overall customer satisfaction ratio, with a four percentage point increase to 87% as at year-end, while the network quality ratio improved three percentage points to 89%.

Actions taken in the second half 2001 to maintain and extend TIM’s ISO certification of the main business processes were also successful. In particular, TIM was awarded the ISO9001 certificate in recognition of the planning and billing systems for the Company’s mobile telecommunications operations serving companies.

THE SALES NETWORK

As of December 31, 2001, TIM distribution network consisted of 5,166 sales outlets operated by 1,669 brand name dealers, including 840 master dealers.

These operations are flanked by: “corner” stores in shopping malls and supermarkets, and the “Il Telefonino” chain stores, both Company-owned and franchises.

The sales channel also consists of some 100,000 other outlets among tobacco shops, newsstands, gas stations, lottery ticket agents, and banks.

TIM’s strategy in 2001 was to widen the alternative channel consisting of branch windows at Italy’s major banks, offering customers another way of recharging their

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mobiles. The new “Ricarica Tecnologica” (recharging technology) is accessible through POS terminals and will gradually replace prepaid card sales using RicariCard at the more established sales outlets. TIM has dubbed this new service “TIM AUTOMATICA”. It is designed to maintain a high level of customer loyalty in that it allows customers to automatically recharge their mobiles whenever the remaining credit goes below a certain level, with the cost being automatically charged to a bank debit card (Pagobancomat) or a credit card.

In addition, TIM has developed customized products and it has signed new partnership agreements with Italy’s Joint Chiefs of Staff and the railway company Trenitalia. A major effort has also been made to promote the “Il Telefonino” stores.

In the second half of the year TIM introduced the VIP CARD, again designed to maintain customer brand loyalty. The initiative has met with such great success that it will be rolled over into 2002. Finally, TIM has continued to invest in the development of the Internet channel “Il Telefonino on line”, participating with the X-TIM contest in the SMAU trade fair in Milan.

After a trial period in the first half of 2001 the “Shopping TIM” portal “www.shopping.tim.it” aimed exclusively at on-line dealers was opened to the general navigating public. As of December 31, 2001, 176 dealers have signed up for the web hosting service with a total of 100 active sites.

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MARKETING AND SALES STRATEGIES

TIM operates in a highly competitive environment featuring mobile telephone services widely distributed to the consuming public in the face of fierce rivals equally equipped in terms of technology, capital, and human resources. In response to this challenge, TIM has adopted highly innovative marketing and communications policies aimed at conserving the Company’s leadership position and promoting growth. During the course of 2001 TIM constantly focused its attention on market segmentation, increasing its knowledge of its customers, and satisfying their needs. TIM has entirely shifted the focus of the challenge to the technological innovation front where the core of the Company’s operations lies. In this context, TIM achieved two major results in 2001 of which it is justifiably proud. First, the introduction of “LoSai di TIM”, and, second, the release of the GPRS standard for which some 1.2 million terminals were sold in the Christmas season alone. The aim of these initiatives is to maintain TIM’s leadership position and to increase the use of value-added services.

In order to achieve these ambitious objectives, TIM began implementing a three-pronged long-term strategy in 2001:

1.	building relationships with its customers which go beyond loyalty and move into the sphere of TIM’s community through a greater knowledge of the community members’ needs (TIM’s customers);

2.	penetrating the youth segment where the highest growth potential lies in terms of activating new lines and use of Value-Added Services;

3.	deepening penetration in more specific segments such as business customers.

Let us review in detail the operating decisions.

Development of the TIM community has begun through three major actions:

•	the automatic recharge mechanism has been changed by reducing the minimum accumulation amount to be awarded the bonus from 100 minutes to 50 minutes to increase customers’ benefit perception;

•	services formerly reserved only for prepaid customers have now been extended to subscribers: the “Flash TIM” and “Flash TIM 24 ore” featuring the no-charge response (with no affect on the 50-minute bonus) making customers feel they are paying only for conversation time effectively consumed;

•	the new “TIM 3xTe” option has been introduced; now TIM customers belonging to the same community can add two extra numbers (both TIM or one TIM and one Telecom Italia) to the group enjoying discounted rates.

The following initiatives have been taken to penetrate the youth segment:

•	adoption of the “Last Minute di TIM” program, an innovative platform for the promotion of customized products and services based on the already widely accepted bargain price concept, now extended to dynamic and interactive young people. Through the Internet, Last Minute offers constantly new products and services available for a limited time only, usually a few days, at a very low unit price, stimulating customers to be active, constantly updated, and so loyal;

•	introduction of the “Free SMS” option on Flash lines for prepaid customers with a new auto-recharge system based on SMS traffic volume. This option responds to the needs of young people who prefer this type of communication. In December 2001 alone, some 878 million SMS were transmitted on the TIM network, a 131% increase as compared to the same period in the previous year.

During periods of particularly heavy competitive pressures, TIM has been able to introduce various promotional

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packages to the market aimed at increasing consumption. The most successful initiatives have been “CartAmici”, introduced for Valentine’s Day, and “CartAuguri” during the Christmas period. The two initiatives stimulated the activation of around three million prepaid lines alone.

Two major initiatives have been launched to promote the business customer segment, both aimed at satisfying individual business needs:

•	introduction of “AutoRicarica Professional” aimed at the self-employed;

•	the design and development of specific applications as part of many contracted agreements with top names. The most important of these has been TargaSys, consisting of an agreement with the Fiat group service company to offer information services for motorists, integrating onboard satellite navigation capacity with TIM’s mobile network. Other agreements have been signed with: Luiss University of Rome, Bocconi University of Milan, the Municipality of Naples, the Municipality of San Giorgio a Cremano, Banca di Roma, Anas, and Assicurazioni Generali.

The introduction of the GPRS system paved the way for the launch of other highly exclusive initiatives. In fact, all GSM lines are now able to handle GPRS traffic, fast becoming a fundamental service for the professional market, which is aware that TIM is the only provider capable of delivering it.

TIM has been the first provider to market GPRS in Italy, again proving that the Company is at the cutting edge of technology and paving the way for the introduction of the UMTS system, while other new services are already being offered in its wake, thus consolidating its technological leadership. The penetration of the new technology has been accompanied by a very aggressive promotional campaign. For only ITL 25,000 (including VAT) TIM customers were able to navigate at no extra charge in WAP and Internet.

To promote the migration of the youth segment (heavy users of SMS) to the new service, TIM launched a marketing campaign not only offering a special low introductory price, but also offering an option called “SuperSMS”. With SuperSMS, customer can send messages of up to 600 characters directly from the WAP i-TIM portal to all TIM numbers and to all e-mail addresses paying only for the data effectively exchanged.

Again exploring the frontiers of innovation, TIM introduced its M-Services, kicking off the era of multimedia services on GSM and GPRS networks. These services allow customers to use their mobiles to send photographs and images accompanied by written or musical messages and to access a WAP page simply by pressing a button (WAP PUSH). TIM has been the first in Europe to introduce the “PhotoMessage” service, a major step towards the multimedia message service which will be available in 2002 with the new MMS (Mobile Multimedia Services) and in the future with UMTS. PhotoMessage allows customers to take pictures with their mobiles and send them to almost any e-mail address. Thanks to TIM, mobile customers can send a “virtual postcard” in real time to family members and friends, signed and accompanied by a brief text message.

In less than one month after its introduction in November 2001, TIM customers accessed this service 81,000 times and uploaded 23,000 pictures. In yet another instance of TIM’s leadership in innovation, this time in the area of traffic development, in March the Company was the first in the world to introduce a service informing customers of the identity of callers when the cellphone is switched off or not available; this service, provided at no extra cost through a prompt SMS, is known as “LoSai di TIM”.

As part of its international roaming service, TIM gives its customers the possibility of calling from abroad with a simplified rate plan. New schedules have been offered allowing subscribers to use the same rates

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twenty-four hours a day (InEurope) and prepaid customers to charge the cost directly to their remaining credit rather than to a credit card.

PLANS FOR 2002

The interactive service sector is leading TIM towards a change in culture from a simple communications provider almost to a publisher supplying and distributing diverse content and services and in future, with the spread of color-screen and polyphonic music-capable terminals, encouraging the use of MMS (Mobile Multimedia Services), the successor to current M-Services. In this context, TIM’s interactive services will move forward at a faster pace in 2002, including the construction of a vocal portal allowing customers to interact solely and exclusively by voice.

As for the business segment, TIM’s strategy in 2002 will focus on new market-share acquisition tactics, the marketing of new services, data transport via GPRS, and new phone service offers increasingly customized according to consumption patterns. The Company will focus on maintaining a correct balance between defending its large market share, elevating the quality of service offered to its final customers, and ambitious profit targets.

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COMMUNICATION

Communication is another vital strategic area for TIM’s business. In 2001 the focus was on TIM’s image as a technologically advanced and fast-moving company sensitive to its customers’ needs and geared toward value creation for its shareholders. Adopting a communications style featuring transparency, timeliness and consistency, the Company was regularly in touch with the financial community, the market, and the media, and gave particular attention to local newspapers and periodicals.

The advertising strategy promoted an image of freedom, mobility, and adventure aimed particularly at the youth segment and focused on an even more attentive response to customers’ needs.

But TIM’s advertising strategy went even further by bringing its advertising images to reality: during the i-TIM Tour, spot advertisement actors came into direct physical contact with the public.

TIM also pressed on in its commitment to sports. In fact, the Company has always associated its image with high-profile social events capable of bringing together large numbers of people. Continuing along this path, in 2001 TIM was present at the major sporting events, mainly soccer matches, Italy’s national pastime. In fact, since 1998 the Company has sponsored the Premier League Championship and in 2001 it acquired advertising rights for the First Division Championship. Meanwhile “Coppa Italia TIM” changed name to “TIM CUP”.

In addition, TIM successfully embarked on a new and innovative type of advertising with the introduction of TIMspot, a service featuring no-charge reception of information-content SMS preceded by brief advertising spots.

TIM also improved its real-time communications capabilities by renewing the graphics and navigation on its website www.tim.it. The site proved to be a major tool in 2001 for contact with the market, customers, and the financial community. It was further enhanced with e-commerce, mobile commerce, mobile trading, and e-care services with the aim of speeding up data transmission and services connecting the Web and mobile telephony.

The aim of the internal communication policy was to bring the organization’s culture and behavior in line with the overall business strategy and to promote the integrated use of media through the development of multimedia communication and new intranet portals. The Company also developed “.inTIM” a new multi-function, multi-tool intranet, the first step towards the development of a real in-house portal as a useful tool for daily tasks and for improving operational processes management.

TIM’s commitment to better satisfying customer demands is reflected in its regular and fruitful contact with consumer associations. In addition, the Company has intensified its relationship with industry associations (Ancitel, Confindustria, Confapi, etc.) to promote the widest possible use of the interactive services it provides. In this context, TIM also cooperates with the Unione Italiana Ciechi (Italian blindpersons union), developing a pro bono project allowing blind persons to listen to SMS.

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FROM THE NETWORK TO BUSINESS: INVESTMENT, TECHNOLOGY, INNOVATION, NETWORK MANAGEMENT

A CUSTOMER-ORIENTED ORGANIZATION

The increasing level of competition in the mobile telecommunications industry has made technological innovation an indispensable pillar of development strategies and at the same time it forces operators to step up their efforts to develop more economically efficient platforms and infrastructure. In this context, the TIM Network has moved to the center of attention as the Company pursues its business objectives. The TIM organization has become increasingly customer oriented and, in tandem, Network development and operations in 2001 were brought further down this path.

INVESTMENT AND TECHNOLOGY

TIM invested around euro 679 million on the network in 2001, allocated as follows:

•	69% to upgrading and updating hardware and software for the GSM/GPRS network, developing both access and backbone connections;

•	22% to infrastructure maintenance and modernization in accordance with regulatory requirements;

•	9% to the construction of the UMTS network for both access (UTRAN) and the Core Network.

Radio access has come up against increasingly difficult equipment development problems mainly because of environmental impact obstacles. Nonetheless, TIM achieved major infrastructure objectives with the construction of 1,002 new sites.

The number of GSM radio systems increased to 9,576 RBSs (7,488 in the 900 MHz band and 2,088 in the 1800 MHz band) with 585,968 channels (476,144 in the 900 MHz band and 109,824 in the 1800 MHz band). Overall radio coverage on the GSM system widened. In particular, the 1800 MHz GSM coverage expanded from 25.4% to 30.2% of territory and from 65.9% to 71.5% of the population. Coverage now extends to all high-traffic urban areas, improving the quality of the service. The expansion was made possible by a significant 10 MHz increase in band following the assignment of another 5 MHz of frequency by the Communications Ministry in January 2001 and the access made available by Blu in the wake of the roaming agreements. Overall band use was optimized to improve total network efficiency also with a view to accommodating the introduction of GPRS-based services.

TIM finished constructing the General Packet Radio Service (GPRS) infrastructure with the activation of 8 core nodes. GPRS is fully available in those areas covered by GSM, allowing TIM customers to use packet-based technologies without territorial interruptions.

A new MSC/GSM exchange was activated in Catania, Sicily.

The Company put into place the infrastructure for its M-Services, available since the latter part of 2001. It also activated the enabling platforms necessary for the development of 3G services based on the OSA-parlay standard. In addition, testing was done on the basic services for the start-up phase of Mobile Number Portability (originally scheduled for November 30, 2001). Testing will continue throughout 2002 with the service scheduled to be fully available on May 1, 2002.

In the meantime, progress has been made on laying the groundwork for the introduction of UMTS; a technical committee hosted by the Communications Ministry has decided to make available the largest bandwidth possible (10 MHz instead of 9.6 as originally proposed). So, since the beginning of 2002 TIM has had two full-capacity carriers covering all of Italy.

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INNOVATION

TIM has made network innovation an ordinary part of the operating process. This creates value for Customers, the Company, and Shareholders.

TIM continued to play an active role in the major international standards agencies: 3GPP, CEPT/ERC, the GSM Association, and the UMTS Forum.

Many major tests were successfully completed, including highly suitable methods for extending GSM coverage to areas with highly sensitive environmental requirements. These solutions are based on the use of micro- and pico-BTS. They were tested in Genoa with micro-BTS produced by Ericsson integrated into Telecom Italia public telephone booths, while in Venice, Treviso and Trento they were tested with pico-BTS produced by Siemens.

Testing also began on Multimedia Messaging platforms with the aim of making the service available in 2002.

Experimentation with UMTS is essential for its future development in view of the numerous innovative aspects associated with 3G technologies. In fact, parallel trials have begun on two different technologies:

•	an experimental UMTS network has been activated in Padua using NEC/Siemens technology covering the urban area. Successful trials were carried out on several 3G services: voice, videotelephony, circuit data applications at 64 kbit/s and packet data applications at 384 kbit/s, services also featured at the SMAU 2001 trade fair;

•	UMTS experimentation in Rome using Ericsson technology.

Major patents were awarded for:

•	georeferentiation Operating Procedures of radio stations (the APOGEO system), providing an optimal cellular planning process reducing interference for both GSM and UMTS;

•	the Internet–VLR authentication system (i-VLR), allowing users to apply SIM authentication procedures typical of mobile telephony to gain access through other types of networks;

•	the technology to manage phone calls when the recipient is not available (used especially in the “Lo Sai di TIM” service): when the recipients turn their mobile phones back on, they receive an SMS message informing them that they have received a phone call when the mobile was turned off (or outside the coverage area);

•	radiobase stations powered by alternative renewable energy (wind and solar)

NETWORK MANAGEMENT

In 2001 the customer-oriented focus proved to be a key element in the network management process. Customers reported a noticeably higher level of overall satisfaction with the connection quality, confirming the Company’s absolute excellence.

Network management has been oriented toward objectives which TIM will continue to pursue in 2002:

•	cost control with efforts concentrated on cost efficiency and increased levels of optimization, capitalizing on the opportunities offered by the development of new technologies and the maturity of network components;

•	rationalization of the overall network architecture with a view to improving the time-to-market for new services and the overall quality and reliability features of the technology infrastructures;

•	strengthening of network supervisory skills and centralized network control, and improving operating efficiency (for example, remote software downloading). The new Network Management Center has been operating since July, 2001. Using the most advanced systems available, the NMC integrates network platform control at the national level.

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HUMAN RESOURCES

The number of TIM staff increased by 840 persons net of departures in 2001, bringing the total number of employees to 9,792, a 1.64% increase from 9,634 in 2000. 91% of the new hires were recruited externally, while the remaining 9% were taken from within the Group.

The latest hires represent a cross-section of TIM’s already existing human resources profile. Women account for 45% of staff, college graduates 19.27%, and high school graduates 79.31%. The average employee age is 33 years, the average for managers is 44.9 years, and average seniority at TIM is 4.3 years.

These figures show that the Company continues to attract and recruit young and qualified people. This is not a haphazard development since in the transition from an industrial to a digital economy the quality of employees becomes a key success factor. At this stage, selecting the best employees is not left to chance but rather it has become part of TIM’s strategic decision-making process in a fiercely competitive and technologically sophisticated environment.

The widespread assumption that human resources are the real asset of a Company is both abstract and without any definite content. This is an unavoidable challenge for a company like TIM, a specialized provider of interpersonal communications, information, and knowledge. While this definition of TIM’s business does capture the essence of the Company operations, it is still not immediately perceived among the consuming public. Yet the distinction will become clearer with the spread of the new products and services made available with advanced technologies such as GPRS and especially UMTS. Information and knowledge are not assets which can be reproduced through traditional industrial processes designed to manufacture material goods. It is in this sense that the approach to problem-solving is radically changing and we now conceive of human capital not as a cost center, but as a source of highly professional investment resources.

At TIM the product is conceived of as listening to customers and responding to

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their needs. Customization is the central focus and product efficiency is increasingly built in at every stage of the process. This is why the staff breakdown (see pie chart below) shows an increase in the percentage of human resources dedicated to customer care against a decrease in those dedicated to staff functions.

There is a two-way link between customer and employee satisfaction. Though our Company’s history is relatively brief, it has a deeply rooted culture of creating a positive image and reputation because of its ability to satisfy customers and gain their trust over the long-term. On this solid basis TIM has made an effort to link staff compensation to long-term performance. The stock option plan, discussed in detail below, is certainly a major, but not the only, aspect of TIM’s policy to make the most of its human resources. In fact, negotiations have begun to revise the terms of the National Collective Labor Agreement to adapt it to the Company’s innovative needs. At the same time, a collective company contract has been signed, containing a Results Award clause for the 2002-2005 period linking the variable portion of employees’ compensation to more ambitious Company result targets than in the past.

In short, TIM’s human resource management plays an essential role in creating an environment in which employee and customer satisfaction go hand in hand.

Several changes were made to the organizational structure in the second half 2001 with the aim of coordinating policy implementation at the Telecom Italia group level, including the achievement of the best possible results in each Professional category

The most important organizational changes were as follows:

1.	an Investor Relations function has been established, responding directly to the CEO, with the task of coordinating and improving the management of Company relations with the national and international financial communities, in accordance with Group policies;

2.	advertising operations now respond directly to the CEO to optimize at the Group level management of advertising campaigns, sponsorships, and events to maximize negotiating leverage when purchasing advertising space;

3.	reorganization of the Internal Auditing and Company Secretary functions as well as of the Legal Affairs function, conferring internal auditing operations to Telecom Italia and establishing a single Legal and Company Affairs function with a view to rationalizing processes and improving operating efficiency;

4.	reorganization of the Communications function, conferring Press Office operations to Telecom Italia and setting up an Information and Relation Development function with the task of managing internal communication, relations with associations, with consumers, and with Company publishing operations;

5.	reorganization of the Finance & Control department’s Finance and Treasury function, conferring Structured and Subsidized Finance operations to Telecom Italia and renaming the function “Commercial Finance and Credit”.

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REGULATORY FRAMEWORK

In 2001, the major changes to the regulatory framework affecting TIM are summarized in the following paragraphs.

UMTS

On January 10, 2001, the Communications Guarantee Regulator with Ruling no. 5/01/Cons formally issued licenses for the marketing of new third-generation UMTS services to the five winners of the bid competition. TIM, which was awarded a license at the lowest price (around ITL 4,680 billion) is now licensed to offer the new-generation services to the public as of January 1, 2002.

During 2001, TIM received authorization to make trial runs for the UMTS service, initially limited to the TIM company headquarters in Via Faustiniana in Rome and later, beginning in November 21, 2001, in the cities of Rome, Milan (in geographic sharing with H3G), and Padua.

TRANSFORMATION OF CONCESSIONS AND CONVENTIONS INTO LICENSES

In accordance with laws implementing EU directives in the telecommunications sector (Presidential Decree 318/97), in March 2001, the Communications Guarantee Regulator ordered the transformation of concessions previously granted into individual licenses, with Ruling no. 126/01/Cons of March 14, 2001: “Individual license for providing analog TACS mobile communications services to the public, for providing personal remote notification mobile services to the public, and for the installation of the relative networks in Italy”; and, with Ruling no. 127/01/Cons of March 14, 2001: “Individual license for providing number-based GSM mobile communications services to the public and the installation of the relative network in Italy”.

RELEASE OF VOICE TELEPHONE SERVICE LICENSE

On February 7, 2001, the Communications Guarantee Regulator issued TIM a license for providing vocal telephone services in Italy (Ruling no. 77/01/Cons). At the same time, the Company was assigned a carrier selection code, number 1038.

LICENSE EXPIRATION DATES

On December 13, 2001, the Council of Ministers approved the regulatory framework proposed by the Communications Minister Gasparri, extending the duration of individual licenses in the telecommunications sector from fifteen years to twenty years. This gives all industry companies more time to operate in view of the constant growth in the mobile services market and the increased level of competition which has resulted.

The framework is still being formalized but the Communications Guarantee Regulator has already expressed a favorable opinion of it. On the basis of the government’s ruling, TIM’s TACS, GSM, UMTS and vocal telephony licenses will be extended to twenty years.

FREQUENCIES

On January 1, 2001, the Communications Guarantee Regulator, with Ruling no. 895/00/Cons, assigned TIM an additional 5 MHz dedicated to providing mobile communications services in the 1800 band following the liberation of 15 MHz (1740-1755 and 1835-1859) on the same date, earlier than previously scheduled.

The frequencies were assigned on a provisional basis on the express request of the high-traffic carriers (TIM and Omnitel) whose frequency needs were particularly urgent.

2001 ANNUAL REPORT	28

In June 2001, the Regulator initiated procedures for a review of the frequency assignment plan. At any rate, the Regulator is expected to reconfirm the availability of the same frequencies already assigned to TIM and Omnitel Vodafone.

As part of these procedures, TIM has informed the Regulator that the current assignment does not satisfy the overall frequency need in view of the development and commercial distribution of WAP/GPRS services as well as the demand for national roaming by the newly entered carriers which were assigned UMTS licenses.

Then, on December 21, 2001, in anticipation of the Regulator’s ruling on the 900 and 1800 frequency band assignment criteria, the Communications Ministry extended to December 31, 2002 TIM’s right to use the additional 5 MHz for providing 1800 band radio communication services initially valid until December 31, 2001.

NUMBER PORTABILITY FOR MOBILE COMMUNICATIONS PROVIDERS

With Ruling 12/01/CIR of June 7, 2001, the Regulator has set the schedule and technical specifications for the introduction of number portability among mobile networks. After an initial experimental stage, Mobile Number Portability (MNP) will have to be introduced by May 1, 2002, with direct routing for calls originating from mobile networks and onward routing for calls originating from fixed networks and abroad.

The Regulator set up a committee to monitor the correct implementation of MNP. TIM, along with the other carriers, participates at the hearings.

Then, on August 7, 2001, with Ruling no. 19/01/CIR, the Regulator set the specifications for delivering the service. TIM has acted to implement the Regulator’s rulings both in the experimentation phase (March-April 2002) and once fully operational, while at the same time requesting a formal guarantee that all mobile service providers will implement the service simultaneously and under equal conditions.

TIM has also taken internal action to fulfill its regulatory obligations incumbent on all providers not only in their capacity as Donors (a provider is a donor when it loses customers due to migration to another network, bringing their numbers with them), but also as Recipients (a provider is a recipient when it acquires new customers from other providers, bringing their numbers with them). TIM plans on performing these roles using technical and commercial procedures designed for the purpose.

In addition, TIM has proposed to the Regulator and the other mobile communications carriers that the MNP implementation agreements should contain a clause for a reasonable and reciprocal compensation among companies for the service provided for each number migrated, taking also into account the structural cost of introducing the MNP service itself.

THE NEW NATIONAL NUMERATION PLAN

Communications Guarantee Regulator’s Ruling 6/00/CIR of June 8, 2000 introduced the new national numeration plan organized on a service basis (each set of ten numbers designates a service).

The start-up phase was completed by year-end 2001. The selection rules for mobile communication services in particular were definitively modified as of June 30, 2001; customers no longer dial zero at the beginning when calling mobile phones and, as of September 30, 2001, internal network services are accessed by dialing 4 first (for example, the answering service number was modified from 919 to 4919).

FIXED-MOBILE

Two times in 2001 TIM lowered termination rates for traffic originating on fixed networks. Initially, termination rates were 415 ITL/minute (0.2143 €/m) during peak hours and 250 ITL/m (0.1291 €/m) during off-peak hours. Later the rates were reduced to 400 ITL/m (0.2066 €/m) during peak hours and 250 ITL/m (0.1291 €/m) during off-peak hours. In this way TIM responded to

2001 ANNUAL REPORT	29

market demand while at the same time protecting its regulatory position, with a view to self-regulation, and keeping in line with the European average.

The mobile termination market in Italy has been maturing both as a result of the increasing level of competition and the movement toward self-regulation. As this process unfolds, TIM has expressed to the Communications Guarantee Regulator its conviction that there is no need for the authorities to intervene to reduce rates as the Regulator continues, anyway, its surveillance and monitoring of fixed-mobile traffic rate levels.

At year-end the Communications Guarantee Regulator issued two rulings, no. 485/01/Cons laying down regulatory accounting guidelines for notified providers, and no. 486/01/Cons establishing public consultations on the introduction of maximum termination price planning mechanisms applied by notified mobile communications providers. These two mechanisms seem to be in themselves more effective maximum price control tools than direct intervention on rate levels.

Finally, during the course of 2001, several alternative fixed network carriers (including Albacom, Infostrada, Tele2, MCI Worldcom, and Fastweb) initiated a procedure against TIM concerning interconnection between fixed and mobile networks; the Regulator dismissed the procedure stating that TIM respected the maximum termination value fixed with Ruling no. 338/99 on its mobile networks for traffic originating from fixed networks.

SIGNIFICANT MARKET STRENGTH AND COST ACCOUNTING SYSTEMS

In the wake of Communications Guarantee Regulator’s Ruling 340/00/Cons, the procedure has continued for determining methods for the analysis and verification of costs sustained by mobile communications providers notified with Ruling no. 197/99 (for the financial year 1999) in view of their significant termination market strength. With Ruling no. 340/00/Cons, the Regulator established a joint working group including TIM and Omnitel Vodafone. As part of this activity, TIM drew up a historical cost accounting system for the financial year 1999.

At year-end 2001, with Ruling no. 485/01/Cons, the Regulator established another working group, consisting of the Regulator itself, TIM and Omnitel Vodafone, to expedite the implementation of current cost methods initially and then an incremental cost method for the long-term.

During the course of 2001, the Communications Guarantee Regulator began a procedure to identify operators with significant market strength based on 2000 data. As of year-end 2001, the procedure has not yet been concluded.

SMS

Telecom Italia and Italy’s mobile communications carriers have signed all the necessary agreements for mutual recognition of compensation for SMS traffic between their respective customers, the so-called SMS Interworking agreements.

ROAMING WITH WIND AND BLU

Pursuant to the Council of Ministers Provision of April 4, 1998, and Communications Guarantee Regulator’s Ruling no. 69/99 of June 9, 1999, TIM is required to offer national roaming to Wind and Blu at rates based on cost for a period of 18 months.

In 2001 TIM provided roaming services to Wind at market rates until June 5, 2001 when the offer to provide the service expired.

A national roaming agreement was signed with Blu in July 2000. The agreement calls for the sharing of 5 MHz of Blu frequencies, valid until December 31, 2004.

Also in July 2001, TIM and Blu reached a roaming agreement for GPRS based on market conditions.

2001 ANNUAL REPORT	30

RELATIONS WITH THE NEW UMTS ENTRANTS

Pursuant to Regulator’s Ruling no. 388/00/Cons, H3G and IPSE, as newly entering UMTS providers on the mobile communications market, are granted a series of rights including roaming on second generation networks and the sharing of plants and sites at rates based on cost. In September 2001, H3G contested the price offered by TIM for the roaming service and initiated a proceeding before the Communication Guarantee Regulator. The dispute ended with an agreement between the companies. Later, the respective Managing Directors signed roaming agreements for second-generation GSM services, interconnection and site sharing. In July 2001, an interconnection agreement was signed with IPSE.

NETWORK SHARING

In 2001, TIM has begun negotiating a network sharing agreement with IPSE and H3G based on market conditions.

However, despite the recent Italian and EU laws and Regulator’s rulings on the matter, the new entrants seem oriented towards constructing their own networks.

ELECTROMAGNETISM

As is known, Italy’s law on electromagnetism (Ministerial Decree no. 38/1998) is the most severe in the world, imposing much more rigid limits (up to 50 times) than those set by the major countries, based on the “maximum caution” principles laid down by the World Health Organization.

TIM is at the cutting edge of adopting technologies designed to minimize electromagnetic emissions and maximize the quality of service. TIM finances the best research in the world, producing impartial and scientific results.

On March 22, 2001, the “Framework Law for protection against exposure to electrical, magnetic, and electromagnetic fields” (Law no. 36 of 2001) came into force. While the actual setting of the emission limits, threshold values and quality targets for all sources of electromagnetic wave emissions awaits follow-up legislation, this law for the time being confirms Ministerial Decree no. 381/98 – TIM’s installations are totally in compliance with the emissions limits set in this decree.

Nevertheless, during the course of 2001, several regional, provincial and municipal governments established even tighter limits than those set in Ministerial Decree 381/98 or in some cases imposed minimum distances between mobile telephone installations and residences. State bodies charged with control over local governments (the Council of Ministers in particular) have been notified of these provisions, which in some cases have been the subject of proceedings before the various Regional Administrative Tribunals (TAR) according to territorial jurisdiction.

As a result of these actions, in more than one case these provisions have been declared illegitimate and the exclusive jurisdiction of the central government (and not regional or local governments) in setting emission limits has been upheld. However, it should be pointed out that, pursuant to Constitutional law no. 3 of October 18, 2001, the regional governments have acquired greater autonomy, allowing them to legislate in these areas and are no longer subject to preventive control by the central government commissioner.

This constitutional law is creating significant difficulties for all mobile communications carriers: on the one hand new legal frameworks differing from region to region are being put into place, often not in conformity with the general principles set in the central government’s framework; on the other hand this framework remains the only means of appeal to the Constitutional Court to decide on matters regarding control of legitimacy and the resolution of jurisdictional disputes ruled upon by the Regulatory Authority.

2001 ANNUAL REPORT	31

LITIGATION

UMTS

A proceeding (no. I/445) had been initiated before the Competition and Market Guarantee Regulator against TIM, Omnitel, Wind, Andala (now H3G), IPSE, and Blu, alleging an agreement among them concerning procedures for the UMTS license bid competition. On June 27, 2001, the Regulator issued a favorable ruling, stating that the participants in the UMTS bid competition did not violate any antitrust regulations, and specifically they did not engage in any behavior violating the prohibition against agreements restraining competition (pursuant to art. 2 of law 287/90) in the market for the acquisition of third-generation mobile service licenses. In addition, several consumer and environmental associations as well as some consortia excluded from the bid competition lodged appeals with the Council of State which has already ruled on the major ones: its decisions uphold those made in the first instance by the TAR of Lazio. Decisions on the remaining appeals are expected during the year 2002.

CONTRIBUTION PURSUANT TO LAW 448/98

In 2000, the Italian government published in its Gazzetta Ufficiale the decree of March 21, 2000 which, pursuant to art. 20 of law 448/98, set the terms and conditions for payment to the government of this contribution: 3% of 1999 turnover to be paid in 2000, 2.7% of 2000 turnover to be paid in 2001, and successively lower each year until reaching 1.5% in 2003.

In the decree, the government defined turnover as the company’s business volume as defined in art. 20 of Presidential Decree no. 663/72. In addition, the decree requires an advance deposit on this contribution, to be paid by December 15 of each year, and the balance to be paid within thirty days after the financial statements for the year are approved.

TIM lodged an appeal before the TAR of Lazio against the Decree of March 21, 2000 cited above, claiming that it is illegitimate:

a)	with reference to art. 20 of law 448/98 in that it contrasts with EU legislation in this area, specifically EU Directive 97/13;

b)	because the determination of the tax base for the contribution contains no adjustment mechanism to avoid double payments by the several carriers for business volume generated by interconnection traffic among them.

The TAR of Lazio had already issued a ruling on a preliminary question submitted by the government claiming the appeal was inadmissible; the TAR has furthermore incorporated this ruling, together with the appeals presented on the same question by the major TLC companies, in its decision-making and will issue a final ruling. The first hearing was held on January 23, 2002.

REIMBURSEMENT OF ANTITRUST AUTHORITY PENALTY ON FIXED-MOBILE

With sentence 1699/01, the Council of State sustained TIM’s appeal against the decision no. 4504 issued by the TAR of Lazio on May 31, 2000. In effect, the sentence annulled the heaviest of the three penalties inflicted on the Company by the Antitrust Authority on September 28, 1999, amounting to around ITL 62.5 billion, for alleged collusion between TIM and Omnitel in 1998 aimed at fixing identical fixed-mobile rates.

However, the Council of State upheld the lesser penalties imposed in the same Antitrust Authority provision of September 28, 1999 (points b and c), amounting to a combined total of around ITL 38 billion.

However, despite the Antitrust Authority’s authorization, the government has still

2001 ANNUAL REPORT	32

not reimbursed the sum unduly paid. As a result, the Company has lodged a motion before the Council of State seeking to force the government to effect the reimbursement and, in case of failure to act, the nomination of a Commissioner ad acta. A hearing to discuss the motion has been set for March 19, 2002.

APPEAL AGAINST DEFENSE MINISTRY CHARGES FOR 900 FREQUENCY BAND RELEASE

The Defense and Communications Ministries in 2001 issued rulings determining the charges for the release of the 900 frequency band, making TIM liable for the bulk of them in its capacity as a TACS service license holder. However, the release of this frequency band was allocated for the expansion of GSM services and, as such, the charges should have been distributed among all the GSM service providers benefiting from it.

TIM considers the Ministry rulings illegitimate since they are based on an incorrect interpretation of Ministerial Decree 113/98 governing this matter and an appeal has been lodged before the TAR of Lazio, requesting that the rulings be annulled.

MISLEADING ADVERTISING

Six proceedings of misleading advertising against TIM were concluded in 2001 before the Competition and Market Guarantee Regulator. Five of these proceedings were upheld and one ended with a partially favorable decision. None of the proceedings led to monetary damages against the Company. One misleading advertising proceeding is still pending and it should be concluded in the early part of April 2002.

2001 ANNUAL REPORT	33

THE TIM GROUP ON THE STOCK MARKET

The performance of the TIM share in 2001 to a large extent reflected the general stock market performance and that of the telephone sector. Price movements on the major stock markets were dominated by the uncertainties surrounding the business cycle in the United States, exacerbated by the terrorist attacks of September 11, and the impact on the growth path of the European economies: price movements were volatile and heavily on the downside (Mib 30 down 26%, DJ Stoxx down 17%, FTSE down 16%, Nasdaq Composite down 20%, DJ Industrial Average down 6%, and the Nikkei down 23%).

Telephone stocks were the hardest hit among sectors in Europe, declining 30.4%.

The negative market sentiment which so heavily weighed on European telephone stocks was attributable to:

1.	the high level of indebtedness assumed following the high prices paid for UMTS licenses and the difficulties in reducing it;

2.	the failure of data services to take off, GPRS in particular, due to delays in the marketing of the new generation terminals;

3.	the downward revision to economic growth forecasts in view of the deterioration in the global macroeconomic scenario;

4.	the change in the weighting system in the MSCI international indexes now based on floating shares; in part already expected by the market, this change had an impact especially on the European Telecoms sector because of the high percentage of State share ownership (especially in France and Germany) and the tight relationships between Telecoms companies, in light of their respective controlling interests.

Though the value of the TIM share declined 26.3% in 2001, it nevertheless outperformed the benchmark index for the sector, the Dow Jones Stoxx Telecoms which dropped 30.4% on the year; meanwhile TIM’s performance was in line with that of its main competitors such as Vodafone (down 26.9%) and Telefonica Moviles (down 25.8%). In addition, TIM was once again the most liquid share on the Italian market, with an average daily trading volume of 46 million shares.

2001 ANNUAL REPORT	34

TIM Ord.

TIM Sav.

The following table shows the share price performance of the TIM Group’s main foreign equity investments.

Stet Hellas

2001 ANNUAL REPORT	35

Tele Nordeste Celular and Tele Celular Sul

Tele Nordeste Celular Ord.

Tele Celular Sul Ord.

2001 ANNUAL REPORT	36

OTHER TIM GROUP COMPANIES

In 2001, the TIM Group foreign companies operated in a difficult economic environment, especially in Brazil and Turkey where currency crises exacerbated the general economic slowdown affecting the performance of the telecommunications market as a whole. In addition, both the Brazilian and Turkish markets featured a very high level of competition, making the operating environments there even more challenging.

In this context, TIM continued to acquire equity investments and to reorganize the group structure, with a focus on managing and promoting development of operating companies, as detailed below, and simplification of the corporate structure.

In late November, the Group company Bitel (a holding company whose equity investments include Tele Nordeste Celular, Tele Celular Sul, and a 37.97% stake in the total share capital of Maxitel) was conferred from SMH to TIM Brasil.

TIM Brasil is now the direct or indirect Parent Company of all the Brazilian subsidiaries, with the exception of Maxitel in which TIM International still holds a 58.70% stake.

In late December, TIM International B.V. was merged into SMH N.V. which in turn changed name to TIM International N.V.

TIM International N.V. now holds directly or indirectly the entire foreign equity investment portfolio.

2001 ANNUAL REPORT	37

THE TIM GROUP’S CORPORATE STRUCTURE(1)

(1)	The share ownership percentage refers to ordinary shares.

(*)	The ownership percentage refers to ordinary shares. The ownership percentage of total share capital is 96.67% for Maxitel, 19.37% for TCS and 19.38% for TNC.

2001 ANNUAL REPORT	38

Number of the TIM Group foreign lines

The multi-year growth trend in the customer base continued at a brisk pace in 2001. By year-end the number of foreign lines attributable to the TIM Group reached 26.7 million, a 38% increase as compared to 2000, including around 8 million in terms of proportionate lines, up 39% from the previous year. Taking into account also the other Telecom Italia companies with mobile telephone operations, the total number of lines reached 32 million, including over 9.8 million proportionate lines.

(*)	Proportionate lines holding stakes in the T.I. Group.

The TIM Group foreign lines development

The ratio of foreign lines to Italian lines improved from 89.7% as of year-end 2000 to 111.7% as of year-end 2001.

Taking into account the other Telecom Italia companies with mobile telephone operations, the ratio of foreign lines to Italian lines is 134%.

Geographic breakdown of the TIM Group foreign lines as of 12.31.2001

In terms of the geographic breakdown of the TIM Group foreign lines, as of 12/31/2001 Europe accounted for 79.8% of the total, while South America contributed 20.2%, with Brazil alone accounting for 17%.

Geographic breakdown of the TIM Group proportionate lines as of 12.31.2001(*)

In terms of proportionate lines, Europe accounted for around ten percentage points less in favor of South America, where Brazil alone contributed 22.8%.

(*)	Proportionate lines holding stakes in the T.I. Group.

2001 ANNUAL REPORT	39

BREAKDOWN BY GEOGRAPHICAL AREAS

The TIM Group operates exclusively in the mobile telephone industry. The Parent Company, its subsidiaries and affiliates are present in Italy, in the rest of Europe and in South America. The main data for the TIM Group by geographical area are shown in the following table.

				South America
(euro/millions)		Italy	Europe (*)	Operating companies	Start-up companies	Sub total	Sub Holding and eliminations	Consolidated total
Revenues	Financial year 2001	8,357	523	839	569	10,288	(38)	10,250
	Financial year 2000 (pro forma)	7,929	526	975	0	9,430	(12)	9,418

Gross operating profit	Financial year 2001	4,231	188	377	24	4,820	(60)	4,760
	Financial year 2000 (pro forma)	3,845	156	452	(11)	4,442	5	4,447

Operating income	Financial year 2001	3,235	89	190	(153)	3,361	(225)	3,136
	Financial year 2000 (pro forma)	2,862	76	193	(19)	3,112	(124)	2,988

Investment	Financial year 2001	4,182	0	61	1,346	5,589	(435)	5,154

Personnel (no.)	Financial year 2001	9,792	1,247	2,370	3,089	16,498	223	16,721
	Financial year 2000 (pro forma)	9,634	1,203	2,468	1,949	15,254	3	15,257

(*)	Except Italy.

2001 ANNUAL REPORT	40

BRAZIL AND SOUTH AMERICA1

As of year-end 2001 the number of lines in South America reached around 55 million with a penetration index of 16%. In detail, Brazil was once again the top market with over 28 million lines, followed by Argentina with around 7 million lines and Venezuela with 6.7 million lines. Chile and Venezuela have the highest penetration rates at 29% and 27% respectively.

(1)	Source: Company estimates.

South American market as of 12.31.2001

BRAZIL - SUBSIDIARIES INCLUDED IN THE SCOPE OF CONSOLIDATION AS OF DECEMBER 31, 2001:

TELE NORDESTE CELULAR PARTICIPAÇOES

The TIM Group equity investment:

19.38% (total shares) 51.24% (ordinary shares)

The company operates in Brazil’s Region 10 including the states of Piaui, Ceará, Paraíba, Pernambuco, Alagoas and Rio Grande do Norte. The number of lines in this region is around 2.7 million with a penetration index of 10.3%. Tele Nordeste Celular has reached 1.8 million lines, a 16% increase over the previous year, maintaining its market share leadership at around 65%.

In 2001, Tele Nordeste Celular pursued the objective of consolidating its position as the top cellular phone operator in the states where it operates and of increasing profitability.

The company continues to focus on the high-revenue customer segment, introducing the TIM Business brand to the market with the slogan “always the best solutions”, exclusive rates for companies (including the offer of international roaming services), and a dedicated organization providing communication solutions to this important segment.

2001 ANNUAL REPORT	41

In September, the company launched an initiative to provide incentives for prepaid customers with little or no remaining credit to recharge and, in the fourth quarter 2001, new packages were offered to the prepaid and youth segments.

The company continued to rationalize its distribution network, replacing several direct stores with more flexible sales channels, including newsstands, pharmacies, supermarkets, technical assistance stores and photography stores, with a view also to containing costs.

So the Marketing and Sales strategy focused on consolidating market share, strengthening customer loyalty and retention programs in the high-revenue segments, developing new services and rate plans, and communicating an excellent level of network coverage.

ECONOMICS

		Financial year 2001	Financial year 2000	Change		Financial year 2001 (euro/ millions)
(reais/millions)				absolute	%
Revenues		876	890	(14)	(1.6)	416
Gross operating profit		416	428	(12)	(2.8)	198
Gop / Revenues	%	47.5	48.1	(0.5)	—	47.5
Operating income		215	199	16	8.0	102
Net income (Loss) attributable to TNC		46	25	21	84.0	22
Shareholders’ equity		745	680	65	9.6	364
Investment		141	194	(53)	(27.3)	69
Personnel	n.	1,192	1,298	(106)	(8.2)	1.192
average annual exchange rate		0.4755
year-end exchange rate		0.4889

In 2001 revenues amounted to 876 million Brazilian reais, only a slight decline as compared to 2000 in view of the difficult economic conditions in Brazil leading to an overall drop in consumption. GOP amounted to 416 million reais with the ratio to revenues remaining mostly unchanged from the previous year.

Net income attributable to the Parent Company reached 46 million reais, a sharp 84% increase as compared to 2000 as Tele Nordeste Celular successfully implemented its program to rationalize processes and improve efficiency, significantly reduce non-performing receivables, and optimizing its financial management. Net financial indebtedness as at December 31, 2001 amounted to 176 million reais, an around 50% decrease from 343 million reais a year earlier.

TELE CELULAR SUL

The TIM Group equity investment:

19.37% (total shares) 51.35% (ordinary shares)

At year-end 2001, the number of lines in Brazil’s Region 5 (Tele Celular Sul’s area of operation consisting of the States of Paraná, Santa Caterina and the city of Pelotas) reached 2.5 million with a 16.2% penetration index. Tele Celular Sul reached 1.6 million lines, a 13% increase over 2000, with a market share of 65.4%.

The commercial success achieved by Tele Celular Sul is mainly attributable to the inflow of prepaid service customers. Meanwhile the performance of the subscribers segment throughout 2001 reflected the step up in competition, featuring aggressive promotions launched by the competition largely based on subsidizing the purchase of terminals.

2001 ANNUAL REPORT	42

For its part, Tele Celular Sul focused on customer retention and loyalty among high-revenue customers with the aim of sharpening its competitive edge in the business segment through the offer of Intelligence Network services, improvements in quality, and an increase in coverage in the most strategic areas in terms of traffic flows.

The most important initiative in the business segment was the introduction of the TIM Business Brand and the formation of a special sales unit complete with a dedicated Customer Relation Center and an exclusive website.

In the fourth quarter, Tele Celular Sul promoted new offers for the prepaid segment and in particular for the youth segment.

The new offers were supported by a communications campaign focusing on quality of service and, in particular, on achieving greater satisfaction from Customer Care and network quality and coverage.

Overall, the company consolidated its position in 2001 pursuing a strategy of greater market segmentation, expanding the range of products and services with options differentiated according to the various customer demands, and a focus on innovation backed by the introduction and spread of the Value-Added Services developed and offered by TIMNet, a TIM Group company whose mission is the development and management of a centralized VAS platform in South America.

ECONOMICS

		Financial year 2001	Financial year 2000	Change		Financial year 2001 (euro/ millions)
(reais/millions)				absolute	%
Revenues		889	750	139	18.5	423
Gross operating profit		376	333	43	12.9	179
Gop / Revenues	%	42.3	44.4	(2.1)	—	42.3
Operating income		185	125	60	48.0	88
Net income (Loss) attributable to TCS		50	14	36	257.1	24
Shareholders’ equity		965	917	48	5.2	472
Investment		158	205	(47)	(22.9)	77
Personnel	n.	1,178	1,170	8	0.7
average annual exchange rate		0.4755
year-end exchange rate		0.4889

In terms of income performance, Tele Celular Sul generated 889 million reais in revenues, an 18.5% increase over 2000. GOP amounted to 376 million reais, a 13% increase as compared to the previous year.

The net income attributable to the Parent Company reached 50 million reais, over three and a half times higher than in 2000 (14 million reais). As has been the case with other TIM Group companies in Brazil, the improvement in Tele Celular Sul’s income performance in 2001 reflects the results of policies aimed at consolidating the strategic position, rationalizing and optimizing processes, and strengthening the capital base.

Net financial indebtedness as at December 31, 2001, amounted to 193 million reais, a 26% decrease from 262 million reais a year earlier, with an improvement in the ratio between short-term borrowings and medium/long-term debt.

2001 ANNUAL REPORT	43

BRAZIL – START-UP COMPANIES

MAXITEL

The TIM Group equity investment:

96.67% (total capital) 90.00% (ordinary capital)

Maxitel operates in the States of Regions 4 and 9 (the States of Minas Gerais, Bahia and Sergipe). The total number of lines in these regions reached 3.7 million with a penetration index of 11%.

In this context, Maxitel has around 1.2 million lines, a 25% increase over year-end 2000, corresponding to a 33% market share.

Maxitel’s strategic focus in 2001 was on the acquisition of high-profile customers, offering companies new cheaper rate plans. In Region 4 (Minas Gerais) and later in Region 9 (Bahia and Sergipe), the company introduced the new Post Pago portfolio service featuring a more innovative offer with new bundled plans.

In response to the competition posed by the other two providers operating in this market, Maxitel has undertaken many initiatives aimed at strengthening its customer loyalty and retention programs. The company has also reorganized its distribution network with the closure of several low-productivity sales outlets and a new customer selection system. In addition, new customer quality control and selection filter systems and procedures have been upgraded.

ECONOMICS

		Financial year 2001	Financial year 2000	Change		Financial year 2001 (euro/ millions)
(reais/millions)				absolute	%
Revenues		582	484	98	20.2	277
Gross operating profit		181	83	98	118.1	86
Gop / Revenues	%	31.1	17.2	13.9	—	31.1
Operating income		(44)	(125)	81	(64.8)	(21)
Net income (Loss)		(488)	(641)	153	23.9	(232)
Shareholders’ equity		28	(23)	51	(221.7)	14
Investment		196	236	(40)	(16.9)	96
Personnel	n.	1,120	1,229	(109)	(8.9)
average annual exchange rate		0.4755
year-end exchange rate		0.4889

Maxitel’s marketing efforts in 2001 led to a 20% increase in turnover to 582 million reais. GOP amounted to 181 million reais, a 118% increase from 83 million reais in 2000, lifting the ratio to revenues to 31%. These are rather impressive results after just over two years of operations.

The bottom line result for the year was a 488 million reais loss, 24% less than the 641 million reais loss in 2000. The company is still burdened with financial expenses, up from 378 million reais in 2000 to 395 million reais. Its financial structure has not yet been optimized and a portion of the debt is nominated in US dollars, leading to losses following the around 20% devaluation in the dollar/real exchange rate in 2001.

TIM is developing a capital restructuring program designed to provide better balance in the sources of financing, leading to higher profitability for Maxitel.

2001 ANNUAL REPORT	44

Net financial indebtedness as at December 31, 2001, amounted to 1,612 million reais, 7% less than 1,741 million reais at year-end 2000. The risk reserve includes a conservative provision to cover an ongoing dispute with Anatel (the local communications Regulator) concerning an additional amount it claims for the acquisition of concessions in Regions 4 and 9.

TIMNet.com

The TIM Group equity investment: 100%

This company was formed in June 2000 with the mission of offering access to wireless value-added services (W-VAS) through WAP, SMS, WEB and Voice Gateway to the existing TIM providers in Brazil (Tele Celular Sul, TeleNordeste Celular, and Maxitel).

TIMNet.com became fully operational in 2001 with a focus on expanding its wireless portal, extending even outside of Brazil, and introducing innovative products for customers of all Telecom Italia group companies in South America. In this way TIMNet.com is laying the foundations to become the top wireless application service provider (W-ASP) on the continent.

During 2001 the portal was operational in Peru, Venezuela and Bolivia, maintaining the same image and position regardless of country, while at same time allowing providers the necessary flexibility to satisfy local needs.

TIMNet.com developed and integrated the services onto a single platform with a common customer database to allow for better interaction among different products and better information management for marketing purposes.

Major strategic agreements were signed in 2001 with South America’s top media companies: Globo group, Abril MTV group, El Comercio, and El Area. These content-providers will develop a portfolio of applications for the consumer and corporate markets.

The services achieving the best success so far have been infoservices, sounds and pictures, and chat (“Blah!”). The latter is the first real pan-regional service introduced by TIMNet.com in 2001. With “Blah!”, customers in Brazil, Peru, Venezuela, and Bolivia can exchange SMS and speak to one another.

“Blah!” attracted more than 90,000 customers in only three months of operations. At year-end 2001, TIMNet.com reported a total of more than 300,000 users.

ECONOMICS

		Financial year 2001 (reais/millions)	Financial year 2001 (euro/millions)
Revenues		6	3
Gross operating profit		(14)	(6)
Gop / Revenues	%	—	—
Operating income		(18)	(8)
Net income (Loss)		(16)	(8)
Shareholders’ equity		30	15
Investment		34	17
Personnel	n.	53
average annual exchange rate		0.4755
year-end exchange rate		0.4889

TIMNet.com’s overall performance in 2001 was typical of companies still in the start-up phase: revenues amounted to around 6 million reais, the bulk of which generated in the fourth quarter, while operating expenses reached around 20 million reais.

2001 ANNUAL REPORT	45

Revenues for the most part were attributable to payments made by providers for services delivered to their customers, while maintenance and installation services also contributed to turnover. The highest operating expenses incurred were for the development of applications, the purchase of content, equipment operation, and of course labor costs (30% of the total).

The company reported an around 16 million reais loss, benefiting by 1.8 million reais in income from financial operations with respect to the operating result.

BRAZIL – PCS COMPANIES

TIM CELULAR CENTRO SUL

The TIM Group equity investment: 100% TIM RIO NORTE

The TIM Group equity investment: 100% TIM SAO PAULO

The TIM Group equity investment: 100%

The three TIM companies currently in the start-up phase – Celular Centro Sul, TIM Rio Norte, and TIM Sao Paulo – all introduced the GSM service in the first quarter 2002.

In 2001 all the preliminary operations for the launch into the market of the GSM service were carried out according to plan with the coordination of TIM Brazil.

Right now they are operating in five cities (São Paulo, Rio de Janeiro, Belém, Brasilia and Porto Alegre) and the network roll-out and the IT systems are being implemented. As far as the network is concerned, several site-sharing agreements have been signed with providers already present in the States where TIM companies operate. Other agreements are now being negotiated. The aim of these negotiations is to allow TIM to share out and save considerably in costs on the necessary investments for the implementation of the GSM network in Brazil. The final touches are being put on interconnection agreements with fixed and mobile operators, while national and international roaming agreements are also being finalized. As for Customer Care, the three start-up companies will use the services provided by Starcel Ltda, set up for this purpose in December 2001.

SOUTH AMERICA – START-UP COMPANIES

TIM PERÙ

The TIM Group equity investment: 100%

As of year-end 2001, the market in Peru counted 1.8 million lines with a penetration index of 6.9%. TIM Perù is the country’s leading GSM provider. It began operations in late January 2001 and activated 173,000 lines by year-end with a market share of around 10% (34% incremental market share). These results are even more impressive considering that only three cities (making up 60% of the total market) had access to the service at the time it was introduced.

The “Plug&Play” strategy for infrastructure and systems was successful in achieving short network roll-out times. 332 BTS were in service as at year-end 2001.

Development of the main IT systems led to the implementation and upgrading of the SMS platform and the construction of the SAP system. Work continues on the implementation of the Anti-fraud and Clarify systems.

In early September, TIM Perù introduced its Business offer with three new rate plans. These were preceded by the setting up of a specific sales operation for this segment and a dedicated Customer Care unit: on September 3, the Business Call Center began operations and the processing system for Outbound-Welcome Calls and First Billing Calls was implemented.

2001 ANNUAL REPORT	46

In 2001 the company completed its customer profiling project in Lima, aimed at identifying high-consumption customers and implementing select loyalty policies.

70 international roaming agreements were signed; 44 of them were already activated by year-end.

ECONOMICS

		Financial year 2001	Financial year 2000	Change		Financial year 2001 (euro/millions)
(nuevos soles/millions)				absolute	%
Revenues		105	—	—	—	34
Gross operating profit		(173)	(37)	(136)	367.6	(55)
Gop / Revenues	%	(164.8)	—	—	—	(164.8)
Operating income		(238)	(62)	(176)	283.9	(76)
Net income (Loss)		(258)	(61)	(197)	(323.0)	(82)
Shareholders’ equity		349	607	(258)	(42.5)	115
Investment		485	674	(189)	(28.0)	160
Personnel	n.	518	214	304	142.1
average annual exchange rate		0.3185
year-end exchange rate		0.3296

In its first year of effective operations, TIM Perù reported revenues amounting to 105 million nuevo soles and a loss for the year of around 258 million nuevo soles. Net financial indebtedness amounted to 550 million nuevos soles as at December 31, 2001.

DIGITEL

The TIM Group equity investment: 56.56%

By year-end 2001, the number of lines in Venezuela’s central region reached 3.6 million, with a penetration index of 33.5%. Despite the slowdown in the country’s economic growth rate, the number of Digitel’s lines increased by 164% over the previous year to 667,000, corresponding to an 18% market share (over ten percentage points higher than in 2000), while the incremental market share was around 91%.

Digitel began operating in October 1999 and it became part of the TIM group in late 2000. In January 2001 the company paid USD 720,000 to acquire the first Wireless Local Loop license in Region 5 (the States of Falcon, Lara, Portuguesa and Yaracuy), enabling it to complete the process of integrating mobile services with voice and data services.

Digitel’s commercial success is the result of the simplicity of its offer consisting of a single rate plan for prepaid customers and two plans for subscribers, serving the consumer/professional and business/corporate sectors, respectively; this stands in contrast with the more than 20 plans offered by the other two competitors operating in Venezuela’s central region. Digitel’s marketing strategy and the numerous promotional campaigns launched in the second half of the year to improve the company’s market position played a key role in the company’s success.

In the subscribers segment, Digitel sharpened the awareness of its offer among customers and now has a well-defined image as well as its own brand, “Liber-all”, sustained by a special advertising campaign.

Meanwhile, for the prepaid service, already delivered under the “Radic-all” brand, the company implemented a marketing strategy designed to increase recharges and a promotional aimed at encouraging consumption.

Digitel also took action to develop its distribution channels, converting sales outlets already used by existing customers into own stores.

2001 ANNUAL REPORT	47

By year-end the company had opened six direct stores under the Spazio Digitel brand, offering products and services in addition to providing technical assistance and pre and post-sales assistance.

The network infrastructure roll-out process continued (429 BTS in service), while Siemens is replacing MSC.

ECONOMICS

		Financial year 2001	Financial year 2000	Change		Financial year 2001 (euro/millions)
(bolivares/millions)				absolute	%
Revenues		173,328	57,124	116,204	203.4	255
Gross operating profit		10,139	(23,141)	33,280	(143.8)	15
Gop / Revenues	%	5.8	(40.5)	46.4	—	5.8
Operating income		(21,466)	(40,024)	18,558	(46.4)	(32)
Net income (Loss)		(23,029)	(25,384)	2,355	9.3	(35)
Shareholders’ equity		61,172	74,812	(13,640)	(18.2)	90
Investment		105,673	58,234	47,439	81.5	156
Personnel	n.	1,078	507	571	112.6
year-end exchange rate		0.0015

In 2001 Digitel reported 173 billion bolivars in revenues, up more than 203% over the previous year, pushing GOP into positive territory (around 10 billion bolivars) after only two years of providing the service. The bottom line result was a loss of around 23 billion bolivars as the company is still paying off expenses generated during the start-up phase.

Net financial indebtedness as at December 31, 2001 amounted to around 138 billion bolivars, up from 41 billion bolivars a year previously. Most of the debt is short-term. Digitel is negotiating the legal and technical aspects of a USD 500 million project financing deal to reorganize its debt. The new debt capital will be allocated to finance expansion and improvements to the network and IT systems (both for work done in 2001 and for planned investment in 2002).

2001 ANNUAL REPORT	48

EUROPE

EUROPE – SUBSIDIARIES INCLUDED IN THE SCOPE OF CONSOLIDATION AS OF DECEMBER 31, 2001:

STET HELLAS

The TIM Group equity investment: 63.95%

The number of lines in the Greek market reached around 8 million by year-end 2001, a 34% increase as compared to the previous year, with a penetration index of 73%.

However, Stet Hellas did not grow proportionally to this expansion in demand. The company is the number three mobile communications provider in Greece, behind Cosmote and Panafon, with more than 2.1 million lines (up from 1.6 million in 2000) and a market share of around 27%.

On July 11, 2001, all three competitors were awarded a UMTS license (2x10 MHz + 5 asymmetric MHz). The auction price for each license was 50 billion drachmas (euro 145 million). The companies paid 70% of the price upfront in early August and the balance is due in three equal installments beginning in 2005.

In the same bid competition, Stet Hellas was awarded a DCS 1800 (2x5 MHz) license at a price of 9 billion drachmas (euro 26 million). The company made a lump-sum payment in early August.

Stet Hellas financed part of the acquisition cost for the new licenses through a 30 billion drachma (euro 87 million) capital increase open to all shareholders, concluded in October. The increase was fully subscribed. Following the transaction TIM’s stake increased to 63.95%.

ECONOMICS

		Financial year 2001	Financial year 2000	Change
(euro/millions)				absolute	%
Revenues		523	526	(3)	(0.6)
Gross operating profit		188	156	32	20.5
Gop / Revenues	%	35.9	29.6	6.3	—
Operating income		89	76	13	17.1
Net income (Loss)		34	27	7	25.9
Shareholders’ equity		251	129	122	94.6
Investment		304	178	126	70.8
Personnel	n.	1,247	1,203	44	3.7

Stet Hellas’ operating performance continued apace in 2001. The company generated euro 523 million in revenues, in line with the previous year; GOP increased 21% to euro 188 million, lifting the ratio to revenues by more than six percentage points as compared to 2000. Net income amounted to euro 34 million, a 26% rise over the previous year.

Net financial indebtedness increased from euro 282 million as of year-end 2000 to euro 355 million. The reserve for risks and charges includes a conservative provision to cover ongoing legal disputes with former commercial partners alleging that the company violated certain contracts.

2001 ANNUAL REPORT	49

EUROPE – AFFILIATED COMPANIES AS AT DECEMBER 31, 2001, VALUED ACCORDING TO THE EQUITY METHOD:

IS TIM

The TIM Group equity investment: 49%

The number of lines on the Turkish market reached around 18 million, with a penetration index of 26.1%.

In this context, after just over nine months of operations, IS TIM activated 540,000 lines (92% in the prepaid segment) with an incremental market share of 24%.

Despite the financial and currency crisis breaking out in Turkey1, IS TIM put in a good performance as a result of three main factors:

•	a simple and innovative rate plan for the local market, featuring the advantages of automatic recharging and the elimination of subscription charges;

•	good network quality: IS TIM first introduced the service in Turkey’s three major cities (Istanbul, Ankara and Izmir) and then achieved a rapid roll-out, extending coverage to the major tourist areas (Bodrum, Mugla and Antalya) and to 50% of the population, despite the fact that the competitors were not open to national roaming agreements;

•	good sales network penetration: as of year-end 2001, the company counted around 370 points of sales throughout Turkey with 56% of them concentrated in the three major cities.

(1)	The US dollar has appreciated by more than 100% against the Turkish lire since the beginning of the year, while the inflation rate – measured as the wholesale price index for the December 2000-December 2001 period –reached around 89%.

ECONOMICS

		Financial year 2001 (Turkish lire/millions)	Financial year 2001 (euro/millions)
Revenues		58,752,707	46
Gross operating profit		(229,153,537)	(181)
Gop / Revenues	%	(390.0)	(390.0)
Operating income		(484,896,929)	(382)
Net income (Loss)		(865,617,478)	(682)
Shareholders’ equity		2,308,522,033	1,818
Investment		830,957,236	655
Personnel	n.	951
year-end exchange rate		0.000000788

IS TIM reported around 58,753 billion Turkish lire in revenues in 2001.

The company invested around 825,000 billion Turkish lire during the year, not including license acquisition fees paid.

Net financial indebtedness amounted to 1,612,914 billion Turkish lire, around 31% of which is medium/long-term. Two project financing operations are in the planning stage with the two main providers (Ericsson and Siemens) to turn most commercial contracts covered so far by short-term loans issued by two primary banks into long-term financing.

BOUYGUES TELECOM

The TIM Group equity investment: 10.78%

The number of lines in France2 increased 25% in 2001 as compared to the previous year, reaching 37 million with a penetration index of 61.6%. In this context Bouygues Telecom achieved a higher growth rate than its competitors, reaching 6.4 million lines by year-end 2001, corresponding to an around 18% market share.

(2)	The source of French market data is ART (the French telecommunications guarantee Regulator).

2001 ANNUAL REPORT	50

The French government has decided to review payment conditions for UMTS licenses issued. Initially the total cost amounted to around euro 4,950 million, whereas the new plan calls for a lump-sum payment of euro 619 million plus variable annual payments equal to 1% of revenues generated by each mobile carrier.

The new conditions will apply not only to the two licenses already issued to Orange and SFR but also to the new licenses to be awarded at the upcoming bid competition expected in the first half 2002.

Bouygues Telecom did not participate in the first round of the bidding because of the high cost expected, and now the company is waiting for further information on conditions for the upcoming round before deciding on whether to participate in the bidding.

ECONOMICS(3)

(euro/millions)		Financial year 2001	Financial year 2000	Change
				absolute	%
Revenues		2,681	2,037	644	31.6
Gross operating profit		687	740	(53)	(7.2)
Gop / Revenues	%	25.6	36	(10.4)	—
Operating income		53	(195)	248	ns
Net income (Loss)		(61)	(277)	217	(78.2)
Shareholders’ equity		1,339	1,798	(459)	(25.5)
Investment		740	1,062	(322)	(30.3)
Personnel	n.	6,372	6,474	(102)	(1.6)

(3)	The statement of income has been reclassified to make it comparable with the consolidated statement of income.

In 2001 Bouygues Telecom generated euro 2.7 billion in consolidated revenues, an around 32% increase as compared to the previous year.

GOP is not comparable with the previous year because the company changed the accounting method applied to the subscriber acquisition cost (SAC); in previous years it was capitalized, but as of 2001 it will be completely charged as an expense.

On a comparable basis, GOP would have improved noticeably as a result of the company’s policy to contain operating expenses, labor costs in particular.

The company reported a euro 61 million loss for the year, a 78% improvement as compared to 2000.

Shareholders’ equity reflects, among other things, extraordinary expenses of euro 376 million attributable to the SAC capitalized in previous years.

MOBILKOM AUSTRIA

The TIM Group equity investment: 25%

The Telecom Italia Group equity investment: 47.34%

The number of lines on the Austrian market reached 6.6 million as at December 31, 2001. Growth was limited to just above 6% as compared to a year earlier because of the already high penetration index, rising from 77.2% as at year-end 2000 to over 81%. The presence of four providers has been a driving factor behind the spread of the service.

In this context, Mobilkom Austria increased its number of lines by 1.6% to 2.8 million, maintaining its leadership position with a 43% market share.

Mobilkom’s strategy in the domestic market is to maintain its leadership position by strengthening its retention efforts with the implementation of the CRM project and by projecting an image as the most technologically innovative provider with the development

2001 ANNUAL REPORT	51

of new Value-Added Services (Mobilkom was the first to introduce GPRS and the e-commerce services) and the offer of the new model terminals.

In February, Mobilkom furthered its international development program when it acquired a controlling stake in Slovenia’s number two carrier SiMobil. This is in addition to the equity investments in VipNet Croatia and Mobilkom-Liechtenstein, acquired in 2000.

As early as the first quarter 2001, Mobilkom began to restructure its new subsidiary with a view to achieving synergies with the other group companies both in terms of marketing and the development of information systems.

SiMobil’s marketing efforts in 2001 were successful as measured by the activation of 267,000 lines by year-end, a 105% increase as compared to a year earlier.

The Croatian company VIPNet also put in a strong performance, reaching 865,000 lines as at December 31, 2001, up around 60% over the previous year.

ECONOMICS(*)

(euro/millions)		Financial year 2001	Financial year 2000	Change
				absolute	%
Revenues		1,408	1,319	89	6.7
Gross operating profit		575	423	152	35.9
Gop / Revenues	%	40.8	32.1	8.8	—
Operating income		278	201	77	38.3
Net income (Loss)		299	133	166	259.4
Shareholders’ equity		1,141	1,121	20	1.8
Investment		298	455	(157)	(34.5)
Personnel	n.	2,387	2,156	231	10.7
fixed exchange rate		0.0727

(*)	Data for Mobilkom AG.

The company reported improvements in its operating performance as compared to 2000. Revenues increased around 7% to euro 1,408 million and GOP grew 36% to euro 575 million as compared to the previous year.

The GOP/revenues ratio climbed from 32.1% in 2000 to 40.8%, driven by the success of the operating cost containment policy.

EUROPE – OTHER INVESTMENTS

CZECH REPUBLIC - RADIOMOBIL

The TIM Group equity investment: 4.35%

The number of lines in the Czech market grew 75% in 2001, reaching around 6.9 million with a penetration index of 67%, an increase of around 29 percentage points as compared to the previous year.

In this context, Radiomobil has more than 2.8 million lines, a 53% increase over the previous year, corresponding to 41% market share.

On December 17, 2001, Radiomobil was awarded one of the two UMTS licenses issued so far by the Czech government and other 1800 MHz GSM frequencies.

In particular, for what concerns the UMTS license, Radiomobil was assured priority in the choice of frequency as it had made the highest offer.

2001 ANNUAL REPORT	52

RETEVISION MOVIL (AMENA)

The TIM Group equity investment in the Auna Holding: 3.81%

The Telecom Italia Group equity investment: 26.89%

As of year-end 2001, the number of lines of the Spanish market surpassed the 29 million mark, with an increase of around 21% as compared to December 31, 2000. The penetration index reached 74%.

Amena put in a positive market performance: the number of lines by year-end climbed more than 40% as compared to 2000 surpassing the 5.2 million mark, while market share increased 2.5 percentage points to 18% during the period. In terms of incremental market share, Amena again earned the number two spot with 30%.

Amena continues to stand out as the provider with the most dynamic and innovative services: in the fourth quarter 2001 the company began offering new services to residential subscribers: for the first time in Spain, customers can subscribe without paying subscription and activation fees and they can communicate through any carrier within the country at very competitive rates based on a monthly minimum consumption.

The competition has been especially focusing on GPRS services; rivals Telefonica and Vodafone have already begun promotional campaigns for this service.

2001 ANNUAL REPORT	53

OTHER MOBILE TELEPHONE COMPANIES OF THE TELECOM ITALIA GROUP

These carriers operate in the mobile communications business as companies or divisions in which Telecom Italia directly or indirectly holds an investment but not through the TIM Group. Though these operations have no direct impact on the TIM Group’s consolidated financial statements, it is useful to summarize the main financial results they have achieved in view of the significant technological and managerial support provided by TIM.

TELECOM PERSONAL - ARGENTINA

The Telecom Italia Group equity investment: 13.97%

Heavily influenced by the deep economic crisis breaking out in Argentina, growth slowed significantly in the latter months of 2001, limiting the increase in the number of lines for the entire year to 6%, just below 6.9 million, corresponding to an 18.6% penetration index. In this context, Telecom Personal has activated more than 2.1 million lines, a 4% increase over the previous year, enough to maintain the company’s leadership position in terms of market share at 31%. During the year many customers migrated internally from the subscribers segment to the prepaid, reflecting the need to gain a tighter control over spending due to the economic crisis. Prepaid lines increased from 56% to 70% of the total.

ENTEL PCS - CHILE

The Telecom Italia Group equity investment: 54.76%

The market growth trend in Chile remained strong in 2001, reaching 4.4 million lines, a 38% increase as compared to 2000, with a penetration index of around 29%.

The number of Entel PCS lines topped 1.9 million, a 52% increase over the previous year, corresponding to a 44% market share as the company maintained its leadership in terms of incremental market share with more than 54%.

ENTEL - BOLIVIA

The Telecom Italia Group equity investment: 50%

The mobile division of Entel Bolivia reported a 40% increase in the number of lines for the year to 368,000, though the GSM service, introduced in late 2000, contributed just 18,000 lines, or 5% of the total. The company captured 45% of the market by offering new innovative rate plans (such as the new rate Pais allowing customers to make long-distance on-net calls at the same rate as a local call).

TELEKOM SERBIA - MOBILE DIVISION

The Telecom Italia Group equity investment: 29%

The mobile division of Telekom Serbia put in a good performance in 2001, reaching 821,000 lines by year-end, an 86% increase over the previous year, for a 42% market share. Investment was allocated to improving the IT systems for the prepaid lines on the expectation that the company will continue to expand on the market.

2001 ANNUAL REPORT	54

MANAGEMENT OF OPERATIONS, CAPITAL INVESTMENT AND FINANCING OF TIM S.P.A.

The statement of income, balance sheet, and financial data for 2001, analyzed in the following pages, are shown alongside the corresponding data for the financial year 2000 for comparative purposes.

In order to show meaningful comparisons, the data for the previous year are reclassified wherever necessary.

The data shown in the tables analyzing the results are presented in millions of euro, unless otherwise indicated.

MANAGEMENT OF OPERATIONS

STATEMENT OF INCOME

(euro/millions)		Financial year 2001	Financial year 2000
A.	Sales and service revenues	8,357	7,929
	Operating grants	8	0

B.	Standard production value	8,365	7,929
	Raw materials and outside services(*)	(3,562)	(3,519)
	Contributions for exercise of TLC activities	(181)	(186)

C.	Value added	4,622	4,224
	Labor costs(*)	(397)	(379)

D.	Gross operating profit	4,225	3,845
	Depreciation and amortization	(902)	(884)
	Other valuation adjustments	(52)	(63)
	Provisions to reserves for risks and charges	(37)	(30)
	Net other income (expense)	(3)	(6)

E.	Operating income	3,231	2,862
	Net financial income (expense)	29	46
	Value adjustments on financial assets	(2)	(10)

F.	Income (loss) before extraordinary items and taxes	3,258	2,898
	Net extraordinary income (expense)	(494)	(414)

G.	Income before taxes	2,764	2,484
	Income taxes	(857)	(622)

H.	Net income	1,907	1,862

(*)	Net of the related cost reimbursements.

TIM S.p.A. reported euro 1,907 million in net income for the financial year 2001, a 2.4% increase over the previous year; the ratio to total revenues was 22.8%.

The relatively slow growth reflects the extraordinary devaluation made on the subsidiary TIM International N.V. as well as a higher tax rate by a few percentage points as compared to 2000.

On the other hand, all the intermediate results improved noticeably. The table below, showing the ratio to revenues for several items of the statement of income, highlights these improvements.

2001 ANNUAL REPORT	55

STATEMENT OF INCOME EXPRESSED IN PERCENTAGES

	Financial year 2001	Financial year 2000	Change
Revenues	100.0	100.0	—
Raw materials and outside services(*)	(42.5)	(44.4)	1.9
Contributions for exercise of TLC activities	(2.2)	(2.3)	0.1

Value added	55.3	53.3	2.0
Labor costs	(4.7)	(4.8)	0.1

Gross operating profit	50.6	48.5	2.1
Depreciation and amortization	(10.8)	(11.2)	0.4
Provisions to reserves and other operating items	(1.1)	(1.2)	0.1

Operating income	38.7	36.1	2.6
Financial and extraordinary income (expense)	(5.6)	(4.8)	(0.8)

Income before taxes	33.1	31.3	1.8
Income taxes	(10.3)	(7.8)	(2.5)

Net income	22.8	23.5	(0.7)

(*)	In the 2001 financial year the percentage value for Raw materials and outside services is shown net of Operating grants for the year, which account for 0.1% of total revenues.

Gross operating profit grew 9.9% over the previous year to € 4,225 million, lifting the ratio to revenues by 12.9 percentage points. Operating income increased from € 2,862 million in 2000 to € 3,231 million, boosted by the containment of depreciation and amortization expenses and provisions to the reserve for bad debt.

Net income from Financial operations amounted to € 27 million.

Extraordinary items showed a higher net loss as compared to the previous year both in absolute terms and as a percentage to revenues, due to the extraordinary devaluation mentioned above.

Comments to the main Statement of Income items are offered as follows:

Sales and service revenues increased by € 428 million, or 5.4%, as compared to 2000, reaching € 8,357 million.

Behind this rise was the 7.9% increase in service revenues, reaching € 7,895 million, in part offset by the 24.3% contraction in revenues from equipment sales, down to € 462 million, as compared to the previous year. The ratio to total revenues decreased from 7.7% to 5.5%. The table below shows the breakdown of revenues by their main components. The main contribution to growth came from revenues from traffic which increased by € 506 million as compared to 2000, reaching € 7,127 million. This result was attributable to the steady increase in traffic volume, climbing 13.6% to 33,784 million minutes in 2001, offsetting the decrease in rates.

Revenues from Value-Added Services (VAS) grew 56.5% as compared to 2000, reaching € 532 million. This is a significant growth rate, lifting the ratio to traffic revenues from 5.1% previously to 7.5% and the ratio to total revenues from 4.3% to 6.4%.

Customers’ switchover to prepaid services explains the contraction in revenues from subscription charges, maintenance, and rentals. It also explains the increase in other revenues, including revenues from prepaid card recharge payments.

2001 ANNUAL REPORT	56

SALES AND SERVICE REVENUES

(euro/millions)	Financial year 2001	Financial year 2000
Sales revenue	462	610
Service revenue	7,895	7,319
Traffic	7,127	6,621
- Outgoing Traffic	4,189	3,911
- Roaming Traffic	711	706
- Incoming Traffic	2,227	2,004
Subscription charges, maintenance and rentals	215	230
Other	553	468

Total	8,357	7,929

Raw materials and outside services amounted to € 3,562 million, a 1.2% increase as compared to 2000.

The € 43 million increase in this item as compared to 2000 was slower than revenue growth, reducing the cost/revenue ratio from 44.4% in the previous year to 42.6(1)%.

(1)	Cf. note on the Statement of income expressed in percentages.

The most significant cost items are commented on as follows.

Interconnection charges amounted to € 1,156 million, a 20.4% increase over the previous year attributable to the increase in traffic volume, mainly towards other mobile carriers, and the increase in the number of foreign carriers engaged in roaming agreements with TIM S.p.A.

The ratio of these charges to total costs plus charges for lines leased from Telecom Italia increased from 37% in 2000 to 41.7% in 2001.

Marketing expenses decreased 12.2% as compared to 2000. Nonetheless, this item accounted for around 35% of the Company’s expenses, reflecting the importance attached to customer contact and all related marketing operations.

Terminals acquisition expenses declined 22.8% as compared to 2000 in the wake of the noticeable decrease in the sale of handsets and accessories.

Research and development expenses include commissioned R&D projects, almost exclusively to TELECOM ITALIA LAB (TILAB - a Telecom Italia Group company). In 2001, TIM spent a total of € 27.7 million in R&D operations assigned to TILAB.

Contributions for exercise of Telecoms activities refer almost exclusively to the contribution due pursuant to law no. 488. According to the terms of this law, the contribution decreases progressively as a percentage of business turnover (for example, 2.7% for the financial year 2000 and 2.5% for 2001).

Labor costs amounted to € 397 million in 2001, including € 10 million in expense reimbursements related to staff operations. The ratio to revenues remained virtually unchanged as compared to the previous year.

Depreciation and amortization includes € 617 million on fixed assets and the remaining

€ 285 million on intangible assets.

Other valuation adjustments and provisions to reserves for risks and charges are commented on in greater detail in the Notes to the TIM S.p.A. financial statements to which the reader’s attention is referred.

2001 ANNUAL REPORT	57

Net other expense amounted to € 3 million. Other income amounted to € 28 million, including € 8 million in penalties charged to customers for late payments and € 3 million in gains on asset sales. Other expenses almost exclusively refer to the mandatory contribution to the Universal Service Fund (pursuant to Presidential Decree of September 19, 1997, no. 318, and Ministerial Decree of March 10, 1998), amounting to € 31 million.

Financial operations generated net income of € 27 million. On the positive side financial income amounted to around € 84 million, partially offset by expenses and value adjustments on financial assets amounting to € 57 million. The value adjustments mostly refer to own shares held in portfolio as at year-end.

Net extraordinary expense amounted to € 494 million, wholly attributable to the € 532 million devaluation made to TIM International N.V. Excluding this devaluation, the item would have shown net gain of around € 38 million.

2001 ANNUAL REPORT	58

CAPITAL INVESTMENT

BALANCE SHEET

(euro/millions)			12.31.2001	12.31.2000
A.	Intangibles, fixed assets and long-term investments
	Intangible assets		2,781	2,739
	Fixed assets		2,293	2,174
	Long-term investments:
	- equity investments and advances on future capital contributions		6,359	3,880
	- other		15	9

			11,448	8,802

B.	Working capital
	Inventories		48	54
	Trade accounts receivable		1,336	1,660
	Other assets		586	482
	Trade accounts payable		(1,901)	(1,899)
	Reserves for risks and charges		(477)	(512)
	Other liabilities		(1,095)	(802)

			(1,503)	(1,017)

C.	Reserve for employee termination indemnities		(71)	(64)

D.	Invested capital	(A+B+C)	9,874	7,721

	financed by:

E.	Shareholders’ equity
	Share capital paid-in		514	514
	Reserves and retained earnings		7,911	7,708
	Net income		1,907	1,862

			10,332	10,084

F.	Medium/long-term debt		117	351

G.	Net short-term borrowings
	(net short-term liquid assets)
	- short-term borrowings		120	704
	- liquid assets and short-term financial assets		(695)	(3,420)
	- financial accruals and deferrals, net		0	2

			(575)	(2,714)

H.	Net borrowings (net liquid assets)	(F+G)	(458)	(2,363)

I.	Total, as per D above	(E+F+G)	9,874	7,721

The equity investments component underwent the biggest change in Intangibles, fixed assets and long-term investments, accounting for 56% of total and amounting to € 6,359 million. More than € 3 billion were invested in capitalizing the two subsidiaries, Stet Mobile Holding N.V. and TIM International B.V. These two companies underwent changes to their corporate structures in the final days of December 2001, including the merger of TIM

International in SMH followed by a change in the latter’s name to TIM International N.V. The book value of this subsidiary reflects the extraordinary devaluation amounting to € 532 million as already mentioned above and commented on in greater detail in the Notes.

2001 ANNUAL REPORT	59

Meanwhile, investment in business operations focused on modernizing the network infrastructure; the level of investment remained high, with an increase of € 42 million for intangible assets and € 119 million for fixed assets.

Working capital was a negative € 1,503 million, an improvement of € 486 million as compared to the previous year, due to an overall rise in liabilities. The most significant changes included the € 324 million decrease in trade accounts receivable and the € 293 million increase in other liabilities.

Customer receivables and trade receivables due from Telecom Italia S.p.A. accounted for the bulk of the decline in trade accounts receivable.

For its part, the rise in other liabilities refers mostly to amounts due for the Telecoms industry Contribution, in part offset by the contraction in trade accounts payable to the Parent company.

Shareholders’ equity amounted to € 10,332 million. The change as compared to the previous year is as a result of the distribution of € 1,661 million in dividends relating to net income earned in the financial year 2000, the € 2 million capital increase reserved for Company managers, and the € 1,907 million in net income for the financial year 2001.

The net financial position showed a surplus of € 458 million. The details of this item are reported below.

(euro/millions)
Medium/long-term debt		117
Short-term borrowings	120
Liquid assets and short-term financial assets	(695)
Financial accruals and deferrals, net	0

Net short-term liquid assets		(575)

Net financial position		(458)

Medium/long-term debt consists of the portion falling due beyond the following financial year (2002) on loans contracted following the purchase of the UMTS license.

In contrast, the portion falling due before year-end 2002 is included in the item short-term borrowings, amounting to € 117 million.

Short-term financial assets refer almost exclusively to the € 693 million positive balance in the current account held with Telecom Italia S.p.A.

2001 ANNUAL REPORT	60

MANAGEMENT OF FINANCING

STATEMENT OF CASH FLOWS

		Financial year 2001	Financial year 2000
(euro/millions)
A.	Net short-term liquid assets, at the beginning of the period	2,714	1,540

B.	Cash flows from operating activities
	Net income	1,907	1,862
	Depreciation and amortization (1)	912	884
	(Gains) losses on sales of intangibles, fixed assets and long-term investments	51	—
	Writedowns of intangibles, fixed assets and long-term investments	532	3
	Net change in “reserve for employee termination indemnities” (2)	7	7
		3,409	2,756
	Change in working capital (3) (4)	486	(395)
		3,895	2,361

C.	Cash flows from investing activities
	Intangibles, fixed assets and long-term investments:
	-intangible assets	(327)	(2,731)
	- fixed assets	(836)	(861)
	- long-term investments (5)	(3,019)	(2,716)
	Proceeds from sale, or redemption value, of intangible assets,
	fixed assets and long-term investments	41	19
		(4,141)	(6,289)

D.	Cash flows from financing activities
	New borrowings	—	351
	Debt repayment	(117)	—
	Change in medium-long term debt due within one year	(117)	—
	Contributions to infrastructure	0	0
	Contributions by Shareholders (5)	2	6,144
		(232)	6,495
E.	Dividends	(1,661)	(1,393)

F.	Cash flows for the year (B+C+D+E)	(2,139)	1,174

G.	Net short-term liquid assets, at the end of the year (A+F)	575	2,714

(1)	The difference with respect to the depreciation and amortization shown in the Statement of Income is explained by the around € 10 million drawdown form the Reserve for technological update risks as illustrated in the Notes.

(2)	+/-respectively, in case of increase/decrease.

(3)	The components of working capital and their changes are shown in the table the “balance sheet”. The difference with respect to figures shown in this table is due to changes in the item “Contributions to infrastructure”.

(4)	+/- respectively, in case of decrease/increase.

(5)	The amount shown for the financial year 2000 includes € 792 million for the capital increase made in favor of Telecom Italia S.p.A. as the offsetting entry to the conferral of SMH shares as part of the restructuring of the Telecom Italia Group international operations.

2001 ANNUAL REPORT	61

In 2001 financial management absorbed € 2,139 million in cash. As a result, the net short-term borrowings reached € 575 million.

Cash flow rose significantly from € 2,756 million generated in 2000 to € 3,409 million in 2001. This result, in addition to the € 486 million increase in working capital, contributed to financing some € 4,182 million in investment.

As already mentioned in the comments to the balance sheet, long-term investments alone amounted to € 3,019 million, allocated to sustain the TIM Group’s international expansion.

Investment allocated to the network and other technical projects amounted to € 1,163 million, consisting of € 327 million in intangible assets and € 836 million in fixed assets.

The net short-term financial position was also influenced by the distribution of dividends for € 1,661 million in net income for the year 2000.

*****

Own shares

As at December 31, 2001, TIM S.p.A. possessed 897,835 of its own ordinary shares with a nominal value of € 0.06 each, corresponding to 0.01% of share capital.

These shares are shown on the assets side of the balance sheet at around € 6 million; in accordance with law, a restricted reserve of an equal amount is included in Shareholders’ equity.

Euro

Pursuant to CONSOB communication no. 9808971 of October 26, 1998, TIM announces that during the course of the year the Company fully implemented the changeover to the euro; all Company processes and systems were converted on time and according to the procedures set out in the conversion plan.

TIM spent a total of € 12 million on the conversion project in the financial year 2001.

2001 ANNUAL REPORT	62

RELATIONS WITH TIM S.p.A. ASSOCIATED COMPANIES

The following tables complete the information concerning transactions with associated parties and, in particular, affiliates, parent companies and companies under significant influence of the latter, pursuant to art. 2428 of the Italian Civil Code and CONSOB communications no. 97001574 of February 20, 1997 and no. 98015375 of February 27, 1998. All transactions executed with such companies were concluded according to normal market conditions or specific legislation.

MAIN INCOME ITEMS FOR 2001

(euro/millions)		Nature of main operations

Sales and service revenues	1,383.8	Revenues from mobile telecommunication services and sales, mainly from Telecom Italia S.p.A.

Raw materials and outside services	853	This item includes:

		• Costs for purchase of services from Group companies, in particular Telecom Italia S.p.A., amounting to 506;

		• Costs for use of third-party assets, mainly from Telecom Italia S.p.A. and Teleleasing S.p.A., amounting to 347.

Net financial income	44	Almost entirely in reference to interest accrued on the correspondence current account held with Telecom Italia S.p.A

MAIN BALANCE SHEET AND FINANCIAL ITEMS

(euro/millions)		Nature of main operations

Trade accounts receivable	405.3	Items involving the supply of mobile telecommunication services, in particular to Telecom Italia S.p.A.

Trade accounts payable	577.2	Supplies deriving from ordinary investment and operating activities, mainly with Telecom Italia S.p.A.

Other assets	7.1	Other receivables and accruals

Other liabilities	2.1	Payables, mainly due to Telecom Italia S.p.A.

Liquid assets and short-term financial assets	692.7	Mainly current account with Telecom Italia S.p.A.

Intangible assets	123.5	Purchases, mainly from Saritel S.p.A. and Telesoft S.p.A.

Investments in fixed assets	32.7	Purchases, mainly from Saritel S.p.A.

The Directors and the General Manager have not reported any transactions with associated companies as defined by International Accounting Standard no. 24.

2001 ANNUAL REPORT	63

MANAGEMENT OF OPERATIONS, CAPITAL INVESTMENT AND FINANCING OF THE TIM GROUP

PREFACE

The consolidated financial statements as of December 31, 2000 are the first consolidated financial statements for the TIM Group and were prepared on a line-by-line basis in the balance sheet only, since acquisition of the controlling stake in SMH (now TIM International N.V.) was not finalized until December 27, 2000. Therefore, the operating income of the consolidated financial statements as of December 31, 2000 show, in the item “value adjustments on financial assets”, the pro rata result of the SMH group, based on the 49% stake held by TIM until December 27, that is until Telecom Italia conferred its controlling stake. In order to provide a meaningful comparison of the reclassified consolidated statement of income for 2001, a pro-forma reclassified consolidated statement of income for 2000 has been drawn up.

Reason for drawing up the pro-forma reclassified consolidated statement of income for 2000 has been to represent the financial effects of the spin-off and conferral of the 51% equity stake in SMH not yet in TIM’s possession, as if the transactions had been executed at the beginning of 2000, to allow for a comparative analysis of the TIM Group operating income.

CONSOLIDATED MANAGEMENT OF OPERATIONS

CONSOLIDATED STATEMENT OF INCOME

(euro/millions)		Financial year 2001	Financial year 2000 pro forma
A.	Sales and service revenues	10,250	9,418
	Increases in capitalized internal construction costs	3	9
	Operating grants	9	0

B.	Standard production value	10,262	9,427
	Raw materials and outside services (*)	(4,916)	(4,514)

C.	Value added	5,346	4,913
	Labor costs (*)	(586)	(466)

D.	Gross operating profit	4,760	4,447
	Depreciation and amortization	(1,469)	(1,259)
	Other valuation adjustments	(105)	(161)
	Provisions to reserves for risks and charges	(53)	(36)
	Net other income (expense)	3	(3)

E.	Operating income	3,136	2,988
	Net investment expense	—	(1)
	Net financial expense	(280)	(103)
	Value adjustments on financial assets	(353)	(346)

F.	Income (loss) before extraordinary items and taxes	2,503	2,538
	Net extraordinary income (expense)	(557)	(437)

G.	Income before taxes	1,946	2,101
	Income taxes	(948)	(688)
H.	Net income attributable to the Parent Company and Minority Interest	998	1,413
	Net loss (income) attributable to Minority Interest	(48)	(35)

I.	Net income attributable to the Parent Company	950	1,378

(*)	Net of the related cost reimbursements.

2001 ANNUAL REPORT	64

The statement of income for 2001 shows net consolidated income of € 950 million (€ 998 million net of the € 48 million attributable to minority interests).

This result includes some extraordinary write-downs to the value of the foreign investments, as determined during the financial year.

The main items of the statement of income are illustrated below.

Sales and service revenues are shown before amounts due to third-party telecommunications operators. This item increased 8.8% from € 9,418 million in 2000 to € 10,250 million. The increase was mainly attributable to the growth in revenues reported by the Parent Company, driven by traffic as traffic minutes generated and received by the TIM network increased in 2001.

Raw materials and outside services amounted to € 4,916 million, up 8.9% as compared to 2000. The ratio to revenues improved slightly from 47.9% in 2000 to 48.0% as a result of the Parent Company’s cost rationalization program.

The item includes expenses for research and development operations conferred by the Parent Company to the Telecom Italia Group company Telecom Italia Lab (TILAB). Total expenses generated by TILAB attributable to TIM S.p.A. amounted to around

€ 28 million in 2001.

Labor costs amounted to € 586 million, up 25.8% or € 120 million as compared to 2000.

The ratio of labor costs to revenues edged up from 4.9% in 2000 to 5.7% in 2001. The rise is mainly attributable to the consolidation of the statements of income reported by Maxitel and Digitel, for the first time in 2001, the expansion of TIM Perù’s operations, and the startup of the companies awarded PCS licenses in Brazil.

Group staff numbered 16,721 as at December 31, 2001, a 9,6% increase from 15,257 a year earlier.

Gross operating profit amounted to € 4,760 million, up € 313 million or 7% as compared to 2000 (€ 4,447 million). The ratio to revenues is 46.4%.

Depreciation and amortization increased by € 210 million or 16.7% to € 1,469 million in 2001. The item includes € 595 million for intangible assets and € 874 million for fixed assets. The amortization of intangible assets includes € 156 million for amortization of the goodwill deriving from the acquisition of controlling stakes in the consolidated companies.

Other valuation adjustments amounted to € 105 million, a € 56 million decrease over 2000, reflecting the overall improvement in credit management operations.

Reserves for risks and charges mainly include provisions made by the Parent Company and the Brazilian company Maxitel.

Net other income amounted to € 3 million as compared to net expenses of € 3 million in 2000. The item includes € 13 million in penalties for late payment due from customers as well as several expense items from ordinary operations including € 14 million in duties and indirect taxes.

The operating income increased by € 148 million over 2000, or 5%, to € 3,136 million ( € 2,988 million in 2000). The ratio to revenues decreased from 31.7% in 2000 to 30.6%.

2001 ANNUAL REPORT	65

Net financial expenses amounted to € 280 million as compared to € 103 million in 2000. The increase in net financial expenses was mainly attributable to the consolidation of the statements of income reported by Maxitel and Digitel, loans taken to finance the acquisition of new mobile telephone licenses, and the decrease in financial income reported by the Parent company.

Value adjustments on financial assets showed net write-downs for € 353 million, mostly unchanged from € 346 million in 2000. The balance mainly reflects the income and losses of the Group companies valued according to the net equity method as shown in the consolidated statements of income, as well as the € 39 million in amortization for the period of the positive difference arising from the acquisition of these equity investments (goodwill). The item also includes the write-down of own shares held by the Parent company to reflect current market values.

The pro rata results of the affiliated companies contributed to the consolidated statement of income as follows:

•	€ 31 million in income from Mobilkom Austria;

•	€ 8 million in losses from Bouygues Telecom;

•	€ 334 million in losses from the Turkish affiliated IS TIM.

The loss reported by IS TIM includes not only expenses generated during the start-up phase, but also the accounting effects of the currency devaluations in Turkey and the application of accounting principles for high inflation countries.

Net extraordinary expense amounted to € 557 million, as a result of € 721 million in total extraordinary expenses partially offset by € 164 million in extraordinary income.

The income included:

•	€ 16 million in capital gains realized on the partial sale in March 2001 of the investment in Auna;

•	€ 132 million in non-operating income and other extraordinary income reported by the Parent company.

The value of the TIM Group’s international portfolio changed significantly during the course of 2001 as compared to its year-end 2000 value due to the sharp deterioration in macroeconomics in the regions where the Group companies operate and the significant change in future outlook for the entire telecommunications industry.

As a result, a € 440 million write-down was made to goodwill at the consolidated level and a total of € 155 million in provisions was made to reserves for future risks and charges. The extraordinary expenses include € 94 million attributable to the Parent company.

Income taxes for the year amounted to € 948 million, € 260 million more than in 2000. The Parent company applied a tax rate several points higher than in the previous year, accounting for a good part of this increase.

The ratio of income taxes to gross income was 48.7%, as compared to 32.7% in 2000.

2001 ANNUAL REPORT	66

CONSOLIDATED MANAGEMENT OF CAPITAL INVESTMENT

CONSOLIDATED BALANCE SHEET

(euro/millions)				12.31.2001	12.31.2000
A.	Intangibles, fixed assets and long-term investments
	Intangible assets			6,001	5,667
	Fixed assets			4,286	3,892
	Long-term investments
	- equity investments and advances on future capital contribution			2,530	1,275
	- other			151	126
				12,968	10,960
B.	Working capital
	Inventories			131	95
	Trade accounts receivable			1,611	1,966
	Other assets			1,106	750
	Trade accounts payable			(2,576)	(2,244)
	Reserves for risks and charges			(752)	(569)
	Other liabilities			(1,383)	(1,095)
				(1,863)	(1,097)
C.	Reserve for employee termination indemnities			(71)	(65)
D.	Invested capital	(A+B+C	)	11,034	9,798
	financed by:

E.	Shareholders’ equity
	Attributable to the Parent company			8,804	9,862
	Attributable to Minority Interest			698	647
				9,502	10,509
F.	Medium/long-term debt			1,410	1,786
G.	Net short-term borrowings
	(net short-term liquid assets)
	- short-term borrowings			1,328	1,408
	- liquid assets and short-term financial assets			(1,206)	(3,916)
	- financial accruals and deferrals, net			—	11
				122	(2,497)
H.	Net borrowings (net liquid assets)	(F+G	)	1,532	(711)

I.	Total, as per D above	(E+F+G	)	11,034	9,798

2001 ANNUAL REPORT	67

TIM Group asset and liability structure includes € 11,034 million in net invested capital, consisting of € 9,502 million in net equity and € 1,532 million in net borrowings.

Intangibles, fixed assets and long-term investments amounted to € 12,968 million, an increase of € 2,008 million from December 31, 2000.

Intangible assets amounted to € 6,001 million, a net increase of € 334 million over the previous year. The item includes franchises, licenses, trademarks and similar rights worth € 4,183 million, consolidation differences for € 1,102 million and industrial patent rights for € 530 million. Investment amounted to €1,635 million, the bulk allocated to the acquisition of the new licenses in Brazil and Greece (€ 1,080 million), offset on the balance sheet by € 595 million in amortization and € 706 million in negative exchange rate differences (mostly attributable to the Brazilian companies) and other write-downs, including € 440 million in write-downs to the international equity investment portfolio. Fixed assets amounted to € 4,286 million, an increase of € 394 million as compared to December 31, 2000. The item includes € 1,547 million in new investment less € 874 million in depreciation and the negative effects of the exchange rate conversion, plus other write-downs for € 279 million.

Long-term investments amounted to € 2,681 million, a € 1,280 million increase as compared to the previous year, mainly attributable to the equity investment made in the affiliated company IS TIM.

Working capital was a negative € 1.863 million, a further increase of € 766 million as compared to year-end 2000. The rise was mainly attributable to the € 332 million increase in trade accounts payable, a € 183 million provision to reserves for risks and charges, € 288 million in other liabilities, and a € 355 million reduction in trade accounts receivable, partially offset by a € 356 million increase in other assets.

Shareholder’s equity amounted to € 9,502 million, a € 1,007 million decrease as compared to December 31, 2000. The decrease was mainly attributable to the € 1,661 million dividend pay-out made by the Parent company and the losses from exchange rate differences deriving from the accounting translation of the net equity values of the subsidiary and affiliated companies. These losses were partially offset by the € 998 million in net income for the year.

Net borrowings amounted to € 1,532 million. The net financial position as at December 31, 2000 showed a € 711 million surplus, so the total debt accumulated in 2001 amounted to € 2,243 million. The debt consists of € 1,410 million in medium/long-term debt (€ 1,786 million as at year-end 2000) and € 122 million in net short-term borrowings (against a short-term financial surplus of € 2,497 million as of year-end 2000).

2001 ANNUAL REPORT	68

CONSOLIDATED MANAGEMENT OF FINANCING

CONSOLIDATED STATEMENT OF CASH FLOWS

(euro/millions)		Financial year 2001
A.	Net short-term liquid assets, at the beginning of the period			2,497
B.	Cash flows from operating activities
	Net income			998
	Depreciation and amortization (1)			1,479
	(Gains) losses on sales of intangibles, fixed assets and long-term investments			22
	Writedowns (write-ups) of intangibles, fixed assets and long-term investments			794
	Net change in reserve for employee termination indemnities (2)			6
	Exchange-rate differences and other			312
				3,611
	Change in working capital (3) (4)			766
				4,377
C.	Cash flows from investing activities
	Intangibles, fixed assets and long-term investments:
	- intangible assets			(1,635)
	- fixed assets			(1,547)
	- long-term investments			(1,972)
	Proceeds from sale, or redemption value, of intangible, fixed assets and
	long-term investments			210
				(4,944)
D.	Cash flows from financing activities
	New borrowings			399
	Change in medium-long term debt due within one year			(393)
	Debt repayment			(400)
	Contributions by shareholders			11
				(383)
E.	Dividends			(1,669)
F.	Cash flows for the year	(B+C+D+E	)	(2,619)
G.	Net short-term borrowings, at the end of the year	(A+F	)	(122)

(1)	The difference with respect to the depreciation and amortization shown in the Statement of Income is explained by the around € 10 million drawdown form the Reserve for technological update risks as illustrated in the Notes.

(2)	+/-respectively, in case of increase/decreas.

(3)	The components of working capital are shown in the table “consolidated balance sheet”.

(4)	+/-respectively, in case of decreas/increase.

At the Group level, TIM’s financial operations in 2001 required € 2,619 million in debt financing, lifting net short-term borrowings to € 122 million. The borrowing requirement was attributable to two major factors: the TIM Group’s increasing commitment to investment, amounting to € 5,154 million, including € 3,182 million in infrastructure investment and € 1,972 million in financial investment, allocated to the acquisition of new licenses in South America, Greece and Turkey; the dividend pay-out, partially offset by the € 4,377 million in cash flows from operating activities generated in 2001.

Euro

The TIM Group spent a total of € 13 million in preparing for the changeover to the euro, the bulk of which (€ 12 million) attributable to the Parent company.

2001 ANNUAL REPORT	69

RELATIONS WITH THE TIM GROUP ASSOCIATED COMPANIES

The following tables complete the information concerning transactions with associated parties and, in particular, parent companies and companies under significant influence of the latter, non-consolidated companies and affiliates, pursuant to art. 2428 of the Italian Civil Code and CONSOB communications no. 97001574 of February 20, 1997 and no. 98015375 of February 27, 1998. All transactions executed with such companies were concluded according to normal market conditions or specific legislation.

MAIN INCOME ITEMS FOR 2001

(euro/millions)		Nature of main operations

Sales and service revenues	1,471	This item mainly refers to revenues from mobile telecommunication services and sales, mainly from Telecom Italia.

Raw materials and outside services	871	This item mainly includes:
		• costs for purchases of services from Telecom Italia Group companies, for € 530 million;
		• costs for use of third-party assets, mainly from Telecom Italia circuit rentals, amounting to € 341 million.

Net financial income	43	This item mainly includes interest accrued on the current account held with Telecom Italia.

MAIN BALANCE SHEET AND FINANCIAL ITEMS

(euro/millions)		Nature of main operations

Long-term investments	1,767	This item mainly includes a € 1,653 million advance on future capital increase in the affiliated company IS TIM and € 5 million for TIM.COM Holding, plus a € 108 million loan to Bouygues Decaux Telecom (BDT).

Trade accounts receivable	376	This item mainly includes items involving the supply of mobile telecommunication services, in particular to Telecom Italia (€ 347 million).

Trade accounts payable	513	Supplies deriving from ordinary investment and operating activities, mainly with the Telecom Italia Group companies.

Liquid assets and short-term financial assets	777	This item mainly includes € 693 million in current account transactions between the Parent company and the controlling company Telecom Italia.

Short-term borrowings	299	This item mainly includes accounts payable to Softe, a financial company of the Telecom Italia Group.

Investments in intangibles and fixed assets	161	This item mainly includes € 92 million in purchases from Saritel and € 49 million from Telesoft.

The Directors and the General Manager have not declared any transactions with Group associated companies as defined by International Accounting Standard no. 24.

2001 ANNUAL REPORT	70

SIGNIFICANT EVENTS FOLLOWING THE END OF THE PERIOD

On January 15, 2002, the Telecom Italia Group reached an agreement with Endesa, Union Fenosa, and Santander Centralo Hispano to sell its 26.89% equity investment in Aun a for around € 2 billion. TIM, through TIM International, holds around 3.81% of Auna’s share capital for which the Company expects to receive around € 287 million. The sale is subject to approval by the Antitrust Regulator.

After receiving authorization from Anatel on February 4, 2002, TIM concluded the acquisition of the remaining 10% of the Maxitel ordinary shares held by UGB and Vicunha. The total price for the acquisition was around 56.4 million reais.

The Board of Directors met on February 12, 2002, to discuss ways to strengthen the key staff loyalty policy during this period of high competition. At this meeting, the Board decided to offer a new stock option plan, “The 2002-2003 Stock Option Plan” reserved for Company staff, including 193 managers (including the Managing Director and General Manager, assigned 1,000,000 options and 600,000 options, respectively) and 174 non-managers. The total number of options assigned amounts to around 25.5 million, corresponding to an equal number of newly issued TIM ordinary shares. The options will be distributed in two annual lots of equal number. The exercise period for both lots will be continuous starting from December 2002 for the first and December 2003 for the second, until December 2008. The strike price for converting the options into future issues of TIM ordinary shares was set at € 5.67 in accordance with the tax regulations contained in art. 48, second paragraph, letter g-bis of the TUIR [Italian Consolidation Act on Income Taxes].

Until February 2002, TIM, through TIM International, held a 19.61% equity investment in the holding company Bouygues Decaux Telecom which owns a 55% controlling stake in Bouygues Telecom. On February 13, Telecom Italia and Bouygues S.A. agreed on the sale of TIM’s equity investment for around € 750 million.

2001 ANNUAL REPORT	71

SHARES HELD BY DIRECTORS, STATUTORY AUDITORS AND THE GENERAL MANAGER

Name and office	Number of TIM shares held as of 12/31/2000		Number of shares bought		Number of shares sold		Number of TIM shares held as of 12/31/2001

Roberto Colaninno (1)	254,000 ord.	(a)	10,000 ord.	(a)	—		264,000 ord.	(a)
(Chairman)
Massimo Brunelli (2)	4,000 ord.	(b)	—		4,000 ord.	(b)	—
(Director)
Marco Cerrina Feroni (3)	4,554 ord.	(b)	—		—		4,554 ord.	(b)
(Director)
Carlo Bertazzo (3)	3,000 ord.	(b)	—		—		3,000 ord.	(b)
(Director)	2,250 ord.	(a)	—		—		2,250 ord.	(a)
Pietro Adonnino	1,000 ord.	(a)	—		—		1,000 ord.	(a)
(Chairman of the Board of Statutory Auditors)	1,000 ord.	(b)	—		—		1,000 ord.	(b)
Mauro Sentinelli	186,667 ord.	(b)	—		186,667 ord.	(b)	—
(General Manager)

(1)	Resigned on July 30, 2001.

(2)	Resigned on October 31, 2001.

(3)	Shares owned as of December 14, 2001, when he was nominated to Board.

(a)	Shares held indirectly through spouse.

(b)	Shares held directly.

2001 ANNUAL REPORT	72

BOARD AND SHAREHOLDERS’ MEETING DECISIONS CONCERNING STOCK OPTION PLANS

THE 1999 STOCK OPTION PLAN AND THE 2000-2002 STOCK OPTION PLAN

With the aim of adopting a mechanism for motivating executives who play a strategic role in the Company and to maintain their loyalty, the Extraordinary Shareholders’ Meeting of December 18, 1998 approved a Stock Option plan linked to the pursuit of certain operating and financial objectives pertaining to the Company performance. With this aim in view, the Shareholders’ Meeting attributed to the Directors for a maximum period of five years, pursuant to art. 2443, second paragraph of the Italian Civil Code, the option of increasing paid-in share capital, in one or more lots, with the exclusion of option rights pursuant to the combined provisions of art. 2441, final paragraph, of the Italian Civil Code, art. 134, second and third paragraphs of Legislative Decree no. 58/98, for a maximum of € 2,000,000 and, so, through the issue of a maximum of 40,000,000 ordinary shares of a nominal value of € 0.05 each (as modified by the decision of the Extraordinary Shareholders’ Meeting of June 15, 1999, concerning the transformation of share capital into euro, among other things).

Pursuant to the mandate received from the Shareholders’ Meeting, the Board of Directors approved the Stock Option Plan for the year 1999 (1999 Plan) at its meeting of May 6, 1999, and the Stock Option Plan for the years 2000-2002 (2000-2002 Plan) at its meeting of December 22, 1999. The 2000-2002 Plan consists of annual options issues over three consecutive years.

The options are distributed to individuals and are not transferable inter vivos. Option holders have the right to acquire one ordinary TIM share per option upon the certified achievement of the market objective on which basis the option may be exercised. The methods and terms of exercise are established in the Stock Option Plan Regulations and by the Board of Directors.

In partial execution of this mandate, the Board of Directors in its Meeting of April 12, 2000, pursuant to the previous decisions concerning the 1999 Plan and the 2000-2002 Plan, deliberated a capital increase for a nominal € 1,098,175, through the issue of 21,963,500 ordinary shares with a nominal value € 0.05 each. The exercise price for the 753,500 shares attributable to the 1999 Plan was set at € 5.65 each, while the exercise price for the 21,210,000 shares attributable to the 2000-2002 Plan was set at € 6.42.

All the options attributable to the 1999 Plan and the first year of the 2000-2002 Plan were exercised in the period from May 15 to June 2, 2000. This was followed by the issue of the shares to cover them.

The Shareholders’ Meeting decision of December 18, 1998 was later modified and in part superceded by the decisions taken by the Extraordinary Shareholders’ Meeting of October 10, 2000. At that Meeting the Shareholders deliberated an increase in the nominal value of each Company share to € 0.06, raising total nominal share capital to € 848,399.10; at the same time the Shareholders authorized the Board of Directors to issue the remaining 14,139,985 options attributable to the second and third years of the 2000-2002 Plan at a corresponding nominal value of € 0.06 each. These decisions had no effect on actions taken in execution of the previous deliberation.

Should the capital increase not be fully paid in by December 31, 2005, share capital will be increased by an amount equal to the amount paid in by way of the options exercise by that date.

2001-2003 STOCK OPTION PLAN

The Company decided to extend the new incentive program also to non-management staff. With this aim in view, the Extraordinary Shareholders’ Meeting partially withdrew the

2001 ANNUAL REPORT	73

mandate conferred to the Board of Directors concerning the remaining non-exercised part of the 2000-2002 Plan and in its place conferred a new mandate covering a five-year period to implement a paid-in capital increase covered by the issue of ordinary shares, in one or more lots, to be offered to managers and employees performing key functions in the Company, with the exclusion of option rights pursuant to the combined effects of art. 2441, final paragraph of the Italian Civil Code, and art. 134, second paragraph of Legislative Decree no. 58/98, for a maximum € 4,920,000 through the issue of a maximum 82,000,000 ordinary shares at a nominal value of € 0.06 each.

The Board of Directors’ Meeting of December 19, 2000 partially implemented the new Shareholders’ mandate, approving the 2001-2003 Stock Option Plans: one designed for 183 managers and the other for 148 non-management staff members, attributing a total of 44,790,000 options for this new plan (2001-2003 Plans).

The options are distributed to individual persons and they are not transferable inter vivos. They confer the right to acquire one TIM ordinary share for each option exercised upon the certified achievement of the market objective on which basis the option may be exercised. The methods and terms of exercise will be established in the Stock Option Plan Regulations and by the Board of Directors.

Pursuant to the tax regulations contained in art. 48, second paragraph, letter g-bis of the TUIR, the € 8.671 exercise price was set as the arithmetical average of TIM’s official ordinary share price quoted on the screen-based equity market managed by Borsa Italiana in the month previous to the offer (January 23, 2001).

If the capital increase is not fully paid in by December 31, 2005, TIM share capital will be increased by an amount equal to the value of the options exercised by that date. The Board of Directors’ Meeting of May 10, 2001 approved an additional stipulation to the 2001-2003 plans consisting of a new attribution of options, implemented on May 15, in favor of the both the original and new recipients of the 2001-2003 Plan.

The exercise price of the options contained in this new offer was set at € 7.52, pursuant to the tax regulations contained in art. 48, second paragraph, letter g-bis of the TUIR, as the arithmetical average of TIM’s official ordinary share price quoted on the screen-based equity market managed by Borsa Italiana in the month previous to the offer.

The paragraphs below contain detailed information on the successive developments concerning the several stock option plans mentioned above.

1999 STOCK OPTION PLAN

The 1999 Stock Option Plan involved around 50 managers. The process concluded on June 2, 2000 with the exercise of all the 753,500 share attributed, triggering the issue of an equal number of ordinary shares at a price of € 5.65 each.

2000-2002 STOCK OPTION PLAN

The 2000-2002 Stock Option plan involves around 130 managers. During each of the three years in the cycle, the option holders may exercise about one-third of the total amount of options assigned upon the certified achievement of the market objective measured in terms of Economic Value Added (EVA) net of financial investments as compared to annual budget forecasts for the years 1999, 2000, and 2001, respectively.

The options for which the underlying market objective have been effectively achieved for each annual cycle can be exercised in the months of March, June, September, and December in any year from 2001 to 2005.

2001 ANNUAL REPORT	74

The first cycle of options, exercisable beginning in 2000 based on the results for the financial year 1999, was exercised in full from May 15 to June 2, 2000, triggering the issue of 7,070,015 ordinary shares at a price of € 6.42 each.

The second cycle of options, exercisable beginning in the year 2001, was exercised in part, triggering the issue of 357,688 ordinary shares at a price of € 6.42 each. The remaining second cycle options may be exercised at any time during the period mentioned above.

The outcome for the third cycle of options, exercisable beginning in the year 2002, awaits the certification of the achievement of the established market performance objective based on a minimum EVA level set according to the budget forecast net of financial investments with reference to results for the financial year 2001, as mentioned.

The Board of Directors may establish additional exercise periods.

2001-2003 STOCK OPTION PLANS

Both of the 2001-2003 Stock Option Plans involving managers and non-managers, respectively, are based on a similar three-year cycle: the exercise determination is made in the years 2001, 2002, and 2003 based on the previous years’ performance respectively; in each year, around one-third of the total options assigned can be exercised provided that the minimum market performance objectives below are met.

The decision to exercise the options depends on the positive relative performance of the TIM ordinary share from the month prior to the options issue (November 2000) and the month prior to each option exercise cycle (November 2001, November 2002, November 2003, respectively) as against the European telecommunications stock index, the DJ EuroStoxx TLC, during the same period (market objective).

The exercise period for each yearly cycle, then, is set in December and only those options for which the minimum market objective has been met can be exercised also in the months of March, June, September, and December of each year during the 2002-2005 period. The options issued in annual lots for which the minimum market objective is not reached during any year of the Plan may be accumulated with those issued in the lots for the successive years.

On May 10, 2002, the Board of Directors approved an extraordinary options distribution as part of the 2001-2003 Stock Option Plan amounting to a total of around 12 million options. The options were effectively distributed to the beneficiaries on May 15, 2001, with an exercise price of € 7.52 each.

The additional options were distributed to both the previous beneficiaries, included in the first lot of options, and to new beneficiaries divided into three annual lots for the years 2001, 2002, and 2003. Since the newly issued options have been integrated into the 2001-2003 Stock Option Plan, concerning both individuals and/or the number of options, they therefore have the same features and are subject to the same rules and regulations as the previously issued options in this Plan.

On February 12, 2002, the Board of Directors certified the achievement of the minimum market performance objective for the first lot of options in the 2001-2003 Plan, including the additional issue. As a result, all these options are eligible for exercise.

To fully implement the 2001-2003 Plan, the Board of Directors must still approve the capital increase corresponding to the options eligible for exercise included in the Plan.

2001 ANNUAL REPORT	75

DEVELOPMENTS PERTAINING TO THE CURRENT STOCK OPTION PLANS

		Year 2001 Number of options	Exercise price (euro)	Market price (euro)		Year 2000 Number of options	Exercise price (euro)	Market price (euro)	Year 1999 Number of options	Exercise price (euro)	Market price (euro)
(1)	Options on ordinary shares outstanding as of January 1, 2001
-	2000-2002 Stock Option Plan (a)	14,139,985	6.420	8.555		21,210,000	6.420	10.961
-	2001-2003 Stock Option Plan (b)
-	2001-2003 Stock Option Plan (c) (extraordinary distribution)

(2)	Options distributed in the period
-	2000-2002 Stock Option Plan (a)								21,210,000	6.420	10.648
-	2001-2003 Stock Option Plan (b)	44,790,000	8.671	8.667
-	2001-2003 Stock Option Plan (c) (extraordinary distribution)	12,047,000 —	7.526	7.613

(3)	Options exercised in the period
-	2000-2002 Stock Option Plan (a)	357,668	6.420	6.877		7,070,015	6.420	10.902
-	2001-2003 Stock Option Plan (b)
-	2001-2003 Stock Option Plan (c) (extraordinary distribution)

(4)	Options expired during the period
-	2000-2002 Stock Option Plan (a)	728,997	6.420
-	2001-2003 Stock Option Plan (b)	2,110,000	8.671
-	2001-2003 Stock Option Plan (c) (extraordinary distribution)	319,000	7.526

(5)	Outstanding options at period-ending
-	2000-2002 Stock Option Plan (a)	13,053,320	6.420	6.296	*	14,139,985	6.420	8.555	21,210,000	6.420	10.961
-	2001-2003 Stock Option Plan (b)	42,680,000	8.671	6.296	*
-	2001-2003 Stock Option Plan (c) (extraordinary distribution)	11,728,000	7.526	6.296	*

(6)	Of which: eligible for exercise at period-ending
-	2000-2002 Stock Option Plan (a)	6,546,680	6.420	6.296	*
-	2001-2003 Stock Option Plan (b)	13,432,000		6.296	*
-	2001-2003 Stock Option Plan (c) (extraordinary distribution)	11,021,000		6.296	*

(a)	The options were distributed to the beneficiaries on December 22, 1999.

(b)	The options were distributed to the beneficiaries on January 23, 2001.

(c)	The options were distributed to the beneficiaries on May 15, 2001.

Note:

Each option attributes the right to acquire a newly issued ordinary TIM share at the issue price shown above.

The market price is the official price set on the individual dates for points (1) (2) (5) and (6) (euro 6.296* is the official price for TIM ordinary shares on December 28, 2001) while for point (3) it is the arithmetical average of the official prices.

STOCK OPTION PLANS APPROVED BY THE COMPANY

Current Stock Option Plans	Exercise price (euro)	Number of options distributed and not yet exercised (December 31, 2001)				Maximum options expiration date
		Exercise period if eligible
		2001	2002	2003	Total
2000-2002
Stock Option Plan (a)(b)	6.420	6,546,680	6,506,640		13,053,320	12.31.2005
2001-2003
Stock Option Plan (b)(c)	8.671	13,432,000	13,432,000	15,816,000	42,680,000	12.31.2005
2001-2003
Stock Option Plan (b)(c)
(extraordinary distribution)	7.526	11,021,000	353,500	353,500	11,728,000	12.31.2005

(a)	The right to exercise the options distributed is subject to the fulfillment of market performance objective with reference to the operating and financial results of the corresponding financial year.

(b)	Options which are eligible but not exercised may be accumulated with those of the successive lot and may be exercised until December 31, 2005.

(c)	The right to exercise the options distributed for each lot is subject to the fulfillment of market performance objective with reference to the TIM ordinary share relative performance as compared to a European industry index during the period from the month prior to the distribution to the month of November in each annual cycle.

2001 ANNUAL REPORT	76

REPORT OF THE BOARD OF DIRECTORS ON THE FINANCIAL STATEMENTS FOR THE YEAR 2001 AND ON THE PROPOSAL FOR THE ALLOCATION OF NET INCOME

Shareholders,

In our view, the Report on Operations accompanying the TIM S.p.A. and TIM Group consolidated financial statements fully illustrates the performance and results achieved in the financial year 2001.

Net income for the year amounted to € 1,906,546,994.34 and the extraordinary reserve amounting to € 1,373,929,237.96 is available. So, for 2001, the Board of Directors is proposing a total dividend payout to Shareholders of € 2,007,549,059.46 to be distributed among ordinary and savings shares in the possession of third parties. In addition, income attributable to the Company own shares will be proportionally and equally attributed to all such shares.

The dividend payout proposal also takes into account the Company’s performance and business outlook, its capacity to generate adequate cash flows, and the strength of its asset and liabilities structure.

The above-mentioned total amount corresponds to a per-share dividend of € 0.2342 for the ordinary shares and € 0.2462 for the savings shares. This is an increase of € 0.0405 over the per-share dividend in the previous year for both share categories.

Based on this proposal, we submit for your approval the following

Agenda

The Shareholders’ Meeting of Telecom Italia Mobile S.p.A.,

•	having examined the Company financial statements for the year as of December 31, 2001, showing net income of € 1,906,546,994.34;

•	having examined the Report on Operations attached to the Company financial statements as of December 31, 2001;

•	having taken note of the Reports of the Board of Statutory Auditors and of the Independent Auditors Reconta Ernst & Young for the financial statements as of December 31, 2001;

•	having considered that the Company has 897,835 own shares in portfolio which do not have dividend rights;

•	having taken into account the available extraordinary reserve amounting to € 1,373,929,237.96;

2001 ANNUAL REPORT	77

deliberates

•	to approve the Board of Directors’ Report on Operations, the financial statements for the year consisting of the balance sheet, the statement of income and the notes to the financial statements of TIM S.p.A. for the fiscal year as of December 31, 2001 showing a net income of € 1,906,546,994.34;

•	to allocate the above-mentioned net income of € 1,906,546,994.34 as follows:

• to the legal reserve	€4,292.02

• to shares with 2001 dividend rights:

• € 0.2002 for each of the 8,433,106,881 ordinary shares of a par value of €0.06	€1,688,307,997.58

• € 0.2122 for each of the 132,069,163 savings shares of a par value of €0.06	€28,025,076.39

• to the extraordinary reserve	€3,209,628.35

• to the accelerated depreciation reserve	€187,000,000.00

•	to payout a further dividend of € 0,0340 for each of the 8,433,106,881 ordinary shares floating and for each of the 132,069,163 savings shares issued at a nominal value of € 0.06 each for a total of € 291,215,985.50, using the part of the extraordinary reserve;

•	to make the dividend payout as proposed above, at a rate of € 0.2342 per ordinary share and € 0.2462 per savings share, gross of legal withholding tax, beginning on April 25, 2002, with the coupon detached on April 22, 2002.

Pursuant to art. 14 of Presidential Decree of December 22, 1986 no. 917 and successive amendments, the dividend payout will confer to Shareholders a full tax credit of 56.25% usable without limits.

Rome, March 7, 2002	for the Board of Directors

2001 ANNUAL REPORT	78

BALANCE SHEET

ASSETS

(In euro)

		12.31.2001		12.31.2000
RECEIVABLES DUE FROM SHAREHOLDERS FOR OUTSTANDING PAYMENTS		—		—
INTANGIBLES, FIXED ASSETS AND LONG-TERM INVESTMENTS
- INTANGIBLE ASSETS
Start-up and expansion costs		11,370,679		15,160,906
Industrial patents and usage rights		298,500,420		252,268,759
Franchises, licenses, trademarks and similar rights		2,417,018,288		2,418,124,981
Work in progress and advances		27,353,988		12,088,106
Other intangible assets		26,495,454		41,421,124
		2,780,738,829		2,739,063,876

- FIXED ASSETS
Land and buildings		100,313,430		69,388,520
Plant and machinery		1,869,221,122		1,797,520,894
Manufacturing and commercial equipment		24,595,194		20,191,150
Other fixed assets		189,868,957		203,002,206
Work in progress and advances		109,319,727		83,845,488
		2,293,318,430		2,173,948,258

- LONG-TERM INVESTMENTS
Equity investments in:
subsidiaries		6,358,032,202		2,153,156,719
affiliated companies		671,501		677,349
other companies		34,213		34,213
total		6,358,737,916		2,153,868,281
Advances on future capital contributions		—		1,725,796,778
Receivables	(*)		(*)
from others	1,768,374	11,517,609	1,309,708	7,823,842
Other securities		3,844,700		1,576,802
		6,374,100,225		3,889,065,703

TOTAL INTANGIBLES, FIXED ASSETS AND LONG-TERM INVESTMENTS		11,448,157,484		8,802,077,837
WORKING CAPITAL
- INVENTORIES
Finished goods and merchandise: merchandise		47,573,898		54,102,809
- ACCOUNTS RECEIVABLE	(* *)		(* *)
Trade accounts receivable	—	927,728,443	—	1,195,064,260
From subsidiaries	—	38,587,638	—	17,353,850
From affiliated companies	—	9,965,453	—	2,044,321
From controlling companies	—	1,046,221,906	—	3,234,385,634
From others:
Government and other publicentities for contributions and subsidies	—	13,087,349	—	6,482,495
Other accounts receivable	—	570,590,761	—	470,423,883
		2,606,181,550		4,925,754,443

- SHORT-TERM FINANCIAL ASSETS
Treasury stock		5,657,100		8,109,766
(for a total nominal value of €53,870.10)		5,657,100		8,109,766

- LIQUID ASSETS
Bank and postal accounts		1,756,350		627,088,179
Cash and stamps on hand		280,496		278,891
		2,036,846		627,367,070

TOTAL WORKING CAPITAL		2,661,449,394		5,615,334,088

ACCRUALS AND DEFERRALS
Accrued income and other deferred expenses		5,178,051		2,606,842
		5,178,051		2,606,842

TOTAL ASSETS		14,114,784,929		14,420,018,767

(*)	Amounts due within one year.

(**)	Amounts due after one year.

2001 ANNUAL REPORT	80

SHAREHOLDERS’ EQUITY AND LIABILITIES

(In euro)		12.31.2001		12.31.2000
SHAREHOLDERS’ EQUITY
- SHARE CAPITAL		513,964,433		513,942,973
- ADDITIONAL PAID-IN CAPITAL		6,074,957,052		6,072,682,283
- LEGAL RESERVE		102,788,595		98,542,739
- RESERVE FOR TREASURY STOCK		5,657,100		8,109,766
- OTHER RESERVES:
Reserve for capital grants (under Presidential Decree no. 917/1986 - article 55)		14,680,919		14,680,919
Extraordinary reserve		1,409,384,885		1,209,752,078
Reserve under Law no. 342/00 - article 14		303,826,864		—
Reserve for accelerated depreciation		—		303,998,349
		1,727,892,668		1,528,431,346
- RETAINED EARNINGS (LOSSES)		—		167,848
- NET INCOME (LOSS)		1,906,546,994		1,861,676,813
		10,331,806,842		10,083,553,768
RESERVES FOR RISKS AND CHARGES
For taxes
for taxes		3,333,575		3,333,575
for deferred taxes		0		0
		3,333,575		3,333,575
Other reserves		474,206,819		508,997,905
		477,540,394		512,331,480
RESERVE FOR EMPLOYEE TERMINATION INDEMNITIES		71,117,810		64,886,981
LIABILITIES	(* *)		(* *)
Trade accounts payable	—	1,684,254,961	—	1,719,444,782
Accounts payable to subsidiaries	—	244,338	—	158,826
Accounts payable to affiliated companies	—	2,351,888	—	1,870,901
Accounts payable to controlling companies	—	216,017,232	—	694,080,844
Taxes payable	—	84,415,734	—	98,549,731
Contributions to pension and social security institutions	2,905,000	19,966,491	2,169,921	17,802,442
Other liabilities	117,063,564	1,217,787,769	234,127,128	1,208,924,305
	119,968,564	3,225,038,413	236,297,049	3,740,831,831
ACCRUALS AND DEFERRALS
Accrued expenses and other deferred income		9,281,470		18,414,707
		9,281,470		18,414,707

TOTAL SHAREHOLDERS’ EQUITY AND LIABILITIES		14,114,784,929		14,420,018,767

(**)	Amounts due after one year.

MEMORANDUM ACCOUNTS

(In euro)	12.31.2001	12.31.2000
GUARANTEES PROVIDED
Bank guarantees
In favor of affiliated companies	233,000,524	—
In favor of others	6,180,286	—
	239,180,810	—
	239,180,810	—
COLLATERAL PROVIDED
For own obligations, excluding liabilities	1,549,371	1,549,371
For liabilities recorded in the balance sheet	—	—
	1,549,371	1,549,371
PURCHASE AND SALES COMMITMENTS	42,809,105	53,989,567
OTHER	—	—

TOTAL	283,539,286	55,538,938

2001 ANNUAL REPORT	81

STATEMENT OF INCOME

(In euro)	Financial year 2001	Financial year 2000
PRODUCTION VALUE
Sales and service revenues	8,356,694,488	7,928,623,152
Other revenues and income
Operating grants	8,623,098	247,113
Other	60,495,915	36,412,174
	69,119,013	36,659,287
	8,425,813,501	7,965,282,439
PRODUCTION COSTS
Raw materials, supplies and merchandise	582,252,639	750,806,633
Services	2,530,028,133	2,331,385,382
Use of third-party assets	466,077,745	461,626,171
Labor costs:
Wages and salaries	291,083,291	271,626,143
Social security contributions	89,635,519	84,287,672
Termination indemnities	18,018,305	17,373,875
Other costs	7,217,391	7,135,529
	405,954,506	380,423,219
Amortization, depreciation and write-downs
Amortization of intangible assets	285,472,012	237,257,188
Depreciation of fixed assets	617,033,060	646,385,604
Write-downs of receivables included in working capital and liquid assets	51,940,150	63,671,106
	954,445,222	947,313,898
Changes in inventories of raw materials, supplies and merchandise	6,528,911	(12,290,984)
Other provisions	37,196,850	29,852,829
Miscellaneous operating costs
Losses	0	0
Contributions for exercise of TLC operations	181,793,082	185,561,878
Other costs	30,392,723	28,644,379
	212,185,805	214,206,257
	(5,194,669,811)	(5,103,323,405)
NET PRODUCTION VALUE	3,231,143,690	2,861,959,034
FINANCIAL INCOME AND EXPENSES
Other financial income
From receivables included in long-term investments
Other	1,133,208	211,750
	1,133,208	211,750
Securities, other than equity investments, included in long-term investments	154,076	122,314
Other income different from the above
Interest and commissions from subsidiaries	895,196	—
Interest and commissions from affiliated companies	—	259,766
Interest and commissions from controlling companies	61,845,656	59,186,685
Interest and commissions from other sources and miscellaneous income	19,561,935	4,382,003
	82,302,787	63,828,454
	83,590,071	64,162,518
Interest and other financial expenses
Interest and commissions to controlling companies	18,669,250	4,735,300
Interest and commissions to other sources and miscellaneous expenses	35,334,477	13,600,276
	(54,003,727)	(18,335,576)
NET FINANCIAL INCOME (EXPENSE)	29,586,344	45,826,942
VALUE ADJUSTMENTS TO FINANCIAL ASSETS
Write-downs
Of equity investments	31,671	8,626,125
Of securities, other than equity investments, included in working capital	2,452,666	1,432,066

TOTAL VALUE ADJUSTMENTS TO FINANCIAL ASSETS	(2,484,337)	(10,058,191)

2001 ANNUAL REPORT	82

(In euro)	Financial year 2001	Financial year 2000
EXTRAORDINARY INCOME AND EXPENSES
Income	131,707,780	62,612,339
Expenses
taxes incurred in previous financial years	—	(1,781,295)
provisions and write-downs to equity investments	(532,000,000)	—
other	(93,906,483)	(474,882,016)
	(625,906,483)	(476,663,311)
NET EXTRAORDINARY INCOME (EXPENSE)	(494,198,703)	(414,050,972)
INCOME BEFORE TAXES	2,764,046,994	2,483,676,813
Income taxes
current taxes	971,815,000	730,324,000
deferred taxes	(114,315,000)	(108,324,000)
	857,500,000	622,000,000

NET INCOME	1,906,546,994	1,861,676,813

2001 ANNUAL REPORT	83

NOTES

The financial statements as of December 31, 2001 have been drawn up in accordance with the statutes of the Italian Civil Code. The most significant accounting principles adopted when drawing up the financial statements as of December 31, 2001, as well as the content and changes to the individual items comprising them, are illustrated in these notes.

In order to show meaningful comparisons, data from previous financial years have been appropriately reclassified when necessary. No exceptional cases arose during the financial year 2001 which would have required recourse to waivers pursuant to art. 2423, section 4, of the Italian Civil Code.

Pursuant to Legislative Decree no. 127/91, consolidated financial statements have been drawn up and are presented together with the Parent company financial statements.

Though the Statement of Cash Flows has been presented in the Report on Operations, it is an integral part of these Notes pursuant to art. 2423, section 3, of the Italian Civil Code.

Since the Company already adopted the euro as the unit of account in the financial statements as of December 31, 2000, all the figures are expressed in thousands of euro, unless otherwise specified.

VALUATION CRITERIA

The accounting principles used in evaluating the items in these financial statements are in accordance with art. 2426 of the Italian Civil Code and comparable with those of the previous financial year.

Intangible assets

Intangible assets are shown at purchase or production cost and are systematically amortized according to their remaining useful life. The amortization criteria applied are described in detail below.

Appropriate write-downs are made to intangible assets when the investment made is considered unlikely to be fully recovered.

Start-up and expansion costs: with the consent of the Independent Auditors, these are shown and amortized within a period not exceeding five years from the financial year in which they matured or were incurred. With reference to the provisions of art. 2426, point 5, of the Italian Civil Code, we point out that the amount of available reserves exceeds the scheduled amortization for these items.

Industrial patents and usage rights: these are amortized according to their presumed useful life on a five-year basis or a three-year basis in the case of software, beginning in the first financial year of effective operational use.

Franchises, licenses, trademarks and similar rights: these are amortized according to the expected period of use as determined by contract or by law.

Other intangible assets: these mainly include the “adaptations on third-party property” amortized over five years.

Fixed assets

These are shown at purchase or production cost, depreciated according to their residual useful life based on the following criteria: the cost for assets transferred from Telecom Italia at the time of the demerger includes write-ups made pursuant to special laws on outstanding assets as of 12/31/1981 (Law December 2, 1975, no. 576, and Law March 19, 1983, no. 72) as well as mandatory revaluations of real estate acquired as of December 31, 1990 and shown on the balance sheet as of December 31, 1991 pursuant to Law December 30, 1991, no. 413.

Fixed assets are systematically depreciated each financial year on a straight-line basis according to the remaining useful life of the asset. Ordinary maintenance costs are fully charged to the statement of income of the financial year in which they are incurred.

Company-owned mobile radio transmission equipment used by staff, rented to customers, are completely depreciated in the financial year of purchase because of its modest unit cost and reduced useful life.

Work in progress: these are shown for the direct amount of cost incurred for the acquisition of assets, third-party services, and miscellaneous expenses.

Long-term investments

•

Equity investments: long-term equity investments are shown at purchase or underwriting cost. The progressive weighted average cost method is adopted in case of adjustments. For companies reporting losses considered of permanent duration, the book value is

2001 ANNUAL REPORT	84

written down up to an amount equating it with the book value attributable to the equity investment. Losses in value exceeding the corresponding book value are posted to the Reserves for risks and charges. Write-downs to equity investments are not carried forward in ensuing financial years if their original causes no longer subsist.

The cost of equity investments in foreign companies has been converted into euro at the exchange rate prevailing at the time of acquisition or underwriting.

•	Securities other than equity investments: if acquired with the intention that they will remain in the portfolio until their maturity, these are shown among long-term investments at purchase cost adjusted for the ownership proportion of the difference between purchase cost and repayment value.

Inventories

Inventories are shown at the lesser of realizable value and purchase cost determined according to the FIFO method. These book values are reduced, through specific write-downs, whenever such equipment becomes subject to obsolescence.

Receivables and liabilities

Receivables classified both among Long-term investments and Working capital are shown at their presumed realizable value. Liabilities are shown at their nominal value.

Receivables and liabilities expressed in foreign currencies are shown in the balance sheet at the exchange rate at the time of entry. To offset the risk of losses from changes in foreign exchange rates, any difference between the balance of receivables and liabilities converted at exchange rates prevailing at the close of the financial year and the book balance based on the original exchange rates is shown in the Statement of Income with offsetting entry in the exchange rate fluctuation reserve item included among the reserves for risks and charges in accordance with tax legislation.

Amounts due to the Company from its dealers may be sold off to the factoring companies (the sale is understood “without recourse” within preset limits). At the maturity of each individual amount due, the factor pays to the Company the nominal value of each one, net of the sums due to the dealer for services rendered. The Company has not given any guarantees backing these transactions.

Treasury stock

Treasury stock is posted to Working capital since it is subject to future sale and has been acquired on the market in implementation of the Shareholders’ Meeting decisions of June 15, 1999 and April 12, 2000. These shares are shown at the lesser of cost, determined with the FIFO method, and market value. A special reserve of the same amount as the share value posted to Working capital has been formed on the Liabilities side of the Balance Sheet.

Accruals and deferred

These cost and income items are shown for the period in which they occur.

Reserves for risks and charges

Reserve for taxes: this includes amounts conservatively allocated to cover presumed tax charges on positions yet to be determined.

Reserve for deferred taxes: this includes deferred taxes, net of advance tax payments made, whenever the conditions arise, deriving from temporary differences between the values attributed to assets and liabilities according to accounting criteria and the value attributed to the same assets and liabilities for tax purposes.

Any advance tax payments which do not offset deferred taxes are shown among “accounts receivable from others” under Working capital. In accordance with the conservative principle, unless there is reasonable certainty that taxable income will exceed - in the financial years in which the relative temporary differences will be settled - the amount of the difference to be offset, assets deriving from advance tax payments are not shown.

Other: these regard allocations made to cover certain or probable charges whose amounts or value date could not be determined at the close of the financial year.

Reserve for employee termination indemnities

The reserve is shown net of advance payments made. It is determined pursuant to current legislation (in particular Law May 29, 1982, no. 297 which prescribes its mandatory fixed and variable revaluation) and the collective labor contract. The reserve is adjusted to the requirements maturing at year-end in favor of working staff at that date. Receivables deriving from advance tax payments on the reserve for employee termination indemnities pursuant to Law no. 662 of December 23, 1996 and further amendments are shown in long-term investments under the item “from others”.

2001 ANNUAL REPORT	85

Revenues and costs

These are shown in the financial statements on an accrual basis. In particular, activation fees are shown at the moment the contract is stipulated since they correspond to activation costs. As for telecommunication service revenues, “traffic revenues” include sales invoiced by the Company to its customers but whose payment must be forwarded to other mobile and fixed telephone network operators, domestic and foreign.

Contributions and subsidies

Both operating grants and contributions to plant are shown in the accounting period in which the support documentation for the contributions issued is acquired, or in the accounting period in which the relative costs are incurred when it is certain that their issue is based on consolidated procedures.

More in detail, the posting of contributions to plant is put off until later accounting periods when they are shown among the deferred income; posting to the statement of income is made in correspondence with the progressive depreciation of the assets in question.

Leased assets

Leased assets are shown in the financial statements in accordance with the account framework emerging from the current legal interpretation on this subject which prescribes that leasing fees must be shown among costs incurred during the financial year.

Memorandum accounts

“Guarantees provided” are shown at the same nominal value of the guarantee. “Collateral provided” is shown at the same nominal value of the guaranteed asset.

Concerning the items included in “purchase and sales commitments”, we point out that leased assets are shown for the leasing fee amount due in future financial years plus the redemption value.

2001 ANNUAL REPORT	86

ASSETS

INTANGIBLES, FIXED ASSETS AND LONG-TERM INVESTMENTS	€ 11,448,157 thousand
(€ 8,802,078 thousand as of December 31, 2000)
This item increased by € 2,646,079 thousand.
The depreciation and amortization methods are the same as those applied in the previous financial year.

INTANGIBLE ASSETS	€ 2,780,739 thousand
(€ 2,739,064 thousand as of December 31, 2000)
Intangible assets increased by € 41,675 thousand as compared to December 31, 2000.

The following tables contain details of the changes for each item in the intangible assets category as well as the balances at the beginning and end of the financial year.

INTANGIBLE ASSETS AS OF 12.31.2000

(euro/thousands)			Cost	Accumulated amortization	Book value
Start-up and expansion costs			18,951	(3,790)	15,161
Industrial patents and usage rights			795,029	(542,760)	252,269
Franchises, licenses, trademarks and similar rights			2,421,445	(3,320)	2,418,125
Work in progress and advances			12,088	—	12,088
Other intangible assets			125,243	(83,822)	41,421

Total			3,372,756	(633,692)	2,739,064

CHANGE IN THE FINANCIAL YEAR

(euro/thousands)	Acquisitions/ Capitalizations	Reclassifications	Net value of disposals/ write-offs/ transfers	Amortization	Total change
Start-up and expansion costs	—	—	—	(3,790)	(3,790)
Industrial patents and usage rights	296,047	11,260	—	(261,075)	46,232
Franchises, licenses, trademarks and similar rights	—	—	—	(1,107)	(1,107)
Work in progress and advances	26,562	(11,296)	—	—	15,266
Other intangible assets	4,538	36	—	(19,500)	(14,926)

Total	327,147	—	—	(285,472)	41,675

INTANGIBLE ASSETS AS OF 12.31.2001

(euro/thousands)			Cost	Accumulated amortization	Book value
Start-up and expansion costs			18,951	(7,580)	11,371
Industrial patents and usage rights			1,102,336	(803,835)	298,501
Franchises, licenses, trademarks and similar rights			2,421,445	(4,427)	2,417,018
Work in progress and advances			27,354	—	27,354
Other intangible assets			129,817	(103,322)	26,495

Total			3,699,903	(919,164)	2,780,739

2001 ANNUAL REPORT	87

Start-up and expansion costs	€ 11,371 thousand
(€ 15,161 thousand as of December 31, 2000)

The components of this item were capitalized in the financial year 2000. They include capital transactions, such as the conversion of savings shares into ordinary shares and the capital increase reserved for Telecom Italia S.p.A., underwritten through the transfer of SMH shares.

Industrial patents and usage rights	€ 298,501 thousand
(€ 252,269 thousand as of December 31, 2000)

This item increased by € 46,232 thousand as compared to year-end 2000, mainly consisting of software currently in use. The change is attributable to investment made during the year for € 296,047 thousand and the reclassification from work in progress to industrial patents and usage rights following their completion amounting to € 11,260 thousand, and € 261,075 thousand in amortization.

Franchises, licenses, trademarks and similar rights	€ 2,417,018 thousand
(€ 2,418,125 thousand as of December 31, 2000)

This item decreased by € 1,107 thousand due to amortization of assets brought to book in previous financial years and completely amortized by year-end 2001. The year-end amount now refers exclusively to the value of the UMTS license acquired in 2000. The license value was posted at the price paid at auction. Since the asset has not yet begun to produce revenues the amortization process was not begun in the financial year 2001.

Work in progress and advances	€ 27,354 thousand
(€ 12,088 thousand as of December 31, 2000)
This item increased by € 15,266 thousand attributable to the increase in the value of the investments over the reclassified value for the year.

Other intangible assets	€ 26,495 thousand
(€ 41,421 thousand as of December 31, 2000)

This item, consisting of “adaptations on third-party assets”, decreased by € 14,926 thousand during the financial year. The decrease was determined by the negative balance between € 4,574 thousand in acquisitions and write-ups to capital value made during the year and € 19,500 thousand in amortization for the period.

FIXED ASSETS	€ 2,293,318 thousand
(€ 2,173,948 thousand as of December 31, 2000)
This item increased by € 119,370 thousand as compared to year-end 2000.
The item is broken down below, highlighting the main changes during the year as well as total assets at the beginning and at the end of year.
The acquisition of the real estate complex in Via Aurelia in Rome was finalized during the course of the year.

2001 ANNUAL REPORT	88

FIXED ASSETS AS OF 12.31.2000

(euro/thousands)		Cost	Revaluations	Accumulated depreciation	Book value
Land and buildings:
- non-industrial		601	13	—	614
- industrial		76,639	1,984	(9,848)	68,775
		77,240	1,997	(9,848)	69,389
Plant and machinery		4,760,118	344	(2,962,941)	1,797,521
Manufacturing and commercial equipment		56,853	2	(36,664)	20,191
Other fixed assets		404,172	7	(201,177)	203,002
Work in progress and advances		83,845	—	—	83,845

Total		5,382,228	2,350	(3,210,630)	2,173,948

CHANGE IN THE PERIOD

(euro/thousands)	Acquisitions/ Capitalizations	Reclassifications	Net value of disposals/ write-offs/ transfers	Depreciation	Total change
Land and buildings:
- non-industrial	—	—	—	—	—
- industrial	5,831	30,728	—	(5,634)	30,925
	5,831	30,728	—	(5,634)	30,925
Plant and machinery	660,392	33,278	(89,891)	(532,079)	71,700
Manufacturing and commercial equipment	14,345	—	0	(9,941)	4,404
Other fixed assets	58,808	7,595	(334)	(79,202)	(13,133)
Work in progress and advances	97,075	(71,601)	—	—	25,474

Total	836,451	—	(90,225)	(626,856)	119,370

FIXED ASSETS AS OF 12.31.2001

(euro/thousands)		Cost	Revaluations	Accumulated depreciation	Book value
Land and buildings:
- non-industrial		601	13	—	614
- industrial		113,198	1,984	(15,482)	99,700
		113,799	1,997	(15,482)	100,314
Plant and machinery		5,016,549	344	(3,147,672)	1,869,221
Manufacturing and commercial equipment		70,936	2	(46,343)	24,595
Other fixed assets		440,703	7	(250,841)	189,869
Work in progress and advances		109,319	—	—	109,319

Total		5,751,306	2,350	(3,460,338)	2,293,318

2001 ANNUAL REPORT	89

Details of assets sold or completely written off for the period, mainly in relation to the replacement of network plants that had become technologically obsolete, are set out as follows:

Assets disposed of/written off/transferred

(euro/thousands)	Cost	Revaluations	Accumulated depreciation	Net value
Land and buildings:
- non-industrial	—	—	—	—
- industrial	—	—	—	—
	—	—	—	—
Plant and machinery	437,239	—	(347,348)	89,891
Manufacturing and commercial equipment	262	—	(262)	0
Other fixed assets	29,872	—	(29,538)	334
Work in progress and advances	—	—	—	—

Total	467,373	—	(377,148)	90,225

The Company generated around € 39 million from fixed asset sales during the year. The sales netted a realized capital loss of around € 51 million, covered by a drawdown from the Reserve for technological update risks.

The bulk of investment in fixed assets in 2001, amounting to € 836,451 thousand, was allocated to upgrading the network infrastructure.

The ratio of depreciation reserves to gross fixed asset value increased from 60.6% as of year-end 2000 to 61.3% in 2001.

Pursuant to art. 10 of Law no. 72/1983, details of the write-ups made to assets still on the balance sheet are shown in the following table:

(euro/thousands)	Land and building	Plant and machinery	Manufacturing and commercial equipment	Other fixed assets	Total
Revaluations:
- under law no. 576 of 12.2.1975	87	29	2	—	118
- under law no. 72 of 3.19.1983	538	315	—	7	860
- under law no. 413 of 12.30.1991	1,372	—	—	—	1,372

Total	1,997	344	2	7	2,350

LONG-TERM INVESTMENTS	€ 6,374,100 thousand
(€ 3,889,066 thousand as of December 31, 2000)

This item increased by € 2,485,034 thousand.

The following statement provides details of the individual components of this item, including the changes occurring during the year.

(euro/thousands)	12.31.2001	12.31.2000	Change
Equity investments in:
- subsidiaries	6,358,032	2,153,157	4,204,875
- affiliated companies	671	677	(6)
- other companies	34	34	—

	6,358,737	2,153,868	4,204,869

Advances on future capital contributions	—	1,725,797	(1,725,797)
Receivables
- from others	11,518	7,824	3,694
Other securities	3,845	1,577	2,268

Total	6,374,100	3,889,066	2,485,034

2001 ANNUAL REPORT	90

Equity invest	€ 6,358,737 thousand
(€ 2,153,868 thousand as of December 31, 2000)

Subsidiaries	€ 6,358,032 thousand
(€ 2,153,157 thousand as of December 31, 2000)

This item increased by € 4,204,875 thousand.

On December 28, 2001, the merger of TIM International B.V. in Stet Mobile Holding N.V. was finalized. The latter then changed its name to TIM International N.V.

TIM International N.V. completely assumed all the assets and liabilities of the merged company.

The net increase in this item is the result of the capital increase made in the two subsidiaries during the year and the extraordinary € 532 million devaluation made to the book value of TIM International N.V. to reflect the market value of the international equity investments held by the TIM group. This market value adjustment, in turn, reflects the significant deterioration in the macroeconomic conditions in countries where several of the subsidiaries operate and the noticeable change in the future outlook for the telecommunications industry during the year. The Directors view these developments as extraordinary and do not expect that such a combination of circumstances will be repeated in the future.

Affiliated companies	€ 671 thousand
(€ 677 thousand as of December 31, 2000)

This item decreased by 6 thousand €, due to the following factors.

At year-end, the subsidiary Edotel S.p.A. was devalued by € 32 thousand to adjust its book value to the net equity value attributable to TIM.

Also in 2001, TIM acquired a share in the consortium “Scuola Superiore per l’Alta Formazione Universitaria Federico II” for € 26 thousand. The mission of this consortium is to train highly specialized professionals and promote post-graduate research in cooperation with Italian and foreign universities.

Other companies	€ 34 thousand
(€ 34 thousand as of December 31, 2000)

This item did not undergo any changes during the financial year 2001.

Advances on future capital contributions	€ -
(€ 1,725,797 thousand as of December 31, 2000)

In 2001, TIM paid a total of € 3,011,078 thousand in advances for future capital increases in favor of SMH and TIM International B.V. The sums were allocated for the expansion of the TIM group’s international operations, mainly channeled to the affiliate IS TIM and the subholding TIM Brasil.

During the year all the sums allocated were converted into share capital and subsequently reclassified in the item Equity investments in subsidiaries.

(euro/thousands)	Value as of 12.31.2000	Advances for the year	Pre-merger reclassifications	Post-merger reclassifications	Value as of 12.31.2001
TIM International N.V.
(ex Stet Mobile Holding N.V.)	996,340	1,063,412	(1,006,440)	(1,053,312)	—
TIM International B.V.	729,457	1,947,666	(2,377,551)	(299,572)	—

Total	1,725,797	3,011,078	(3,383,991)	(1,352,884)	—

The column “Post-merger reclassifications” takes into account the transfer of the capital contributions still attributable to TIM International B.V. to TIM International N.V. on the effective date of the merger. It also includes the reclassification into capital of all the payments made attributable to TIM International N.V. effective on December 31, 2001.

Finally, the statement below provides details of changes affecting individual subsidiaries as well as the list of equity investments in subsidiaries and affiliated companies pursuant to art. 2427, point 5, of the Italian Civil Code.

2001 ANNUAL REPORT	91

EQUITY INVESTMENTS INCLUDED IN LONG-TERM INVESTMENTS

				12.31.2000
(euro/thousands)	Cost	Write-ups	Write-downs	Book value
Equity investments in subsidiaries
TIM International B.V.	20	—	—	20
TIM International N.V. (ex Stet Mobile Holding N.V.)	2,153,137	—	—	2,153,137

Total subsidiaries	2,153,157	—	—	2,153,157

Equity investments in affiliated companies
Iridium Italia S.p.A.	3,435	—	(3,435)	—
Consorzio Elettra 2000	310	—	—	310
Edotel S.p.A.	413	—	(46)	367
Consorzio Scuola Superiore per l’Alta Formazione Universitaria Federico II	—	—	—	—

Total affiliated companies	4,158	—	(3,481)	677

Equity investments in other companies
Conai - Consorzio Nazionale Imballaggi	1	—	—	1
Consorzio Cefriel (ex Cogefo)	33	—	—	33

Total other companies	34	—	—	34

Advances on future capital contributions
TIM International B.V.	729,457	—	—	729,457
TIM International N.V. (ex Stet Mobile Holding N.V.)	996,340	—	—	996,340

Total advances on future capital contributions	1,725,797	—	—	1,725,797

LIST OF EQUITY INVESTMENTS HELD BY TIM S.p.A.

Name	Head office

Subsidiaries
TIM International N.V.	Amsterdam
	(Olanda)	euro
Affiliated companies
Edotel S.p.A.	Torino (Italia)	euro
Iridium Italia S.p.A.	Roma (Italia)	euro
Consorzio Elettra 2000	Pontecchio Marconi
	(Bo) (Italia)	euro
Consorzio Scuola Superiore per I’Alta Formazione Universitaria Federico II	Milano (Italia)	lire

2001 ANNUAL REPORT	92

			Change during the year					12.31.2001
Acquisitions/ Subscriptions	Reclassi- fications/ Disposals	Write- downs/ Write-ups	Reformation of capital	Total change	Cost	Write-ups	Write-downs	Book value

—	(20)	—	—	(20)	—	—	—	—
—	4,736,895	(532,000)	—	4,204,895	6,890,032	—	(532,000)	6,358,032

—	4,736,875	(532,000)	—	4,204,875	6,890,032	—	(532,000)	6,358,032

—	—	—	—	—	3,435	—	(3,435)	—
—	—	—	—	—	310	—	—	310
—	—	(32)	—	(32)	413	—	(78)	335
26	—	—	—	26	26	—	—	26

26	—	(32)	—	(6)	4,184	—	(3,513)	671

—	—	—	—	—	1	—	—	1
—	—	—	—	—	33	—	—	33

—	—	—	—	—	34	—	—	34

1,947,666	(2,677,123)	—	—	(729,457)	—	—	—	—
1,063,412	(2,059,752)	—	—	(996,340)	—	—	—	—

3,011,078	(4,736,875)	—	—	(1,725,797)	—	—	—	—

Share capital as of 12.31.2001	Shareholders’ equity as of 12.31.2001	Net income / (loss)	Stake held	Corresponding shareholders’ equity (A)	Book value (B)	Difference (B)-(A)
	(euro/thousands)	(euro/thousands)		(euro/thousands)	(euro/thousands)	(euro/thousands)

555,426,000,00	4,978,502	(2,489,885)	100%	4,978,502	6,358,032	1,379,530

1,020,000,00	839	(79)	40%	335	335	—
2,575,000,00	(3,767)	—	35%	(1,318)	—	1,318

929,622,42	930	—	20%	186	310	124
1,022,235,577	n.d.	n.d.	20%	n.d.	26	—

2001 ANNUAL REPORT	93

The book value of TIM International N.V. is net of the € 532 million devaluation described above. The € 1,379.5 million difference between this book value and the corresponding net equity accounting value for TIM International was absorbed by unrealized capital gains on part of TIM International’s international portfolio, in line with the conservative accounting principles adopted when drawing up the financial statements. In its overall evaluation of the subsidiary TIM International, TIM also took into account these unrealized capital gains.

TIM International N.V.’s net equity value attributable to TIM that can be consolidated amounts to € 4,492.1 million. The difference between the subsidiary’s book value and the net equity value attributable to TIM is likewise absorbed by the unrealized capital gains mentioned above.

The difference between the book value of Iridium Italia S.p.A. and the corresponding net equity accounting value has been allocated to the Reserve for charges on equity investments for € 1.3 million (already shown in the 2000 financial statements).

Receivables	€ 11,518 thousand
(€ 7,824 thousand as of December 31, 2000)

This item increased by € 3,694 thousand as compared to December 31, 2000.

These receivables entirely refer to transactions with employees, detailed as follows:

•	outstanding loans as of year-end amounting to € 9,239 thousand;

•	tax credits for advanced employee indemnity payments (pursuant to law no. 662 of December 23, 1996 and successive modifications and additions) for € 2,279 thousand.

A breakdown of receivables falling due within and after five years is shown in the detailed table completing the comments to the Asset items.

Other securities	€ 3,845 thousand
(€ 1,577 thousand as of December 31, 2000)

This item increased by € 2,268 thousand. It includes the following components:

•	a deposit paid to the Ministry of Communications in accordance with the GSM Agreement. In detail, it consists of BTPs maturing on January 1, 2004 for € 1,050 thousand, and CCTs maturing on May 1, 2004 for € 519 thousand. The figures are net of issue and transaction fees;

•	paid-in shares in the closed-end investment fund Saturn Venture Partners LLC for a total of € 2,276 thousand.

2001 ANNUAL REPORT	94

WORKING CAPITAL	€ 2,661,449 thousand
(€ 5,615,334 thousand as of December 31, 2000)

INVENTORIES	€ 47,573 thousand

Finished goods and merchandise: merchandise
(€ 54.102 thousand as of December 31, 2000)

This item decreased by € 6,529 thousand.

It includes goods for sale, mainly mobile communications equipment, and related accessories.

It also includes a € 28,008 thousand write-down to adjust the value of some of the equipment, in the main analog technology, to their presumed realizable value.

ACCOUNTS RECEIVABLE	€ 2,606,182 thousand
(€ 4,925,755 thousand as of December 31, 2000)

This item decreased by € 2,319,573 thousand.

The breakdown of the beginning and ending balances plus changes during the year for each receivables category is shown in the table below.

	Balance as of 12.31.2000	Changes in the financial year			Balance as of 12.31.2001
(euro/thousands)		Uses	Provisions	Other changes
Trade accounts receivable:
Face value	1,268,064	—	—	(257,336)	1,010,728
Reserve for bad debt	(73,000)	41,940	(51,940)	—	(83,000)
	1,195,064	41,940	(51,940)	(257,336)	927,728
From subsidiaries	17,354	—	—	21,234	38,588
From affiliated companies	2,045	—	—	7,921	9,966
From controlling companies	3,234,386	—	—	(2,188,164)	1,046,222
From others
- Government and other public entities for contributions and subsidies	6,482	—	—	6,605	13,087
- Other accounts receivable	470,424	—	—	100,167	570,591

Total	4,925,755	41,940	(51,940)	(2,309,573)	2,606,182

Trade accounts receivable amounted to € 927,728 thousand as of year-end 2001, a decrease of € 267,336 thousand from a year before.

This amount is net of the corresponding reserve for bad debt allocated to adjust the accounting value to the presumed realizable value. The reserve for bad debt amounted to € 83,000 thousand as of year-end 2001; drawdowns during the year amounted to € 41,940 thousand and new provisions to € 51,940 thousand.

During the year, TIM factored some € 3,297 million worth of trade accounts receivable. as of December 31, 2001 factored, advance, and outstanding receivables amounted to € 106 million.

Accounts receivable from subsidiaries amounted to € 38,588 thousand, mostly attributable to services rendered and roaming revenues.

Accounts receivable from affiliated companies amounted to € 9,966 thousand, also mostly attributable to roaming traffic.

Accounts receivable from controlling companies, referring almost exclusively to Telecom Italia, decreased considerably from € 3,234,386 thousand to € 1,046,222 thousand. In particular, the net positive balance in the correspondent current account decreased by € 2,100,366 thousand as a result of the high level of investment in the foreign equity investments; the new current account balance as of year-end amounted to € 692,645 thousand.

Trade receivables also decreased, amounting to € 346,531 thousand, mostly attributable to traffic revenues.

Other receivables, amounting to € 4,907 thousand, refer to VAT credits; in accordance with the Group VAT procedure, these credits are shown in accounts receivable from the controlling company.

2001 ANNUAL REPORT	95

Accounts receivable from others increased by € 106,772 thousand. Details are shown in the table below.

(euro/thousands)	12.31.2001	12.31.2000	Change
Tax credits	319,049	337,008	(17,959)
Payments to be recorded	118,787	42,381	76,406
Contributions and subsidies from the Government and other public entities	13,087	6,482	6,605
Receivables from employees	3,787	4,393	(606)
Other	128,968	86,642	42,326

Total	583,678	476,906	106,772

Tax credits mostly include advance tax credits (net of offsets in the Reserve for deferred taxes), as well as the advance income tax payments made during the year in excess of the estimated tax for the financial year 2001.

Advance tax credits almost entirely refer to risk and charges reserves and the non-deducted portion of the reserve for bad debt. Other receivables include € 32,295 thousand in connection with the Council of State decision to partially annul ruling no. 7553/1999 of the Competition and Market Guarantee Regulator.

Accounts receivable with settlement dates within and beyond five years are detailed in a statement attached to the comments on asset items.

SHORT-TERM FINANCIAL ASSETS	€ 5,657 thousand
(€ 8,110 thousand as of December 31, 2000)

Treasury stock

This item includes no. 897,835 TIM ordinary shares the Company acquired during the previous financial year pursuant to the Ordinary Shareholders’ Meeting deliberations of June 15, 1999 and April 12, 2000 for the ensuing offer to dealers. These shares remained on account with the Company after the offer to dealers had expired. Their value was adjusted by € 2,453 thousand according to market prices. No new acquisitions or sales were made during the course of the year.

LIQUID ASSETS	€ 2,037 thousand
(€ 627,367 thousand as of December 31, 2000)

This item decreased by € 625,330 thousand as compared to year-end 2000.

The breakdown is given in the table below.

(euro/thousands)	12.31.2001	12.31.2000	Change
Bank and postal deposits	1,756	627,088	(625,332)
Cash and stamps on hand	281	279	2

Total	2,037	627,367	(625,330)

The particularly high amount shown in bank and postal deposits as of the end of the previous year was attributable to sums deposited as third-party guarantees in relation to the corporate restructuring of the Telecom Italia Group’s foreign companies and the partial installment payment conceded for the UMTS license acquisition.

2001 ANNUAL REPORT	96

ACCRUALS AND DEFERRALS	€ 5,179 thousand

(€ 2,607 thousand as of December 31, 2000)

Accrued income increased by € 2,071 thousand over December 31, 2000 and amounted to € 2,101 thousand at year-end 2001. The item almost entirely consists of € 2,057 thousand in financial transactions.

Deferred expenses amounted to € 3,078 thousand for the most part attributable to commercial transactions, including the future portion of charges for ongoing sponsorships (such as the Soccer Championship and the TIM Cup) and for association fees.

Pursuant to point 6 of art. 2427 of the Italian Civil Code, the following table reports accrued income and prepaid expense items according to their settlement dates within and beyond five years.

ACCOUNTS RECEIVABLE AND ACCRUED INCOME BY MATURITY AND TYPE

	12.31.2001 Amounts due				12.31.2000 Amounts due
(euro/thousands)	within one year	in 2-5 year	after 5 year	Total	within one year	in 2-5 year	after 5 year	Total
Receivables included in long-term investments
From others
- employees	1,369	5,184	2,686	9,239	827	3,181	1,077	5,085
- others	399	1,880	—	2,279	483	2,256	—	2,739

Total receivables included in long-term investments	1,768	7,064	2,686	11,518	1,310	5,437	1,077	7,824

Accounts receivable included in working capital
Other loans to
- controlling companies	692,645	—	—	692,645	2,793,011	—	—	2,793,011
- affiliated companies	59	—	—	59	2	—	—	2
	692,704	—	—	692,704	2,793,013	—	—	2,793,013
Trade accounts receivable
- from customers	927,728	—	—	927,728	1,195,064	—	—	1,195,064
- from controlling companies	346,531	—	—	346,531	439,234	—	—	439,234
- from subsidiaries	38,588	—	—	38,588	17,354	—	—	17,354
- from affiliated companies	9,880	—	—	9,880	1,941	—	—	1,941
- from others	13,087	—	—	13,087	6,482	—	—	6,482
	1,335,814	—	—	1,335,814	1,660,075	—	—	1,660,075
Other accounts receivable
- from controlling companies	7,046	—	—	7,046	2,141	—	—	2,141
- from affiliated companies	27	—	—	27	102	—	—	102
- from others	570,591	—	—	570,591	470,424	—	—	470,424
	577,664	—	—	577,664	472,667	—	—	472,667

Total accounts receivable included in working capital	2,606,182	—	—	2,606,182	4,925,755	—	—	4,925,755

Accrued income	2,101	—	—	2,101	30	—	—	30

2001 ANNUAL REPORT	97

SHAREHOLDERS’ EQUITY AND LIABILITIES

SHAREHOLDERS’ EQUITY	€ 10,331,807 thousand

( € 10,083,554 thousand as of December 31, 2000)

This item increased by € 248,253 thousand as a result of the following changes illustrated below.

NET INCOME

	CHANGES IN THE FINANCIAL YEAR
(euro/thousands)	Balance as of 12.31.2000	Allocation of 2000 net income	Share capital increase	Other changes	Balance as of 12.31.2001
Share capital	513,943	—	21	—	513,964
Additional paid-in capital	6,072,682	—	2,275	—	6,074,957
Legal reserve	98,543	4,246	—	—	102,789
Reserve for treasury stock	8,110	—	—	(2,453)	5,657
Other reserves
Reserve for accelerated depreciation	303,998	—	—	(303,998)	—
Reserve under Law no. 342/2000 - article 14	—	—	—	303,827	303,827
Extraordinary reserve	1,209,752	197,009	—	2,624	1,409,385
Reserve for capital grants	14,681	—	—	—	14,681
Retained earnings (loss)	168	(168)	—	—	—
Net income	1,861,677	(1,861,677)	—	1,906,547	1,906,547

Total shareholders’ equity	10,083,554	(1,660,590)	2,296	1,906,547	10,331,807

Share capital: amounts to € 513,964,432.74 consisting of 8,434,004,716 ordinary shares and 132,069,163 savings shares all with a nominal value of € 0.06.

This item increased by € 21 thousand during the year following a paid-in capital increase by Company executives consisting of 357,668 shares at a nominal value of € 0.06 in implementation of the Stock Option Plan deliberated by the Shareholders’ Meetings of June 15, 1999 and April 12, 2000.

Additional paid-in capital: the € 2,275 thousand increase was attributable to the Stock Option Plan implementation mentioned above for which the exercise price was € 6.42 per share.

Legal reserve: as part of the allocation of net income for 2000, the Legal reserve was increased by € 4,246 thousand to maintain the minimum level in accordance with art. 2430 of the Italian Civil Code.

Reserve for treasury stock: this reserve was reduced by € 2,453 thousand, corresponding to the reduction in the value of Company treasury stock shown on the assets side of the Balance Sheet.

Reserve for accelerated depreciation and Reserve under Law no. 342/2000 - article 14: the Shareholders’ Meeting of December 14, 2001 ratified the Company’s application of the tax provision known as “Tax recognition of the higher value shown in the financial statements” as part of its income tax returns for the year 2000. The Company applied this provision to the advanced depreciation shown in a reserve set up for the purpose pursuant to art. 67, paragraph 3, Presidential Decree December 22, 1986, no. 917, exempting it from certain tax liabilities. At the same time, the advanced depreciation reserve was renamed to “Reserve under Law no. 342/2000 - article 14”, in suspension of € 303,827 thousand in taxes net of the substitute tax. Liabilities attributable to TIM S.p.A. pursuant to Law 488/92 and the Patto Territoriale di Ascoli Piceno (local territory development plan for the Ascoli Piceno area), totaling € 39,167 thousand, are now shown in the Reserve under Law no. 342/2000 - article 14.

Extraordinary reserve: this reserve underwent the following changes during the year:

•	increase of € 197,009 thousand as part of the allocation of net income for the financial year 2000;

•	reclassification of € 2,453 thousand from the Reserve for treasury stock;

•	reclassification pertaining to the advance depreciation exemption application.

It is also pointed out that a portion of the reserve, amounting to € 24,085 thousand, is set aside as a guarantee for capital allocated to cover specific investment programs pursuant to Law no. 488/92.

Based on current plans, no transactions are expected regarding reserves for suspended taxes included in Net Equity which, pursuant to current legislation, would give rise to tax liabilities.

2001 ANNUAL REPORT	98

RESERVES FOR RISKS AND CHARGES	€ 477,541 thousand
( € 512,332 thousand as of December 31, 2000)

These reserves decreased by a total of € 34,791 thousand during the year.

The individual reserves and their changes during the financial period are shown below:

(euro/thousands)	Balance as of 12.31.2000	Uses	Provisions	Other changes	Balance as of 12.31.2001
For taxes:
For taxes	3,334	—	—	—	3,334
For deferred taxes	0	—	—	0	0
	3,334	—	—	0	3,334
Other reserves:
Reserve for technological update risks	434,000	(120,060)	33,600	—	347,540
Regulatory framework risk reserve	64,471	(18,472)	70,787	—	116,786
Other reserves for risks and charges	10,527	(5,425)	7,023	(2,244)	9,881
	508,998	(143,957)	111,410	(2,244)	474,207

Total	512,332	(143,957)	111,410	(2,244)	477,541

Reserve for taxes	€ 3,334 thousand
( € 3,334 thousand as of December 31, 2000)

This includes conservatively allocated amounts to cover presumed tax liabilities on positions not yet defined. In particular, it includes repayments demanded to the tax authorities on income tax for the financial year 1997.

Reserve for deferred taxes	€ 0
( € 0 as of December 31, 2000)

Deferred taxes have been completely offset by advance tax payments, already settled in the previous financial year.

Reserve for technological update risks	€ 347,540 thousand
( € 434,000 thousand as of December 31, 2000)

This reserve was formed in the previous years. In 2001, € 120,060 thousand were drawn down to cover disposals of equipment with obsolete technology and several charges related to the rendering of services based on analog technology. The provision for the year was posted among extraordinary expenses to cover revisions of estimates made in 2000.

Regulatory framework risk reserve	€ 116,786 thousand
( € 64,471 thousand as of December 31, 2000)

This reserve contains conservative estimates of future charges relating to TIM’s general obligations towards Agencies and Authorities according to specific laws affecting the industry. The reserve includes, for example, amounts previously allocated to the frequency release charges reserve.

Other reserves for risks and charges	€ 9,881 thousand
( € 10,527 thousand as of December 31, 2000)

These reserves include:

•	allocations made in previous years to the Litigation liability reserve amounting to € 969 thousand to cover estimates of possible charges arriving from disputes with employees or third parties. The remaining amount is for actions not yet defined. Drawdowns for €11 thousand were made in 2001;

•	Prize-giving events reserve, amounting to € 826 thousand, estimated on the basis of prizes to be paid out to participants in events organized by the Company. The following table sets out the changes in the reserve by year of formation:

(euro/thousands)	Balance as of 12.31.2000	Uses	Provisions	Other changes	Balance as of 12.31.2001
Financial year 2000	3,600	(1,356)	—	(2,244)	—
Financial year 2001	—	—	826	—	826

Total	3,600	(1,356)	826	(2,244)	826

2001 ANNUAL REPORT	99

RESERVE FOR EMPLOYEE TERMINATION INDEMNITIES	€ 71,118 thousand
(€ 64,887 thousand as of December 31, 2000)

This reserve increased by € 6,231 thousand during the year.

The beginning and end balances and the intervening changes during the year are set out in the statement below:

(euro/thousands)
Balance as of 12.31.2000	64,887
Changes during the period:
Provisions to the statement of income to cover amounts due to personnel accrued during the period and the revaluation, pursuant to Law no. 297/1982, both fixed and variable according to changes in the cost of living	18,018
Uses for:
- Indemnities paid to personnel retired or dismissed during the period	(4,869)
- Advances pursuant to Law n. 297/1982	(893)
- Pension fund uses	(5,938)
Transfers to and from Group companies and other changes	(87)

Balance as of 12.31.2001	71,118

LIABILITIES	€ 3,225,038 thousand
(€ 3,740,831 thousand as of December 31, 2000)

Liabilities decreased by € 515,793 thousand during the year, detailed as follows:

(euro/thousands)	As of 12.31.2001	As of 12.31.2000	Change
Trade accounts payable	1,684,255	1,719,444	(35,189)
Accounts payable to subsidiaries	244	159	85
Accounts payable to affiliated companies	2,352	1,871	481
Accounts payable to controlling companies	216,017	694,081	(478,064)
Taxes payable	84,416	98,550	(14,134)
Contributions to Pension and Social Security Institutions	19,966	17,802	2,164
Other liabilities	1,217,788	1,208,924	8,864

Total	3,225,038	3,740,831	(515,793)

Accounts payable to subsidiaries and Accounts payable to affiliated companies: these items amount to € 244 thousand and € 2,352 thousand, respectively. They mainly refer to amounts due for traffic generated by TIM customers on the TIM Group company network.

Accounts payable to controlling companies: this item mainly refers to € 214,698 thousand in trade accounts payable. The sharp decrease as compared to year-end 2000 is attributable to the repayment of short-term debt due to the Parent company outstanding at year-end 2000.

Taxes payable: the major components of this item are € 65,015 thousand in government concession tax on mobile frequency usage and € 11,014 thousand in withholding taxes. As was the case in the previous financial year, income taxes due for the year were offset for the reasons illustrated in the comments to the assets side of the Balance Sheet.

Contributions to Pension and Social Security Institutions: this includes payroll taxes due to welfare and social security agencies.

2001 ANNUAL REPORT	100

Other liabilities: this item was mostly unchanged as compared to year-end 2000. It contains the following components:

(euro/thousands)	12.31.2001	12.31.2000	Change
Payables to customers:
advance payments for conversations	82,081	106,148	(24,067)
prepaid traffic	292,535	324,317	(31,782)
subscription charges attributable to the following fiscal year already invoiced	34,630	30,612	4,018
other	40,853	44,125	(3,272)
Contributions for exercise of TLC operations	373,597	189,500	184,097
Payables to employees	77,705	59,992	17,713
Amounts payable to Shareholders for dividends	2,723	1,770	953
Amounts payable to the Communications Ministry	234,127	351,191	(117,064)
Other	79,537	101,269	(21,732)

Total	1,217,788	1,208,924	8,864

Pursuant to a ruling issued by the Court of Turin, the Company has modified its general TIM service subscription conditions: TIM now recognizes accrued interest at the legal rate in favor of customers for advance conversation minutes payments even during the course of the subscription contract; the item also includes the accrued interest.

The increase in the item “Contributions for exercise of TLC operations” is mainly attributable to the posting of the amounts accrued during the year. It is pointed out that there is an ongoing dispute concerning this contribution before the TAR of Lazio; for greater details see the paragraph “Litigation” in the Report on Operations.

The item “Amounts payable to the Communications Ministry” includes the remaining financial debt for the UMTS license.

2001 ANNUAL REPORT	101

ACCRUALS AND DEFERRALS	€ 9,281 thousand
(€ 18,415 thousand as of December 31, 2000)

Accrued expenses amounted to € 1,553 thousand mainly for financial charges pertaining to loans for the acquisition of the UMTS license, loans obtained and other components.

Deferred income amounted to € 7,728 thousand, including € 3,606 thousand in contributions to plant attributable to the following financial years, the receipt of € 3,632 thousand in subscription fees already settled but in part attributable to January 2002, and the remaining amount for interest due on loans granted to employees.

Accrued expenses and deferred income with settlement dates before and beyond five years are shown in the statement below.

LIABILITIES AND ACCRUED EXPENSES BY MATURITY AND TYPE

	12.31.2001 Amounts due				12.31.2000 Amounts due
(euro/thousands)	within one year	in 2-5 year	after 5 year	Total	within one year	in 2-5 year	after 5 year	Total
Medium/long-term debt
Other	117,064	117,063	—	234,127	117,064	234,127	—	351,191
	117,064	117,063	—	234,127	117,064	234,127	—	351,191

Short-term borrowings
Due to controlling companies	—	—	—	—	468,800	—	—	468,800
Dividends to be paid	2,723	—	—	2,723	1,770	—	—	1,770
Other liabilities	—	—	—	—	233,878	—	—	233,878
	2,723	—	—	2,723	704,448	—	—	704,448

Trade accounts payable
Due to suppliers	1,684,255	—	—	1,684,255	1,719,444	—	—	1,719,444
Due to subsidiaries	244	—	—	244	159	—	—	159
Due to controlling companies	214,698	—	—	214,698	178,372	—	—	178,372
Due to affiliated companies	1,580	—	—	1,580	1,238	—	—	1,238
	1,900,777	—	—	1,900,777	1,899,213	—	—	1,899,213

Other liabilities
Taxes payable	84,416	—	—	84,416	98,550	—	—	98,550
Due to affiliated companies	772	—	—	772	633	—	—	633
Due to controlling companies	1,319	—	—	1,319	46,909	—	—	46,909
Contributions to pension and social security institutions	17,061	2,905	—	19,966	15,632	2,170	—	17,802
Other liabilities	980,938	—	—	980,938	622,085	—	—	622,085
	1,084,506	2,905	—	1,087,411	783,809	2,170	—	785,979

Total liabilities	3,105,070	119,968	—	3,225,038	3,504,534	236,297	—	3,740,831

Accrued expenses	1,553	—	—	1,553	6,717	—	—	6,717

2001 ANNUAL REPORT	102

MEMORANDUM ACCOUNTS

These accounts amount to € 283,539 thousand, detailed as follows.

GUARANTEES PROVIDED	€ 239,181 thousand
(€ - as of December 31, 2000)

These refer to bank guarantees outstanding at as year-end. In detail, the following guarantees were given:

•	€ 233,001 thousand in favor of affiliated companies (IS TIM for € 228,098 thousand and Iridium Italia S.p.A for € 4,902 thousand);

•	€ 6,180 thousand in favor of third parties for prize events sponsored by TIM and real estate leasing contracts. This amount does not include a € 2,582 thousand bank guarantee issued by TIM and counter-signed for € 3,615 thousand.

COLLATERAL PROVIDED	€ 1,549 thousand
(€ 1,549 thousand as of December 31, 2000)

This item refers to the nominal value of government bonds (CCTs and BTPs) given in guarantee in favor of the Ministry of Communications for obligations arising from the GSM Agreement.

PURCHASE AND SALES COMMITMENTS	€ 42,809 thousand
(€ 53,990 thousand as of December 31, 2000)

This item refers to third-party leased assets, in particular future fees on contracts relating to an office building, the internal communications network, and automobiles used by staff.

Attention is also drawn to the following items:

•	Third-party shares on deposit with the Company amount to € 68,239 thousand (as compared to € 97,128 thousand as of December 31, 2000): these are Company shares shown according to market prices as of year-end;

•	Credits issued from normal factoring operations exceeded the limits preset by the counterpart by around € 49 million;

•	In 2001, in the interest of its subsidiaries, TIM issued sponsorship letters in favor of financial companies and suppliers, mainly for investments to be implemented in future financial years. These sponsorship letters commit TIM to guaranteeing financial support for its indirect subsidiaries should they fail to meet their commitments from their own resources. These sponsorship letters were not posted to the memorandum accounts because of the difficulty in estimating the future commitment.

* * *

There were no outstanding off-balance sheet transactions as of December 31, 2001.

2001 ANNUAL REPORT	103

STATEMENT OF INCOME

SALES AND SERVICE REVENUES	€ 8,356,695 thousand
(€ 7,928,623 thousand in 2000)

A breakdown of “sales and service revenues” by type of activity is set out in the table below.

SALES AND SERVICE REVENUES BY ACTIVITY

(euro/thousands)	Financial year 2001	Financial year 2000	Change
Sales
Telephone products and accessories	461,824	609,210	(147,386)
Services
Outgoing traffic	4,189,054	3,911,526	277,528
Incoming traffic	2,227,042	2,003,647	223,395
Roaming traffic	711,295	706,061	5,234
Total traffic	7,127,391	6,621,234	506,157
Subscription charges, maintenance and rentals	214,920	229,772	(14,852)
Revenues from prepaid service recharges	410,162	334,611	75,551
Miscellaneous services and revenues	142,398	133,796	8,602

Total service revenues	7,894,871	7,319,413	575,458

- of which value-added service revenues	532,432	339,789	192,643

Sales and service revenues	8,356,695	7,928,623	428,072

A breakdown of revenues by geographical area is set out in the table below:

SALES AND SERVICE REVENUES BY GEOGRAPHICAL AREA

(euro/thousands)	Financial year 2001	Financial year 2000	Change
Italy	7,548,753	7,188,199	360,554
Europe	612,091	515,956	96,135
North America	27,313	24,831	2,482
Other countries	168,538	199,637	(31,099)

	8,356,695	7,928,623	428,072

The amounts shown for “Europe”, “North America” and “Other countries” are almost entirely attributable to revenues generated by traffic coming from or going to those geographical regions.

Traffic revenues account for the bulk of this item, amounting to € 7,127,391 thousand, a 7.6% increase over the previous year. Revenues generated by Value-Added Services amounted to € 532,432 thousand in 2001, up from € 339,789 thousand in the previous year. Outgoing SMS messages made the largest contribution to this result in absolute terms, rising around 35% in 2001, extending the growth achieved in the previous year. Customers also increased their use of Internet services by some 140%.

2001 ANNUAL REPORT	104

OTHER REVENUES AND INCOME	€ 69,119 thousand
(€ 36,659 thousand in 2000)

The main components of this item are set out in the table below.

(euro/thousands)	Financial year 2001	Financial year 2000	Change
Operating grants	8,623	247	8,376
Contributions to plant	2,471	2,260	211
Other:
Expense reimbursements	32,536	13,875	18,661
Penalty for late payment	8,050	9,100	(1,050)
Gains on sales/transfers of operations	3,138	1,086	2,052
Other	14,301	10,091	4,210

Total other revenues and income	69,119	36,659	32,460

Operating grants refer to the € 7,989 thousand allocated to research projects pursuant to law 488/1992, specifically for “Tools and methods for the development of multimedia mobile services”.

Expense reimbursements amounted to € 32,536 thousand. The item includes € 9,599 thousand in expense reimbursements pertaining to staff and € 12,301 thousand in promotional activity expense reimbursements.

Also during the year, € 147 thousand in Contributions to plant was issued to TIM pursuant to Law no. 488/1992.

PRODUCTION COSTS	€ 5,194,670 thousand
(€ 5,103,323 thousand in 2000)

RAW MATERIALS, SUPPLIES AND MERCHANDISE	€ 582,252 thousand
(€ 750,807 thousand in 2000)

This item decreased by € 168,555 thousand as compared to 2000. It mainly includes purchases of goods for the marketing of mobile communications equipment and related accessories and, to a lesser extent, other goods necessary for the execution of company operations.

SERVICES	€ 2,530,028 thousand
(€ 2,331,385 thousand in 2000)

This item increased by € 198,643 thousand and consists of the following:

(euro/thousands)	Financial year 2001	Financial year 2000	Change
Amounts paid to other operators	1,156,237	959,785	196,452
Marketing and advertising services	673,943	699,815	(25,872)
Professional services and sundry	190,639	174,820	15,819
Management of buildings and equipment	146,348	145,327	1,021
Data processing	91,281	70,665	20,616
Administrative and general services	88,064	89,315	(1,251)
Telecommunications	68,212	79,000	(10,788)
Expenses for staff	45,459	44,698	761
Maintenance costs	40,763	40,800	(37)
Studies and research	28,101	26,170	1,931
Board of Directors’ fees	764	773	(9)
Board of Statutory Auditors’ fees	217	217	0

Total costs for services	2,530,028	2,331,385	198,643

2001 ANNUAL REPORT	105

The item Amounts paid to other operators increased by € 196,452 thousand, driven by the rise in traffic directed to other mobile carriers. The increase in the number of outgoing traffic minutes generated on the TIM network was somewhat offset by the fall in rates following bilateral agreements among the carriers.

Marketing and advertising services expenses include commissions paid to agents and business promoters for the purchase of medium business contracts, target-based achievement bonuses, bonuses for customer retention efforts, and prizes awarded to the distribution channels. This item also includes fees paid to postal agencies, dealers, and big chain stores for “Ricaricard” sales.

The item Professional services and sundry amounted to € 190,639 thousand, an increase of € 15,819 thousand over the previous year, attributable to the greater use of outsourcing services. The item includes € 132 thousand due to the company Reconta Ernst & Young for its auditing services for the 2001 financial statements, the 2001 consolidated financial statements, and the 2001 Semi-Annual Report (both statutory and consolidated); the fee amount was deliberated by the Shareholders’ Meeting of April 11, 2001. A further € 153 thousand is due to the same company for other professional assistance services.

The item Data processing includes € 11,923 thousand in charges pertaining to the completion of the euro changeover program.

Pursuant to CONSOB regulations implementing Legislative Decree no. 58 of February 24, 1998, we report below the details of the compensation paid to the members of the Board of Directors, the Board of Statutory Auditors, and the General Managers.

Name (euro/thousands)	Office	Term of office Year 2001	Office compensation		Fringe benefits		Bonuses and other incentives		Other compensation
Board of Directors
Roberto COLANINNO	Chairman	from 1.1 to 7.30.2001	59	(1)
Enrico BONDI	Chairman	from 8.1 to 12.31.2001	42	(1)
Marco DE BENEDETTI	CEO	from 1.1 to 12.31.2001	152				892	(2)	674	(2)(3)
Umberto NICODANO	Deputy Chairman	from 1.1 to 12.14.2001	98
Carlo BUORA	Deputy Chairman	from 12.14 to 12.31.2001	4	(1)
Massimo BRUNELLI	Director	from 1.1 to 10.31.2001	86	(1)
Marco CERRINA FERONI	Director	from 12.14 to 12.31.2001	4	(4)
Andrea CAMANZI	Director	from 1.1 to 11.9.2001	88	(1)
Attilio Leonardo LENTATI	Director	from 12.14 to 12.31.2001	5	(5)
Guido FERRARINI	Director	from 1.1 to 6.26.2001	52
Enzo GRILLI	Director	from 8.1 to 12.31.2001	43	(6)
Carlo BERTAZZO	Director	from 12.14 to 12.31.2001	4	(7)
Pierpaolo COTONE	Director	from 12.14 to 12.31.2001	5	(1)(6)
Gianni MION	Director	from 12.14 to 12.31.2001	4	(7)
Enrico PARAZZINI	Director	from 12.14 to 12.31.2001	5	(1)(5)
Riccardo PERISSICH	Director	from 12.14 to 12.31.2001	4	(1)
Paolo SAVONA	Director	from 1.1 to 12.31.2001	104	(5)(8)
Rodolfo ZICH	Independent Director	from 12.14 to 12.31.2001	5	(6)

Board of Statutory Auditors
Pietro ADONNINO	Chairman	from 1.1 to 12.31.2001	93
Giorgio FERRINO	Acting Auditor	from 1.1 to 12.31.2001	62
Gianfranco ZANDA	Acting Auditor	from 1.1 to 12.31.2001	62

General Manager
Mauro SENTINELLI	General Manager	from 1.1 to 12.31.2001	—		5	(9)	143		509	(10)(11)

(1)	Paid to Telecom Italia S.p.A.

(2)	The amount shown was not paid to the CEO but to Telecom Italia S.p.A. and was equal to the total cost charged to the company.

(3)	The amount includes euro 3 thousand for Director position held in Group companies. The amount was not paid to the Director but to Telecom Italia S.p.A.

(4)	Compensation paid to Banca Intesa BCI.

(5)	Includes compensation paid to the Director as member of the Internal Committee.

(6)	Includes compensation paid to the Director as member of the Compensation Committee.

(7)	Compensation paid to Edizioni Holding S.p.A.

(8)	The position in the Internal Committee was held from 12.14.2001 to 12.31.2001.

(9)	Conventional amount.

(10)	Compensation from salaries, included in the column “Other compensation”, corresponds to the taxable income.

(11)	The amount includes euro 6 thousand for Director position held in Group companies. The amount was not paid to the Director but to Telecom Italia S.p.A.

2001 ANNUAL REPORT	106

Pursuant to CONSOB deliberation no. 11971/99, details of the stock options attributed to Directors and General Managers are reported below.

	Assignment or option rights attributed and outstanding as of 12.31.2001					Assignment of shares or option exercises during the Financial year 2001
	Free share assignment		Buy or underwriting options			Free share assignment	Buy or underwriting options
	No. of assignable shares	Assignment date	No. of shares that can be bought or underwritten	Option exercise price (euro)	Exercise period	No. of shares assigned	No. of shares bought or underwritten	Exercise price (euro)
CEO
Marco De Benedetti
2000-2002 Stock Option Plan (1) (2)	—	—	566.667	6,420	—	—	—	—
2001-2003 Stock Option Plan (2) (3)	—	—	1.500.000	8,671	—	—	—	—
2001-2003 Stock Option Plan (2) (3) (extraordinary distribution)	—	—	360.000	7,526	—	—	—	—

General Manager Mauro Sentinelli
2000-2002 Stock Option Plan (1)	—	—	333.333	6,420	—	—	—	—
2001-2003 Stock Option Plan (2) (3)	—	—	1.000.000	8,671	—	—	—	—
2001-2003 Stock Option Plan (2) (3) (extraordinary distribution)	—	—	240.000	7,526	—	—	—	—

Each option bears the right to buy one newly issued TIM ordinary share at the indicated strike price.

(1)	The right to exercise the distributed options depends on the attainment of certain operating and financial performance objectives in the corresponding financial year.

(2)	Options which are eligible but not immediately exercised may be accumulated with those of the succeeding expiration and remain eligible for exercise until December 31, 2005.

(3)	The right to exercise the distributed options depends on the fulfillment of the relative performance of the TIM shares for each lot as compared to a European industry index during the period from the month preceding the distribution and November of each annual cycle.

USE OF THIRD-PARTY ASSETS	€ 466,078 thousand
(€ 461,626 thousand in 2000)

This item was mostly unchanged from the previous year. Details are shown in the following statement:

(euro/thousands)	Financial year 2001	Financial year 2000	Change
Rental and leasing fees:
- rental of circuits	330.549	341.302	(10.753)
- rental of real estate	96.413	83.454	12.959
- lease of equipment	22.628	19.958	2.670
- leasing fees	16.488	16.912	(424)

Total	466.078	461.626	4.452

The item Rental of circuits refers to the use of direct connections and access to the fixed network of Telecom Italia S.p.A. necessary for switching between the mobile network system and access to the public telecommunications network.

The € 12,959 thousand increase in property rental was attributable to the increase in the number of properties rented for industrial use.

2001 ANNUAL REPORT	107

LABOR COSTS	€ 405,954 thousand
(€ 380,423 thousand in 2000)

The average number of employees during the financial year under review amounted to 8,806. The breakdown by job category is shown in the following table:

(Average equivalent number)	Financial year 2001	Financial year 2000	Change
Executives	208	205	3
Middle managers	326	590	(264)
Office staff	8,247	7,826	421
Workers	25	26	(1)

Total	8,806	8,647	159

AMORTIZATION, DEPRECIATION AND WRITE-DOWNS	€ 954,446 thousand
(€ 947,314 thousand in 2000)

Amortization of intangible assets	€ 285,472 thousand
(€ 237,257 thousand in 2000)

Details are shown in the statement below:

(euro/thousands)	Financial year 2001	Financial year 2000	Change
Start-up and expansion costs	3,790	3,790	0
Industrial patents and usage rights	261,075	210,774	50,301
Franchises, licenses, trademarks and similar rights	1,107	1,106	1
Other intangible assets	19,500	21,587	(2,087)

Total	285,472	237,257	48,215

Depreciation of fixed assets	€ 617,034 thousand
(€ 646,386 thousand in 2000)

Details are shown in the statement below:

(euro/thousands)	Financial year 2001	Financial year 2000	Change
Land and buildings	5,634	2,859	2,775
Plant and machinery	522,257	561,828	(39,571)
Manufacturing and commercial equipment	9,941	8,273	1,668
Other fixed assets	79,202	73,426	5,776

Total	617,034	646,386	(29,352)

A portion of this item, amounting to € 9,822 thousand, pertains to plant based on obsolete technology and disposed of during the year. The amount was covered through a drawdown from the reserve for technological update risks. In fact, the provisions made to this reserve in previous financial years were estimated to cover potential charges deriving from these types of assets.

The depreciation amounts are determined by applying the following annual rates for normal asset usage at a constant state of technology:

CATEGORIES OF ASSETS GROUPED ACCORDING TO CORRESPONDING ASSET ITEMS	(Rates %)
Buildings	6
Plant and machinery	10 -33
Manufacturing and commercial equipment	25
Other fixed assets	12 -33

The depreciation of assets acquired or sold during the course of the financial year is calculated on an annual pro rata basis.

2001 ANNUAL REPORT	108

WRITE-DOWNS OF RECEIVABLES INCLUDED IN WORKING CAPITAL AND LIQUID ASSETS	€ 51,940 thousand
(€ 63,671 thousand in 2000)

This item consists of the provision made to the reserve for bad debt and calculated to adjust the amount of receivables to their presumed realizable value.

CHANGES IN INVENTORIES OF RAW MATERIALS, SUPPLIES AND MERCHANDISE	€ 6,529 thousand
(€ -12,291 thousand in 2000)

The change refers to mobile radio transmission equipment and accessories.

OTHER PROVISIONS	€ 37,197 thousand
(€ 29,853 thousand in 2000)

This item refers to the ordinary provisions made to the regulatory framework risk reserve, as well as to the prize-giving events reserve.

MISCELLANEOUS OPERATING COSTS	€ 212,186 thousand
( € 214,206 thousand in 2000)

These include:

(euro/thousands)	Financial year 2001	Financial year 2000	Change
Losses
Losses on assets sales/write-offs/transfers	0	0	0
Contribution for exercise of TLC operations	181,793	185,562	(3,769)
Other costs
Universal Service	18,484	17,539	945
Other taxes and duties for the year
(local taxes, stamp and registration taxes, etc.)	6,520	6,076	444
Association fees	2,885	2,207	678
Other costs	2,504	2,822	(318)

Total	212,186	214,206	(2.020)

Contributions for exercise of TLC operations consist, among others, of € 178,001 thousand in certified amounts pursuant to art. 20 of Law 448/98 and € 1,868 thousand in contributions to fund the operations of the Communications Regulator pursuant to Ministerial Decree of July 16, 1999.

The item Other costs includes TIM’s annual contribution to the Universal Service Fund for € 18,484 thousand, as deliberated by the Communications Guarantee Regulator on November 21, 2001 (deliberation 23/01/CIR).

FINANCIAL INCOME AND EXPENSES	€ 29,586 thousand
( € 45,827 thousand in 2000)

OTHER FINANCIAL INCOME	€ 83,590 thousand
( € 64,163 thousand in 2000)

This item includes the following:

From receivables included in long-term investments	€ 1,133 thousand
( € 212 thousand in 2000)

This item mainly consists of interest income accrued on loans granted to employed staff and on the revaluation of the tax credit for advance payments on employee termination indemnities.

2001 ANNUAL REPORT	109

Securities, other than equity investments, included in long-term investments	€ 154 thousand
(€ 122 thousand in 2000)

This item includes interest accrued during the period on government bonds lodged as a security deposit with the Ministry of Communications pursuant to the GSM Agreement.

Other income different from the above	€ 82,303 thousand
(€ 63,829 thousand in 2000)

This item mainly consists of € 61,846 thousand in interest income accrued on the current account held with Telecom Italia S.p.A. and € 12,402 thousand in exchange rate gains.

INTEREST AND OTHER FINANCIAL EXPENSES	€ 54,004 thousand
(€ 18,336 thousand in 2000)

Interest and commissions to controlling companies	€ 18,669 thousand
(€ 4,736 thousand in 2000)

This item consists of interest accrued on short-term debt due to Telecom Italia S.p.A.

Interest and commissions to other sources and miscellaneous expenses	€ 35,335 thousand
(€ 13,600 thousand in 2000)

This item has three main components: interest charges accrued on installment payments and bank guarantee commissions due to Mediobanca in connection with the UMTS license purchase; interest and fees due to banks for the opening of credit lines; and € 2,639 thousand in exchange rate losses.

VALUE ADJUSTMENTS TO FINANCIAL ASSETS	€ 2,485 thousand
(€ 10,058 thousand in 2000)

WRITE-DOWNS	€ 2,485 thousand
(€ 10,058 thousand in 2000)

The item refers to the € 32 thousand write-down made to the equity investment in Edotel S.p.A. and the € 2,453 thousand write-down to treasury stock posted to working capital.

EXTRAORDINARY INCOME AND EXPENSES	€ -494,198 thousand
(€ -414,051 thousand in 2000)

Extraordinary income amounted to € 131,708 thousand. Details are set out in the table below:

(euro/thousands)	Financial year 2001	Financial year 2000	Change
Extraordinary income
Non-operating and non-existent income	61,998	61,998	0
Use of the reserve for technological update risks	36,637	—	36,637
Annulment of AGOCM ruling no. 7553/99	32,295	—	32,295
Dismissals without notice	749	426	323
Other	29	188	(159)

Total	131,708	62,612	69,096

The item Non-operating and non-existent income almost exclusively consists of substantiated income as a result of audits carried out in previous financial years.

2001 ANNUAL REPORT	110

With sentence no. 1699/01, the Council of State partially annulled Competition and Market Guarantee Regulator ruling no. 7553/1999 charging administrative penalties to TIM and Omnitel Pronto Italia for alleged violations of antitrust laws, specifically for fixing fixed-mobile traffic rates. The sentence generated € 32,295 thousand in non-operating income.

The drawdown from the reserve for technological update risks was charged to the statement of income to reflect certain operating expenses which fell within the scope of the provision established in 2000.

Extraordinary expenses amounted to € 625,906 thousand and are broken down as follows:

(euro/thousands)	Financial year 2001	Financial year 2000	Change
Extraordinary expenses
Write-downs of equity investments	532,000	—	532,000
Technological update risks	33,600	399,938	(366,338)
Principal and interest paid under Law 58/1992	1,185	1,050	135
Non-recoverable VAT reimbursed to users	444	236	208
Regulatory framework	34,418	40,507	(6,089)
Other	24,259	34,932	(10,673)

Total	625,906	476,663	149,243

The item Write-downs of equity investments consists of the write-down to the book value of TIM International N.V. For details see the comments to the Assets side of the Balance Sheet.

The item Technological update risks is commented on in detail under the item Reserve for risks and charges on the Liabilities side of the Balance Sheet where details are also provided for amounts set aside for regulatory framework risks.

INCOME TAXES	€ 857,500 thousand
( € 622,000 thousand in 2000)

This item includes income taxes due for the financial year under review determined on income before taxes, calculated as according to the Italian Civil Code, plus permanent changes pursuant to tax legislation. The final figure largely reflects the benefits deriving from two tax provisions: the “Visco” tax breaks on investment, leading to an around 3 percentage point decrease in the theoretical tax rate; and the Dual Income Tax, also leading to an around 3 percentage point decrease in the theoretical tax rate. The final figure was also influenced by the accounting effects of the so-called “Tax recognition of the increased value shown in the financial statement”, leading to an around 4 percentage point decrease in the theoretical tax rate.

EARNINGS PER SHARE

Earnings per ordinary share is determined in accordance with the rules set out in document no. 28 approved by the National Council of Business Consultants and Accountants. Details are provided below.

TIM S.P.A. - EARNINGS PER SHARE - FINANCIAL YEAR 2001

	Net income (euro/millions)	Number of share	Earnings per share (of euro)
Net income, entirely attributable to ordinary shares	1,875
Average number of ordinary shares		8,432,959,797

Primary earnings per ordinary share			0.222

2001 ANNUAL REPORT	111

REPORT OF THE BOARD OF STATUTORY AUDITORS TO THE SHAREHOLDERS’ MEETING PURSUANT TO ART. 153, SECTION 1, LEGISLATIVE DECREE 58/98 AND ART. 2429, SECTION 3, OF THE ITALIAN CIVIL CODE

Shareholders,

1.	We have audited the Company’s accounts of the financial year ending on December 31, 2001 pursuant to current legislation, and, when necessary, in accordance with the procedural principles of the Board of Statutory Auditors recommended by the National Council of Business Consultants and Accountants. During the course of the year the Board of Statutory Auditors held seven meetings from which the following points emerged.

2.	The Board did not observe any atypical and/or unusual transactions executed with third parties, with infra-Group companies, or with associated companies in 2001.

The Board of Directors in its report on operations has illustrated the details and accounting effects of transactions with associated companies (see Report on Operations). With the support of the Internal Auditing function, the Board of Statutory Auditors observes that TIM has put into place and effectively implemented suitable procedures to ensure that transactions under its purview have been executed in the interests of the Company according to normal market conditions and in accordance with specific legislation. In particular, the Board has audited financial transactions executed with Telecom Italia S.p.A., observing that the conditions offered to TIM were in line with money market conditions for similar amounts and risk profile; these transactions included treasury services carried out by Telecom Italia S.p.A. for TIM’s account. Concerning longer-term transactions with a greater impact on the financial statements, the Board points to the merger of TIM International into SMH followed by the change in name to TIM International N.V. as part of the reorganization of the TIM group’s international equity investment portfolio; this transaction is in accordance with law and the Articles of Incorporations.

3.	The information provided by the Board of Directors in its report on operations concerning infra-Group and associated company transactions also accurately reflects the size of the Company and of the group in which it operates.

4.	On March 25, 2002 the Independent Auditors Reconta Ernst & Young released its report pursuant to art. 156 of Legislative Decree 58/98, attesting that “in our view, the 2001 financial statements of Telecom Italia Mobile S.p.A. are in accordance with the accounting principles disciplining them; they have been drawn up with transparency and they accurately and correctly represent the Company’s operating performance, capital structure, and financial standing”.

5.	The Board of Statutory Auditors has filed no report pursuant to art. 2408 of the Italian Civil Code.

6.	The Board of Statutory Auditors has filed no complaint during 2001.

7.	The Company has extended further mandates to the Independent Auditors Reconta Ernst & Young in addition to legal auditing. The reasons for this extension and the additional fees (excluding out-of-pocket expenses and VAT) are illustrated as follows:

a. Accounting assistance for the reconciliation of the financial statements as of December 31, 2001 according to the US GAAP.	€137,200.00
b. Coordinated procedures to ensure the correct application of the Group’s accounting principles when formulating the budgets for several subsidiaries.	€15,500.00
Total	€152,700.00

The fees shown above are appropriate to the size, complexity, and detail of the work carried out.

8.	The Board of Statutory Auditors has verified that TIM has conferred no professional duties to individuals or companies working with the Independent Auditors Reconta Ernst & Young.

9.	During the financial year 2001, the Board of Statutory Auditors has expressed no opinions to the Board of Directors specifically pursuant to art. 2389, paragraph 2, of the Italian Civil Code.

10.	The Board of Statutory Auditors participated in the nine Board of Directors’ Meetings and duly received from the Directors periodical information on their activities. The Board of Statutory Auditors met several times with the CEO and, upon the Board’s request, he provided further information on the Company’s operations and strategies. The Chairman of the Board of Statutory Auditors likewise participated in all three meetings of the Compensation Committee and all three meetings of the Internal Control Committee. During the course of the year, the Board of Statutory Auditors also attended the two Shareholders’ Meetings.

2001 ANNUAL REPORT	112

11.	Within the confines of its mandate, the Board of Statutory Auditors has been informed of and has monitored compliance with correct administrative principles, both through direct specific observation and through employees and/or Company bodies (the Internal Auditing function in particular). The Board has also interfaced with the Independent Auditors Reconta Ernst & Young, exchanging data and information useful for executing their respective tasks, pursuant to art. 150 of Legislative Decree 58/98.

12.	Within the confines of its mandate, the Board of Statutory Auditors has been informed of and has monitored the adequacy of the Company’s organizational structure, through direct observation, information gathering in cooperation with supervisors of the organizational departments, and meetings with the Independent Auditors. The organizational roles are appropriately defined; the lines of authority, functional influence, and assistance are clearly drawn, and the Company’s functional procedures are suitable for the development of efficient and effective behaviour. In the second half of 2001, the Company organization underwent several changes aimed at adopting the so-called “professional category” model implemented by the Telecom Italia group. The objective of this model is to stimulate interaction and cooperation among professionals with the same specialization but located at different levels and organizational units. The Board of Directors has illustrated the reorganization project in its report on operations to which the reader’s attention is referred.

13.	The Board of Statutory Auditors has evaluated and monitored the adequacy of the internal control system. The aim of this system is to ensure that the following objectives will be pursued: efficient and effective operations; reliable information, especially concerning financial statements; operations in accordance with legislation and regulations.

TIM’s Internal Auditing function played a major role among the Company bodies involved in internal control. Accordingly, the Board of Statutory Auditors has regularly gathered information on the Internal Auditing function’s operations through meetings with the supervisor and other staff members; the Board has also sought and obtained information on the control plan and on feedback mechanisms where the necessity has arisen.

Internal Auditing has developed an adequate control environment. It has appropriately evaluated potential risks, and it is developing a Company operation risk-profile self-evaluation program. Overall, the division has professionally completed the tasks assigned to it.

14.	The Board of Statutory Auditors has evaluated and monitored the adequacy of the accounting administration system as well as its reliability in accurately reflecting the Company’s operations through information gathering in cooperation with the supervisors of the department, controlling operational documentation, and analyzing the results obtained by the Independent Auditors.

15.	Pursuant to art. 114, paragraph 2, of Legislative Decree 58/98, TIM has handed down guidelines to its subsidiaries concerning communications requirements in conformity with legislation in this area.

16.	The Board of Statutory Auditors has verified, both through direct analyses and mutual exchanges of information with the Independent Auditors, compliance with the law concerning the formation and the drawing-up of TIM financial statements, of the consolidated financial statements and report on operations. It is also pointed out that the Group operating performance, reclassified by geographical area, has been shown in conformity with CONSOB communication no. 98084143 of October 27th, 1998.

17.	In the wake of the Self-Regulatory Code (the so-called “Preda Code”), the Company has set up the Compensation Committee and the Internal Control Committee. In this context, TIM issued a Company Self-Regulatory Code, a corporate Code of Practice, and Shareholders’ Meeting Regulations. In a dedicated section in its report on operations, the Board of Directors has commented in detail on the extent to which these codes have been applied.

18.	As part of its mandate to monitor and control Company operations and procedures, the Board has not observed significant facts worthy of the attention of the Company’s control bodies.

19.	The Board of Statutory Auditors points out the following:

a.	with the Shareholders’ Meeting of April 12, 2002, the mandate conferred to the Board of Statutory Auditors expired; consequently the Shareholders are invited to nominate Board members for the 2002-2004 period; the Board of Statutory Auditors would like to thank the Shareholders for their show of confidence;

b.	on March 6, 2002, Mr. Pierpaolo Cotone resigned as Director; the Shareholders are called on to nominate a successor.

20.	The Board of Statutory Auditors acknowledges the financial statement entries and poses no objections within the purview of its mandate, also in reference to the Board of Directors’ proposal for the allocation of net income, the use of the extraordinary reserve, and the amount of dividends to be paid out.

The Statutory Auditors

Rome, March 26, 2002

2001 ANNUAL REPORT	113

REPORT OF THE INDEPENDENT AUDITORS

AUDITITORS’ REPORT

pursuant to article 156 of Legislative Decree of February 24, 1998, n. 58

(Translation from the original Italian text)

To the Shareholders

of Telecom Italia Mobile S.p.A.

1.	We have audited the financial statements of Telecom Italia Mobile S.p.A. as of and for the year ended December 31, 2001. These financial statements are the responsibility of the Telecom Italia Mobile S.p.A.’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

2.	Our audit was made in accordance with auditing standards and procedures recommended by CONSOB. In accordance with such standards and procedures we planned and performed our audit to obtain the information necessary in order to determine whether the financial statements are materially misstated and if such financial statements, taken as a whole, may be relied upon. An audit includes examining. on a test basis, evidence supporting the amounts and disclosures in the financial statements, as well as assessing the appropriateness of the accounting principles applied and the reasonableness of the estimates made by management. We believe that our audit provides a reasonable basis for our opinion.

For the opinion on the financial statements of the prior year, which are presented for comparative purposes as required by the law, reference should be made to the auditors’ report dated March 22, 2001, issued by other auditors.

3.	In our opinion, the financial statements of Telecom Italia Mobile S.p.A. comply with the Italian regulations governing financial statements; accordingly, they clearly present and give a true and fair view of the financial position of Telecom Italia Mobile S.p.A. as of December 31, 2001, and the results of its operations for the year then ended.

Turin, March 25, 2002

Reconta Ernst & Young S.p.A.

signed by: Felice Persico (Partner)

2001 ANNUAL REPORT	114

CONSOLIDATED BALANCE SHEET

ASSETS

(euro/millions)

		12.31.2001		12.31.2000
RECEIVABLES DUE FROM SHAREHOLDERS FOR OUTSTANDING PAYMENTS		—		—
INTANGIBLES, FIXED ASSETS AND LONG-TERM INVESTMENTS
- INTANGIBLE ASSETS
Start-up and expansion costs		61		47
Industrial patents and usage rights		530		374
Franchises, licenses, trademarks and similar rights		4,183		3,206
Consolidation differences		1,102		1,928
Work in progress and advances		31		12
Other intangible assets		94		100
		6,001		5,667
- FIXED ASSETS
Land and buildings		339		265
Plant and machinery		3,172		2,890
Manufacturing and commercial equipment		35		35
Other fixed assets		374		352
Work in progress and advances		366		350
		4,286		3,892
- LONG-TERM INVESTMENTS
Equity investments in
subsidiaries		0		0
affiliated companies		784		1,112
other companies		88		118

Total		872		1,230

Advances on future capital contributions		1,658		45
Receivables	(*)		(*)
from affiliated companies	—	108	—	102
from others	2	39	12	22
Other securities		4		2
		2,681		1,401

TOTAL INTANGIBLES, FIXED ASSETS AND LONG-TERM INVESTMENTS		12,968		10,960

WORKING CAPITAL
- INVENTORIES
Finished goods and merchandise: merchandise		131		95
- ACCOUNTS RECEIVABLE	(* *)		(* *)
Trade accounts receivable	—	1,241	—	1,518
From affiliated companies	—	40	—	4
From controlling companies	—	1,046	—	3,234
From others	202	1,147	86	749
		3,474		5,505
- SHORT-TERM FINANCIAL ASSETS
Treasury stock		6		8
(for a total nominal value of €53,870.10)
Other securities		80		293
		86		301
- LIQUID ASSETS
Bank and postal accounts		336		805
Cash and stamps on hand		2		1
		338		806

TOTAL WORKING CAPITAL		4,029		6,707

ACCRUALS AND DEFERRALS
Accrued income and other deferred expenses		39		24
		39		24

TOTAL ASSETS		17,036		17,691

(*)	Amounts due within one year.

(**)	Amounts due after one year.

2001 ANNUAL REPORT	116

SHAREHOLDERS’ EQUITY AND LIABILITIES

(euro/millions)

		12.31.2001		12.31.2000
SHAREHOLDERS’ EQUITY
ATTRIBUTABLE TO PARENT COMPANY
- SHARE CAPITAL		514		514
- RESERVE FOR TREASURY STOCK		6		8
- RESERVES AND RETAINED EARNINGS		7,334		7,721
- NET INCOME		950		1,619

		8,804		9,862

MINORITY INTEREST
- SHARE CAPITAL, RESERVES, AND RETAINED EARNINGS		650		647
- NET INCOME		48		—
		698		647

		9,502		10,509

RESERVES FOR RISKS AND CHARGES
For retirement payments and similar obligations		23		3
For taxes		31		15
For deferred taxes		6		25
Other reserves		692		526
		752		569

RESERVE FOR EMPLOYEE TERMINATION INDEMNITIES		71		65

LIABILITIES	(* *)		(* *)
Bonds	195	195	220	220
Due to banks	806	1,306	1,071	1,412
Due to other lenders	33	43	30	38
Trade accounts payable	155	2,523	32	2,322
Accounts payable to affiliated companies	—	2	—	2
Accounts payable to controlling companies	—	280	—	705
Taxes payable	—	257	—	188
Contributions to pension and social security institutions	3	27	2	21
Other liabilities	161	2,014	430	1,571

		6,647		6,479

ACCRUALS AND DEFERRALS
Accrued expenses and other deferred income		64		69
		64		69

TOTAL SHAREHOLDERS’ EQUITY AND LIABILITIES		17,036		17,691

(**)	Amounts due after one year.

MEMORANDUM ACCOUNTS

(euro/millions)

	12.31.2001	12.31.2000
GUARANTEES PROVIDED
Bank guarantees
In favor of affiliated companies	233	1,072
In favor of controlling companies	377	—
In favor of other companies	11	34

	621	1,106

Endorsements
In favor of other companies	—	155
Other
In favor of other companies	—	79

	621	1,340

COLLATERAL PROVIDED
For third-party and affiliated company obligations	147	—
For own obligations, excluding liabilities	2	2
	149	2
PURCHASE AND SALES COMMITMENTS	307	41

TOTAL	1,077	1,383

2001 ANNUAL REPORT	117

CONSOLIDATED STATEMENT OF INCOME

(euro/millions)	Financial year 2001	Financial year 2000
PRODUCTION VALUE
Sales and service revenues	10,250	7,929
Increases in capitalized internal construction costs	3	—
Other revenues and income
Operating grants	9	0
Gains on disposals of assets	5	—
Other	64	30
	78	30
	10,331	7,959
PRODUCTION COSTS
Raw materials, supplies and merchandise	870	751
Services	3,314	2,325
Use of third-party assets	552	455
Labor costs:
Wages and salaries	428	272
Social security contributions	130	84
Termination indemnities	18	17
Retirement and similar payments	5	—
Other costs	15	7
	596	380
Amortization, depreciation and write-downs
Amortization of intangible assets	595	237
Depreciation of fixed assets	874	649
Other write-downs of intangibles, fixed assets and long-term investments	4	—
Write-downs of receivables included in working capital and liquid assets	101	64
	1,574	950
Changes in inventories of raw materials, supplies and merchandise	(38)	(12)
Provisions for risks	15	—
Other provisions	38	30
Miscellaneous operating costs	274	214
	(7,195)	(5,093)
NET PRODUCTION VALUE	3,136	2,866
FINANCIAL INCOME AND EXPENSES
Other financial income
From affiliated companies on receivables included in long-term investments	6	—
From others on receivables included in long-term investments	1	0
	7	0
Other income different from the above
Interest and commissions from affiliated companies	1	—
Interest and commissions from controlling companies	62	59
Interest and commissions from other sources and miscellaneous income	314	5
	377	64
	384	64
Interest and other financial expenses
Interest and commissions to controlling companies	20	5
Interest and commissions to other sources and miscellaneous expenses	644	16
	(664)	(21)
NET FINANCIAL INCOME (EXPENSE)	(280)	43
VALUE ADJUSTMENTS TO FINANCIAL ASSETS
Write-ups
Of equity investments	31	—
Write-downs
Of equity investments	381	252
Of securities, other than equity investments, included in working capital	3	1
	(353)	(253)

2001 ANNUAL REPORT	118

(euro/millions)	Financial year 2001	Financial year 2000
EXTRAORDINARY INCOME AND EXPENSES
Income
gains on disposals of assets	28	7
Other	136	56
	164	63
Expenses
losses on disposals of assets	1	—
provisions and write-downs to equity investments	595	—
Other	125	477
	(721)	(477)
NET EXTRAORDINARY INCOME (EXPENSE)	(557)	(414)
INCOME BEFORE TAXES	1,946	2,242
Income taxes
current taxes	1,066	731
deferred taxes	(118)	(108)
	(948)	(623)
NET INCOME ATTRIBUTABLE TO THE PARENT COMPANY AND MINORITY INTEREST	998	1,619
Net income attributable to Minority Interest	(48)	0
NET INCOME ATTRIBUTABLE TO THE PARENT COMPANY	950	1,619

2001 ANNUAL REPORT	119

NOTES

The consolidated financial statements for the year 2001 have been drawn up in accordance with the rules set out in the Italian Civil Code. The consolidated financial statements include the report on operations of the Group as well as the financial statements of the Parent company.

It is pointed out that on December 27, 2000, Stet International was definitively demerged on a total non-proportional basis. As a result, TIM equity investment in SMH (now TIM INTERNATIONAL N.V.) increased from 49% to 55.04% giving rise to TIM Group. Since full control was acquired only at year-end 2000, SMH (now TIM INTERNATIONAL N.V.) and its subsidiaries have been consolidated in 2000 on a line-by-line basis only in the balance sheet while the consolidated statement of income reflected 49% of their consolidated result in the item “Value adjustments to financial assets”.

The consolidated statement of cash flow, attached to the report on operations, is an integral part of the Notes pursuant to art. 29, paragraph 3, of Legislative Decree no. 127/1991.

The scope and principles of consolidation, the major accounting principles, and the content of and changes to the individual consolidated financial statement items are illustrated below.

SCOPE OF CONSOLIDATION

The scope of consolidation as of December 31, 2001 includes the companies listed in the enclosed statement no. 3 in which the Parent company TIM holds the majority of the voting rights and, in all cases, companies over which TIM has a dominant influence.

The scope of consolidation has been extended since December 31, 2000 following the formation of TIM Brasil, the three PCS companies (TIM Celular Centro Sul, TIM Rio Norte, and TIM Sao Paulo), and the increase in the equity investment in Stet Hellas from 58.14% to 63.95%.

TIM subsidiaries and affiliated companies as of December 31, 2001 are listed in the attached statements nos. 3 and 5. They are broken down as follows:

	Subsidiaries			Affiliated companies
	Italy	Abroad	Total	Italy	Abroad	Total	TOTAL
Companies:
Consolidated line-by-line	—	26	26	—	—	—	26
Valued by the equity method	—	—	—	1	10	11	11
Valued at cost	—	4	4	3	1	4	8

Total companies	—	30	30	4	11	15	45

PRINCIPLES OF CONSOLIDATION

For consolidation purposes, the financial statements as of December 31, 2001 approved by the Boards of the respective consolidated companies, have been used. Where proper or considered necessary, they have been reclassified to bring them in line with the accounting principles adopted by the Parent company TIM.

Financial statements drawn up in foreign currency have been converted into euro applying the average exchange rate for the year to the individual items in the statement of income. Meanwhile the balance sheet items were converted at the year-end exchange rate. To avoid a distorted view of the financial statement entries for subsidiaries and affiliated companies adopting inflation accounting methods, year-end exchange rates rather than average exchange rates are used to convert the income statement items. Group companies using inflation accounting methods were Corporation Digitel C.A. (Venezuela) and IS TIM Telekomunikasyon Hitzmetleri A.S. (Turkey). Differences generated by the conversion of the beginning net equity and income to year-end exchange rates have been posted to the consolidated net equity reserve.

The exchange rates applied are shown in the section “other information”.

All the subsidiaries included in the scope of consolidation are consolidated according to the line-by-line method, summarized as follows:

a.	posting of assets, liabilities, costs and revenues for their total amounts, regardless of the equity investment proportion. The amount of net equity and the net income attributable to Minority Interest are shown in separate items;

2001 ANNUAL REPORT	120

b.	the difference generated at the act of acquisition from the elimination of the book value of an equity investment included in the scope of consolidation and the corresponding amount of net equity is posted, where possible, to the assets and liabilities components of the company itself. Any residual is treated as follows:

•	if a gain, it is posted to the “consolidation differences” item among “intangible assets” and amortized on a straight-line basis in accordance with its assumed recovery value for a period not exceeding fifteen years;

•	if a loss, it is posted to a net equity item such as “consolidation reserve” or, when based on forecasts of an unfavorable operating result, in an item called “consolidation reserve for future risks and charges”;

c.	elimination of receivables and liabilities as well as costs and revenues incurred between consolidated companies; d.elimination of gains included in fixed and intangible assets in relation to the acquisition of goods and services within the Group and exchanged at prevailing market conditions.

The following items are also eliminated:

1.	capital gains generated from the transfer of intangibles, fixed assets and long-term investments between consolidated companies;

2.	gains, if significant, generated by asset sales between consolidated companies which remain in the inventory of the acquiring company;

3.	write-downs and write-backs on the value of equity investments in consolidated companies as well as intra-group dividends.

Provisions and adjustments to values made by the individual consolidated companies exclusively for the purpose of enjoying the tax benefits admitted by current laws, for example, accelerated depreciation and amortization and provisions made to reserves, have also been eliminated from the consolidated financial statements.

VALUATION CRITERIA

The accounting principles applied in the posting of the consolidated financial statement items are in accordance with legal requirements and comparable to those applied in the previous financial year.

In detail, the major principles are as follows:

Intangible assets

Intangible assets are shown at purchase or production cost and are systematically amortized in accordance with their remaining useful life.

In cases where the value of these investments cannot be fully recovered, the necessary write-downs are made.

Fixed assets

Fixed assets are shown at purchase or production cost and are systematically depreciated in accordance with their remaining useful life based on the criteria described below. They include revaluations required by law.

Appropriate write-downs have been made to assets whose effective value is permanently less than book value, including total depreciation already allocated. In future financial statements, the value of the write-downs will not be reported in cases in which the effective value equals the book value.

Fixed assets in progress are valued according to the direct costs sustained.

Equity investments

Long-term equity investments are shown among long-term investments. Equity investments in affiliated companies are usually evaluated according to the net equity method. Gains generated by the act of acquisition between the book value of these equity investments and the corresponding amount of net equity at current values are included in the value of the equity investment itself and amortized on a straight-line basis according to its expected recovery value and in any case over a period not exceeding fifteen years. The amortization amounts are posted to the statement of income among “value adjustments to financial assets” (write-downs of equity investments). Other long-term equity investments in non-consolidated companies are shown at acquisition or investment cost including incidental charges. This amount is adjusted for any reasonably expected lower earnings and recovery value in future financial years. Should these companies operate at a loss, the book value is adjusted downwards through specific write-downs until it corresponds to the proportion of net equity, if lower, resulting from these companies’ most recent financial statements. Losses in value exceeding the corresponding book value are shown in the “reserves for risks and charges”.

Write-downs to equity investments are not carried forward to successive financial years if the conditions leading up to them are no longer present.

2001 ANNUAL REPORT	121

Securities other than equity investments

If expected to remain in the portfolio until maturity, these are shown among long-term investments or, if traded on the open market, among short-term financial assets.

Long-term investments are shown at book value adjusted for the relative proportion of the difference between acquisition cost and repayment value.

Short-term financial assets are shown at the lesser of acquisition cost – net of issue premium – and the expected realizable market value. Write-downs to these securities are not carried forward to successive financial years if the conditions leading up to them are no longer present.

Inventories

Inventories are shown at the lesser of the expected market value and book value determined according to the weighted average method. By using this principle, inventories can be valued as closely as possible to actual current values in an environment of decreasing costs as a result of technological innovations and marketing developments in the mobile radio transmission equipment industry. The inventories of raw materials, supplies and merchandise exceeding foreseeable production needs, slow moving and subject to obsolescence, are written down as necessary to reflect their expected realizable value.

Receivables and liabilities

Receivables are shown at their expected realizable value and classified among long-term investments or working capital. Liabilities are shown at their nominal value.

Receivables and liabilities in foreign currency are converted at year-end exchange rates. The positive or negative differences between receivables and liabilities converted at year-end exchange rates and the exchange rates prevailing at the time of acquisition are shown in the statement of income among “financial income” and “financial expenses”, respectively.

Receivables owed to the Parent company TIM by almost all of its dealers can be sold off to factoring companies (the transactions are “without recourse” within pre-set limits). Generally, when each amount due matures, the factor pays the nominal value of the receivable, net of amounts due to dealers for services rendered. TIM has released no guarantees to cover these transactions.

Treasury stock

Treasury stock is classified among working capital on the grounds that it is available for future sale. These securities are shown at the lesser of book and market value. A corresponding Net Equity reserve has been opened on the Liability side of the balance sheet for an amount equal to the value of the shares shown on the Asset side.

Accruals and deferrals

These are shown on an accrual basis.

Reserves for risks and charges

Reserve for taxes: this includes amounts conservatively set aside to cover presumed tax charges on positions not yet defined or currently being disputed.

Deferred taxes reserve: this includes deferred taxes owed by individual consolidated companies deriving from temporary differences between the value attributed to assets and liabilities according to accounting methods required by civil law and the value attributed to the same assets and liabilities for tax purposes, as well as consolidation adjustments. They are shown net of tax advances paid where the situation warrants.

Payments for tax advances are shown among “accounts receivable from others” in working capital. In accordance with the conservative principle, assets deriving from payments for tax advances are not shown whenever it is not reasonably certain that taxable income will be higher than the differences which will be offset in those financial years in which the relative temporary differences will be settled.

The deferred taxes on tax-suspension reserves of consolidated companies, or companies valued according to the net equity method, are shown when it is expected that these reserves will be distributed, or in any case used, and the distribution or use will generate a tax liability.

The tax benefit on tax losses carried forward is shown when there is a reasonable expectation that the benefit will be realized.

Other reserves: this item mainly includes provisions set aside to cover certain or probable charges, whose precise amounts or settlement dates could not be determined as of the close of the financial year.

2001 ANNUAL REPORT	122

Reserve for employee termination indemnities

The reserve, shown net of advance payments made, is determined in accordance with legislation and labor contracts in force. The reserve includes amounts accrued in favor of the employees of the Parent company TIM as of the period-ending date for the consolidated financial statements.

Receivables generated by advance tax payments on the reserve for employee termination indemnities, revalued as required by law, are shown in the item “accounts receivable from others” among long-term investments pursuant to Law no. 662/96.

Revenues and costs

These are shown in the financial statements on an accrual basis. The item “traffic revenues”, referring to telecommunications services, includes charges invoiced by the Group to its customers but which must be paid over to other domestic and foreign fixed and mobile telephone network operators.

Contributions and subsidies

Both operating grants and contributions to plant are shown in the accounting period in which the probatory documentation is acquired or in the accounting period in which the relative costs are sustained when it is certain that their issue is based on consolidated procedures. In detail, the posting of contributions to plant is put off to successive financial years while in the meantime they are shown among deferred income; the statement of income posting is made in correspondence with the progression of the depreciation of the assets being depreciated.

Leased assets

Leased assets with right of redemption are shown among fixed assets. Depreciation begins on the date of the leasing contract. At the same time, a financial liability of an equal amount is posted and reduced by the leasing installments paid in. The financial expenses and the depreciation amounts set aside on the value of the leased assets are shown in the statement of income in the year in which they are posted. These amounts correspond to the amounts set aside for similar Company-owned assets.

Memorandum accounts

“Guarantees and collateral provided” are shown at the same amount as the guarantee given. Guarantees denominated in foreign currencies are shown at year-end exchange rates. Personal guarantees provided are shown net of counter-guarantees received.

“Purchase and sales commitments” are shown on the basis of outstanding contracts as of year-end which are not part of the normal “operating cycle” and for the part not yet executed.

“Other memorandum accounts” mostly include third-party assets held by consolidated subsidiaries.

Derivative contracts

Derivative contracts for hedging purposes are shown in correspondence with the assets and liabilities being hedged and the financial flows generated by them are shown in the statement of income of the year in question throughout the length of the contract with the offsetting entry made in accruals and deferrals on the appropriate side of the balance sheet.

Cross Currency and Interest Rate Swaps are used for exchange rate and interest rate risk management mainly on foreign currency-denominated loans; with these instruments, notional amounts of foreign currency are converted into domestic currency and variable interest rates are converted into fixed rates.

Differentials received and paid or interest received and paid are shown in the statement of income in specific accounting items among financial income and/or expenses.

Attributable charges are verified not only yearly and at intervals during the financial year, but are also reflected in corresponding postings among “accruals and deferrals”.

Interest Rate Options give the buyer the right but not the obligation to exchange variable interest flows for predetermined fixed interest flows.

The premium paid to buy an option is shown in the item “accounts receivable from others” in working capital. If at period-ending there is a high probability that the option will be exercised, the attributable portion of the premium paid, based on the length of the hedging contract, is shown in the statement of income under the item “interest and other financial charges”. If at period-ending there is a high probability that the option will not be exercised, the premium paid is shown in the statement of income under the item “interest and other financial charges”.

2001 ANNUAL REPORT	123

ASSETS

INTANGIBLES, FIXED ASSETS AND LONG-TERM INVESTMENTS	€ 12,968 million
(€ 10,960 million as of December 31, 2000)

INTANGIBLE ASSETS	€ 6,001 million
(€ 5,667 million as of December 31, 2000)

This item increased by € 334 million as compared to year-end 2000. Details of the changes are set out in the table below:

(euro/millions)	Balance as of 12.31.2000	Acquisitions/ Capitalizations	Amortization	Sales and other changes	Balance as of 12.31.2001
Start-up and expansion costs	47	29	(16)	1	61
Industrial patents and usage rights	374	444	(338)	50	530
Franchises, licenses, trademarks, and similar rights	3,206	1,082	(60)	(45)	4,183
Consolidation differences	1,928	31	(156)	(701)	1,102
Work in progress and advances	12	31	—	(12)	31
Other intangible assets	100	18	(25)	1	94

Total	5,667	1,635	(595)	(706)	6,001

The following details are noted:

•	Start-up and expansion costs mainly include registration taxes incurred for the formation and increase in the capital of the consolidated companies.

•	Industrial patents and usage rights mainly refer to the in-house software and software used on license for an indefinite period.

•	Franchises, licenses, trademarks and similar rights mainly include additional costs for licenses acquired in operators’ individual countries: in Italy from TIM (UMTS license), in Greece from Stet Hellas Telecommunications (UMTS license and DCS 1800 license) and in Brazil from TIM Sao Paulo, TIM Celular Centro Sul, TIM Rio Norte (PCS licenses). The amortization process for these licenses has not yet begun since they have not yet begun to produce revenues. The TIM Group is also the owner of other franchises and licenses: in Brazil with Maxitel, and in Peru with TIM Perù. The new licenses acquired in 2001 in Greece and Brazil are shown for a total value of € 1,080 million.

•	The item consolidation differences decreased during the year, mainly due to devaluations for € 440 million to reflect the current value of the international equity investment portfolio. In detail, the item includes the difference between the acquisition cost and the corresponding attributable net equity value as of the acquisition date, amounting to € 337 million for Digitel and to € 291 million for Stet Hellas, and € 334 million for the differences generated from the reorganization of the international holding structure occurring in late 2000.

•	The item work in progress and advances mainly refers to software projects.

•	The item other includes € 64 million in expenses for adaptations on third-party property.

Other changes include € 150 million in negative conversion differences.

2001 ANNUAL REPORT	124

FIXED ASSETS	€ 4,286 million
(€ 3,892 million as of December 31, 2000)

These are broken down as follows:

(euro/millions)	Balance as of 12.31.2000	Acquisitions/ Capitalizations	Depreciation	Sales and other changes	Balance as of 12.31.2001
Land and buildings	265	52	(17)	39	339
Plant and machinery	2,890	945	(732)	69	3,172
Manufacturing and commercial equipment	35	17	(13)	(4)	35
Other fixed assets	352	159	(112)	(25)	374
Work in progress and advances	350	374	—	(358)	366

Total	3,892	1,547	(874)	(279)	4,286

The bulk of investment in fixed assets in 2001 was allocated as follows: € 836 million to the Parent company; € 163 million to TIM Sao Paulo; € 129 million to TIM Perù; € 113 million to Digitel; and € 104 million to Stet Hellas.

The depreciation reserves as of year-end 2001 amounted to a total of € 4,228 million; the ratio of depreciation reserves to gross fixed asset value was 49.7%.

The other changes include € 216 million in negative conversion differences.

LONG-TERM INVESTMENTS	€ 2,681 million
(€ 1,401 million as of December 31, 2000)

They refer to:

(euro/millions)	12.31.2001	12.31.2000	Change
Equity investments in:
- subsidiaries	0	—	0
- affiliated companies	784	1,112	(328)
- other companies	88	118	(30)
	872	1,230	(358)
Advances on future capital contributions	1,658	45	1,613
	2,530	1,275	1,255
Receivables:
- from affiliated companies	108	102	6
- from others	39	22	17
	147	124	23
Other securities	4	2	2

Total	2,681	1,401	1,280

Equity investments in affiliated companies amounted to € 784 million and are broken down as follows:

(euro/millions)	12.31.2001	12.31.2000	Change
Mobilkom Austria	544	586	(42)
IS TIM	81	353	(272)
BDT - Bouygues Decaux Telecom	158	172	(14)
Other	1	1	—

Total	784	1,112	(328)

2001 ANNUAL REPORT	125

The book value of the equity investment in IS TIM decreased as a result of the devaluation to reflect the € 334 million losses suffered by the subsidiary in the financial year 2001 and the pro rata adjustment to the company’s capital and reserves; these adjustments in turn reflect the devaluation of the Turkish lira, partially offset by the effects of applying inflation accounting methods. A capital increase of € 148 million was paid in during the year.

It is pointed out that TIM INTERNATIONAL N.V. has pledged its IS TIM shares as a guarantee covering obligations deriving from supply contracts IS TIM has signed with Ericsson and Siemens.

Equity investments valued according to the net equity method include the remaining € 400 million to be amortized generated from the positive difference between the book value of the equity investments and the corresponding share of net equity. In detail, there is a difference of € 279 million on Mobilkom Austria and of € 121 million on Bouygues Decaux Telecom.

The value of equity investments in other companies refers mainly to the value of the Spanish company Auna.

A list of equity investments valued according to the net equity method is shown in the statement no. 4, while the list of other subsidiaries and affiliated equity investments is shown in the statement no. 5.

Advances on future capital contributions amounted to € 1,658 million, mainly attributable to payments made by TIM INTERNATIONAL N.V. in favor of the affiliated company IS TIM; amounting to € 1,758 million, these advances were adjusted downwards by € 105 million to reflect the devaluation of the Turkish lira, partially offset by the effects of applying inflation accounting methods. The item also includes € 5 million allocated to the subsidiary TIM.COM Holding.

Receivables from affiliated companies totaled € 108 million, in reference to loans made to BDT.

Receivables from others totaled € 39 million, mainly including loans issued to employees and security deposits.

The item other securities totaled € 4 million, attributable to securities deposited by the Parent company with the Ministry of Telecommunications in accordance with the GSM Agreement and to the Parent company’s purchase of shares in a closed-end investment fund.

2001 ANNUAL REPORT	126

WORKING CAPITAL	€ 4,029 million
(€ 6,707 million as of December 31, 2000)

INVENTORIES	€ 131 million
(€ 95 million as of December 31, 2000)

Inventories are formed by goods intended for sale, mainly mobile phone equipment. The value shown is net of write-downs made to adjust the cost of now off-list equipment and accessories to their current market values.

ACCOUNTS RECEIVABLE	€ 3,474 million
(€ 5,505 million as of December 31, 2000)

The breakdown of this item is summarized in the table below:

(euro/millions)	As of 12.31.2001	As of 12.31.2000	Change
Trade accounts receivable:
Face value	1,377	1,646	(269)
Reserve for bad debt	(136)	(128)	(8)
	1,241	1,518	(277)

From subsidiaries	0	—	0
From affiliated companies	40	4	36
From controlling companies	1,046	3,234	(2,188)
From others	1,147	749	398

Total	3,474	5,505	(2,031)

In detail:

•	Trade accounts receivable amounted to € 1,377 million, before write-downs, mainly attributable to accounts receivable for mobile telephone services. The value of the accounts receivable has been adjusted downwards to reflect their expected realizable value. The item also includes € 262 million in amounts due from other telecommunications companies. During the year, TIM factored a total of €3,297 million of its trade accounts receivable. as of year-end, receivables factored and not yet settled amounted to € 106 million;

•	Accounts receivable from affiliated companies totaled € 40 million, including loans for € 30 million and trade accounts and other items for € 10 million mainly to IS TIM;

•	Accounts receivable from controlling companies totaled € 1,046 million, including loans for € 693 million in the form of current account deposits held with Telecom Italia and trade accounts and other items for € 353 million, also due from Telecom Italia, mainly for traffic services;

•	Accounts receivable from others amounted to € 1,147 million, including:

•	Loans for € 65 million;

•	Trade accounts and other items for € 1,082 million, broken down as follows:

(euro/millions)	As of 12.31.2001	As of 12.31.2000	Change
Advance tax payments	445	89	356
Tax credits	322	421	(99)
Receivables from users to be recorded	120	43	77
Contributions from the Government and other public entities	13	6	7
Receivables from employees	5	6	(1)
Other	177	162	15

Total	1,082	727	355

Advance tax payments include € 159 million attributable to the Parent company, € 132 million attributable to Tele Celular Sul, € 97 million to Tele Nordeste Celular, and € 57 million to Digitel.

2001 ANNUAL REPORT	127

SHORT-TERM FINANCIAL ASSETS	€ 86 million
(€ 301 million as of December 31, 2000)

The item consists of the following:

(euro/millions)	As of 12.31.2001	As of 12.31.2000	Change
Treasury stock	6	8	(2)
Other securities	80	293	(213)

Total	86	301	(215)

Treasury stock refers to the 897,835 TIM S.p.A. ordinary shares acquired during the previous year in accordance with the deliberation of the Ordinary Shareholders’ Meetings of June 15, 1999 and April 12, 2000 to be later offered to dealers and held in portfolio at the offer expiration. The book value was written down by the sum of € 2 million to reflect its stock market value as of year-end.

The item other securities refers exclusively to foreign currency-denominated securities held by the subsidiary Tele Nordeste Celular.

LIQUID ASSETS	€ 338 million
(€ 806 million as of December 31, 2000)

This item mainly refers to cash in sight accounts held with Italian and foreign banks.

In late December 2001, Credit Suisse First Boston acquired loans issued by Ericsson to Maxitel for around USD 84.2 million. Maxitel set up a term deposit account in favor of Credit Suisse First Boston to pay back the loan by February 19, 2002, setting the exchange rate in advance.

2001 ANNUAL REPORT	128

ACCRUALS AND DEFERRALS	€ 39 million
(€ 24 million as of December 31, 2000)

This item is detailed as follows:

(euro/millions)	As of 12.31.2001	As of 12.31.2000	Change
Accrued income
Production value	13	11	2
Financial income	2	1	1
Other	—	—	—
	15	12	3

Other deferred expenses
Production costs	11	8	3
Financial expenses	12	4	8
Other	1	—	1
	24	12	12

Total	39	24	15

Accounts receivable and accrued income are shown by maturity and type in the following statement:

ACCOUNTS RECEIVABLE AND ACCRUED INCOME BY MATURITY AND TYPE

	12.31.2001 Amounts due				12.31.2000 Amounts due
(euro/millions)	within one year	in 2-5 years	after 5 years	Total	within one year	in 2-5 years	after 5 years	Total
Receivables included in long-term investments
From affiliated companies	—	—	108	108	—	102	—	102
From others:
- employees	1	5	3	9	1	3	1	5
- guarantee deposits	—	27	—	27	—	3	—	3
- others	1	2	—	3	11	3	—	14

Total receivables included in long-term investments	2	34	111	147	12	111	1	124

Accounts receivable included in working capital
Other loans to
- affiliated companies	30	—	—	30	2	—	—	2
- controlling companies	693	—	—	693	2,793	—	—	2,793
- others	65	—	—	65	22	—	—	22
	788	—	—	788	2,817	—	—	2,817
Trade accounts receivable
- from customers	1,241	—	—	1,241	1,518	—	—	1,518
- from affiliated companies	10	—	—	10	2	—	—	2
- from controlling companies	346	—	—	346	439	—	—	439
- from others	14	—	—	14	7	—	—	7
	1,611	—	—	1,611	1,966	—	—	1,966
Other accounts receivable
- from controlling companies	7	—	—	7	2	—	—	2
- from others	866	115	87	1,068	634	86	—	720
	873	115	87	1,075	636	86	—	722

Total accounts receivable included in working capital	3,272	115	87	3,474	5,419	86	—	5,505

Accrued income	15	—	—	15	12	—	—	12

2001 ANNUAL REPORT	129

SHAREHOLDERS’ EQUITY AND LIABILITIES

SHAREHOLDERS’ EQUITY	€9,502 million

( € 10,509 million as of December 31, 2000)

This item is detailed as follows:

(euro/millions)	As of 12.31.2001	As of 12.31.2000	Change
Attributable to the Parent company	8,804	9,862	(1,058)
Minority Interest	698	647	51

Total	9,502	10,509	(1,007)

In detail:

•	The Parent company share capital is composed of 8,434,004,716 ordinary shares and 132,069,163 savings shares, all with a nominal value of € 0.06 each;

•	The item reserves and retained earnings attributable to the Parent company includes the Parent company own reserves, the reserves of consolidated companies relating to non-distributed income, the reserves for revaluation adjustment, and other tax-suspension reserves. No deferred taxes have been allocated against these reserves since, according to current plans, there are no scheduled transactions which would give rise to tax liabilities.

The reconciliation between the Parent company and the consolidated financial statement items in terms of net equity and income for the year, and the changes in the consolidated net equity items are shown in the statements in enclosures no. 1 and no. 2.

RESERVES FOR RISKS AND CHARGES	€752 million

( € 569 million as of December 31, 2000)

Including:

•	Reserve for retirement payments and similar obligations amounted to € 23 million including potential liabilities related to pension funds set up for the employees of the subsidiaries Tele Celular Sul and Tele Nordeste Celular, among others;

•	the reserve for taxes, amounting to € 31 million, to cover potential liabilities on tax positions not yet defined or under dispute;

•	the deferred taxes reserve, amounted to € 6 million, consisting of taxes set aside by the individual consolidated companies to cover income subject to deferred taxation and any deferred taxes set aside to cover consolidation adjustments.

Deferred and advance tax payments are offset only when allowed by tax legislation in force and in each financial year when it is expected that the respective temporary differences will offset one another. As a consequence, the liabilities for deferred taxes not offset by advance tax payments are classified in the deferred taxes reserve, while advance tax payments not offset by deferred taxes are classified as working capital among the item Accounts receivable from others.

The balance between deferred taxes and advance tax payments as of December 31, 2001 was a € 439 million credit, up from € 64 million credit a year before.

(euro/millions)	12.31.2001	12.31.2000	Change
Reserve for deferred taxes	6	25	(19)
Advance tax payments	(445)	(89)	(356)
Net tax liability (credit)	(439)	(64)	(375)

The increase in the balance was mainly attributable to Parent company’s discontinuance of accelerated depreciation and the reclassification made by the Brazilian subsidiaries Tele Celular Sul and Tele Nordeste Celular pursuant to a change in local legislation defining previously posted goodwill as advance tax payments. The deferred tax liabilities are attributable to the subsidiary Stet Hellas;

other reserves, totaling € 692 million, include mainly € 348 million in reserves set aside by the Parent company to cover technological update risks, € 117 million to cover risks deriving from future changes to the regulatory framework, and € 155 million for the subsidiaries Maxitel, TIM Celular Centro Sul, TIM Sao Paulo, and TIM Rio Norte.

2001 ANNUAL REPORT	130

RESERVE FOR EMPLOYEE TERMINATION INDEMNITIES	€71 million

( € 65 million as of December 31, 2000)

This item refers to the reserve of the parent company as of December 31, 2001.

LIABILITIES	€6,647 million

( € 6,479 million as of December 31, 2000)

Including:

(euro/millions)	As of 12.31.2001	As of 12.31.2000	Change
Bonds	195	220	(25)
Due to banks	1,306	1,412	(106)
Due to other lenders	43	38	5
Trade accounts payable	2,523	2,322	201
Accounts payable to affiliated companies	2	2	—
Accounts payable to controlling companies	280	705	(425)
Taxes payable	257	188	69
Contributions to pension and social security institutions	27	21	6
Other liabilities	2,014	1,571	443

Total	6,647	6,479	168

In detail:

•	Bonds refer to debenture loans with repayment dates ranging from 2002 to 2005, issued by the companies Tele Nordeste Celular and Tele Celular Sul.

•	Due to banks include pledges and privileges for € 686 million and mainly refer to Maxitel.

•	Trade accounts payable include € 131 million in pledges and privileges attributable to Maxitel. It is pointed out that TIM INTERNATIONAL N.V. and Bitel, as Maxitel shareholders, have pledged Maxitel shares as security for supply contracts Maxitel has signed with Ericsson. It is likewise pointed out that the Parent company Telecom Italia has issued bank guarantees as security for loans issued to TIM Perù, TIM Brasil, Stet Hellas, and Maxitel.

•	Accounts payable to controlling companies include both trade payables and other amounts due to Telecom Italia and a € 60 million loan issued by the same in favor of Stet Hellas.

•	Taxes payable, including € 34 million in income taxes payable and € 223 million in indirect taxes and withholding taxes for the account of companies in the form of withholding agent.

•	Other liabilities include € 967 million in loans, including € 234 million due to the Parent company for the remaining amount due on the price for the UMTS license and € 363 million for the remaining amounts due for the purchase of other telecommunications licenses during the year; the remaining components include: € 451 million in amounts due to customers, a € 375 million fee due for operating in the telecommunications business, and € 102 million due to employees. The amounts due to customers refer to advance conversation payments by subscribers, and to payables for prepaid traffic.

2001 ANNUAL REPORT	131

ACCRUALS AND DEFERRALS	€64 million

( € 69 million as of December 31, 2000)

This item is detailed as follows:

(euro/millions)	As of 12.31.2001	As of 12.31.2000	Change
Accrued expenses
Production costs	20	20	—
Financial expenses	8	8	—
	28	28	—
Other deferred income
Production value	30	35	(5)
Financial income	6	6	—
	36	41	(5)

Total	64	69	(5)

Accounts payable and accrued expenses are shown by maturity and type in the statement below:

LIABILITIES AND ACCRUED EXPENSES BY MATURITY AND TYPE

	12.31.2001 Amounts due				12.31.2000 Amounts due
(euro/millions)	within one year	in 2-5 years	after 5 years	Total	within one year	in 2-5 years	after 5 years	Total
Medium/long-term debt
Bonds and debentures	—	195	—	195	—	220	—	220
Due to banks	236	465	341	1,042	37	529	542	1,108
Due to other lenders	10	33	—	43	8	27	3	38
Due to controlling companies	—	60	—	60	—	—	—	—
Due to suppliers	12	155	—	167	2	32	—	34
Other liabilities	117	146	15	278	222	316	—	538
	375	1,054	356	1,785	269	1,124	545	1,938
Short-term borrowings
Due to banks	264	—	—	264	304	—	—	304
Due to suppliers	—	—	—	—	235	—	—	235
Due to controlling companies	—	—	—	—	468	—	—	468
Other liabilities	689	—	—	689	249	—	—	249
	953	—	—	953	1,256	—	—	1,256
Trade accounts payable
Due to suppliers	2,356	—	—	2,356	2,053	—	—	2,053
Due to affiliated companies	2	—	—	2	1	—	—	1
Due to controlling companies	218	—	—	218	190	—	—	190
	2,576	—	—	2,576	2,244	—	—	2,244
Other liabilities
Due to affiliated companies	—	—	—	—	1	—	—	1
Due to controlling companies	2	—	—	2	47	—	—	47
Taxes payable	227	30	—	257	188	—	—	188
Contributions to pension and social security institutions	24	3	—	27	19	2	—	21
Other liabilities	1,047	—	—	1,047	670	114	—	784
	1,300	33	—	1,333	925	116	—	1,041

Total accounts payable	5,204	1,087	356	6,647	4,694	1,240	545	6,479

Accrued expenses	28	—	—	28	24	4	—	28

2001 ANNUAL REPORT	132

MEMORANDUM ACCOUNTS

GUARANTEES PROVIDED	€ 621 million

( € 1,340 million as of December 31, 2000)

These mainly include guarantees given by the Parent company in favor of the affiliated companies IS TIM and Iridium Italia, as well as counter-guarantees given by TIM INTERNATIONAL N.V. to Telecom Italia S.p.A. to cover bank guarantees issued in favor of TIM Group affiliated companies mainly pertaining to supply contracts.

COLLATERAL PROVIDED	€ 149 million

( € 2 million as of December 31, 2000)

This item mainly consists of IS TIM shares pledged by TIM INTERNATIONAL N.V. as security for supply contracts IS TIM signed with Ericsson and Siemens. It also includes government bonds (CCTs and BTPs) put up as collateral by the Parent company in favor of the Ministry of Telecommunications against outstanding obligations pertaining to the GSM Agreement.

PURCHASE AND SALES COMMITMENTS	€ 307 million

(€ 41 million as of December 31, 2000)

This item mainly includes commitments to purchase the underlying assets on which future leasing contract fees are based for an amount of € 20 million, and a commitment to sell the equity investment in the Spanish company Auna for around € 287 million.

* * *

Derivative contract details

Derivative contracts entered into mainly for the management of exchange rate and secondarily for interest rate risks outstanding as of year-end include hedging transactions for financial debt denominated in US dollars, as shown in the table below:

(euro/millions)	Capital exchange at start date or notional amount	Market value of derivatives as of 12/31/2001	Market value of underlying liabilities as of 12/31/2001	Market value of liabilities including relating derivatives as of 12/31/2001
Cross currency swap	(414)	(52)	(640)	(692)
Interest rate swap	—	1	—	—
Interest rate option	22	—	—	—

Pricing models based on current market standards have been applied to calculate the market value of outstanding derivative contracts. In detail, the market value of these contracts is based on market prices as of December 31, 2001 for the variables included in the model and the time to expiry, while the market value of the underlying financial debt is determined on the basis of the year-end exchange rate. Cross currency and interest rate swaps are used to hedge exchange rate and interest rate risk on foreign currency-denominated loans. With these instruments currency-denominated medium/long-term debt can be converted into domestic currency and the contracted interest rates can be managed according to a more suitable risk profile for each individual company.

Interest Rate Options give the buyer the right but not the obligation to exchange variable interest flows for predetermined fixed interest flows.

The derivative contracts have been entered into with only the most financially solid counterparties with the aim of minimizing credit risks.

2001 ANNUAL REPORT	133

STATEMENT OF INCOME

PRODUCTION VALUE	€ 10,331 million

( € 7,959 million in 2000)

The main components of this item are as follows:

•	Sales and service revenues, amounting to € 10,250 million, including € 611 million in revenues from the sale of mobile communications equipment and accessories and € 9,639 million in revenues from services (before amounts due to external providers);

•	Other revenues and income, amounting to € 78 million, including € 9 million in operating grants, € 13 million in penalties for late payment charged to customers, and € 19 million in expense reimbursements.

PRODUCTION COSTS	€ 7,195 million

( € 5,093 million in 2000)

This item consists of the following:

•	Raw materials, supplies, and merchandise, amounting to € 870 million, mainly for the purchase of assets for the sale of mobile communications equipment and accessories;

•	Services, amounting to € 3,314 million, including € 1,414 million in fees due to other providers (national and foreign, mobile and fixed).

•	Use of third-party assets, amounting to € 552 million, mostly in reference to rental charges for Parent company circuits pertaining to the use of direct connections and access to the Telecom S.p.A. fixed network necessary for interconnection purposes;

•	Labor costs, amounting to € 596 million; the number of employees of TIM Group as of December 31, 2001 was 16,721 (15,257 as of December 31, 2000).

The equivalent average number of employees of the consolidated companies was 15,104. A breakdown by category is set out in the table below:

EQUIVALENT AVERAGE NUMBER PAID	Financial year 2001
Executives	298
Middle managers	725
Office staff	14,016
Workers	65

Total	15,104

•	Amortization, depreciation, and write-downs, amounting to € 1,574 million, including € 595 million in amortization of intangible assets, € 874 million in depreciation of fixed assets, and € 101 million in write-downs of receivables posted to working capital;

•	Miscellaneous operating costs, amounting to € 274 million, including € 227 million in contributions for exercise of TLC operations (of which € 182 million paid by the Parent company).

FINANCIAL INCOME AND EXPENSES	€ -280 million
( € 43 million in 2000)

This item includes:

(euro/millions)	Financial year 2001	Financial year 2000	Change
Other financial income	384	64	320
Interest and other financial expenses	(664)	(21)	(643)
Net financial income (expense)	(280)	43	(323)

2001 ANNUAL REPORT	134

•	Other financial income, amounting to € 384 million, broken down as follows:

(euro/millions)	Financial year 2001	Financial year 2000	Change
Interest on receivables included in long-term investments:
- from affiliated companies	6	—	6
- from affiliated companies	1	—	1
Interest and commissions from:
- affiliated companies	1	—	1
- controlling companies	62	59	3
- banks	45	3	42
Foreign exchange income	63	2	61
Other	206	—	206

Total	384	64	320

The item other mostly includes income from derivative contracts for hedging purposes and the application of inflation accounting methods.

•	Interest and other financial expenses amounted to € 664 million, broken down as follows:

(euro/millions)	Financial year 2001	Financial year 2000	Change
Interest and commissions to:
- controlling companies	20	5	15
- banks	146	—	146
- suppliers and other lenders	64	11	53
Interest and other charges on notes issued	32	—	32
Foreign exchange expenses	183	3	180
Other	219	2	217

Total	664	21	643

•	Interest and commissions to banks include € 73 million attributable to Maxitel, € 20 million attributable to Digitel, € 19 million attributable to Tele Nordeste Celular, and € 14 million attributable to Stet Hellas;

•	Interest and commissions to suppliers and other lenders mainly include € 26 million attributable to the Parent company and € 23 million attributable to TIM Sao Paulo;

•	Foreign exchange expenses include € 91 million attributable to Maxitel and € 31 million attributable to Tele Nordeste Celular;

•	The item other mostly includes commissions on derivative contracts.

VALUE ADJUSTMENTS TO FINANCIAL ASSETS	€ -353 million
(€ -253 million in 2000)

This item includes:

(euro/millions)	Financial year 2001	Financial year 2000	Change
Write-ups of:
- equity investments	31	—	31
Write-downs of:
- equity investments	(381)	(252)	(129)
- securities, other than equity investments, included in working capital	(3)	(1)	(2)

Total	(353)	(253)	(100)

2001 ANNUAL REPORT	135

This item mostly includes the share of net income and losses reported by companies consolidated according to the net equity method attributable to the TIM Group and € 39 million for the annual amortization of the positive difference generated upon the acquisition of the same companies (goodwill).

The pro rata income/losses reported by the affiliated companies had the following impact on the consolidated statement of income:

•	€ 31 million in income from Mobilkom Austria;

•	€ 8 million in losses from Bouygues Telecom;

•	€ 334 million in losses from the Turkish subsidiary IS TIM.

The loss reported by IS TIM was attributable not only to charges deriving from the company’s start-up phase, but also to the devaluation of the Turkish lira and the application of inflation accounting methods for high-inflation countries.

EXTRAORDINARY INCOME AND EXPENSES	€ -557 million
( € -414 million in 2000)

This item includes expenses amounting to € 721 million partially offset by income amounting to € 164 million.

Extraordinary income includes:

•	€ 16 million in gains realized on the sale of part of the equity investment in Auna in March 2001;

•	€ 132 million in extraordinary income reported by the Parent company.

Extraordinary expenses include:

•	€ 595 million for the write-down to goodwill and provisions to reserves for risks and future charges attributable to the operating Brazilian companies following the updated evaluation of the international equity investment portfolio: for greater details, see the comments on Intangible assets and Reserves for risks and charges;

•	€ 94 million in extraordinary expenses reported by the Parent company.

INCOME TAXES	€ 948 million
( € 623 million in 2000)

This item consists of € 1,066 million in current taxes and € 118 million in net deferred taxes. The Parent company contributed € 971 million and € 114 million to the formation of these amounts, respectively. The tax rate as a percentage of gross income was 48.7%.

EARNINGS PER SHARE

Earnings per ordinary share, determined in accordance with the rules set out in document no. 28 approved by the National Committee of Business Consultants and Accountants, is reported in the following table:

TIM GROUP – EARNINGS PER SHARE – Financial year 2001

	Net income (euro/millions)	Number of shares	Earnings per share (in euro)
Net income, entirely attributable to ordinary shares	934
Average number of ordinary shares		8,432,959,797

Primary earnings per ordinary share			0.111

2001 ANNUAL REPORT	136

OTHER INFORMATION

COMPENSATION PAID TO DIRECTORS AND STATUTORY AUDITORS

Compensation for the financial year 2001 paid to TIM Directors and Statutory Auditors, for the exercise of their functions in the Parent company and in other consolidated companies, amounted to € 767 thousand for the former and € 217 thousand for the latter.

EXCHANGE USED FOR FOREIGN COMPANIES’ FINANCIAL STATEMENTS CONVERSION

	Exchange rates for the financial year 2001
Euro per unit of local currency	Year-end exchange rates (balance sheet entries)	Average annual exchange rates (income statement entries)
Bolivar	0,0015	0,0015
Greek drachma	0,0029	0,0029
Dutch guilder	0,4538	0,4538
French franc	0,1524	0,1524
Italian lira	0,0005	0,0005
Nuevo sol	0,3296	0,3185
Spanish peseta	0,0060	0,0060
Brazilian real	0,4889	0,4755
Austrian shilling	0,0727	0,0727

The statements nos. 1 - 4 below are an integral part of these Notes.

STATEMENT NO. 1 RECONCILIATION OF TIM FINANCIAL STATEMENTS TO CONSOLIDATED FINANCIAL STATEMENTS AS OF 12/31/2000

		TIM interest			Minority interest			Total
	Capital and reserves
(euro/millions)	Capital	Reserves and retained earnings	Net income	Total	Capital and reserves	Net income	Total
TIM financial statements as of December 31, 2000	514	7,708	1,862	10,084	—	—	—	10,084
Income (loss) of consolidated companies	—	—	0	0	—	—	—	0
Capital and reserves of consolidated companies	—	5,889	—	5,889	647	—	647	6,536
Book value of equity investments in consolidated companies	—	(7,761)	—	(7,761)	—	—	—	(7,761)
Consolidation adjustments:
- evaluation of equity investments with the net equity method	—	(139)	(243)	(382)	—	—	—	(382)
- positive equity investment acquisition differences	—	2,048	—	2,048	—	—	—	2,048
- other	—	(16)	0	(16)	—	—	—	(16)

Capital, reserves and consolidated income as of December 31, 2000	514	7,729	1,619	9,862	647	—	647	10,509

2001 ANNUAL REPORT	137

RECONCILIATION OF TIM FINANCIAL STATEMENTS TO CONSOLIDATED FINANCIAL STATEMENTS AS OF 12/31/2001

	TIM interest				Minority interest			Total
	Capital and reserves
(euro/millions)	Capital	Reserves and retained earnings	Net income	Total	Capital and reserves	Net income	Total
TIM financial statements as of December 31, 2001	514	7,911	1,907	10,332	—	—	—	10,332
Income (loss) of consolidated companies	—	—	(3,863)	(3,863)	—	38	38	(3,825)
Capital and reserves of consolidated companies	—	11,902	—	11,902	789	—	789	12,691
Book value of equity investments in consolidated companies	—	(13,823)	—	(13,823)	(10)	—	(10)	(13,833)
Consolidation adjustments:
- evaluation of equity investments with the net equity method	—	(387)	(350)	(737)	—	—	0	(737)
- positive equity investment acquisition differences	—	1,699	(597)	1,102	—	—	0	1,102
- other	—	38	3,853	3,891	(129)	10	(119)	3,772

Capital, reserves and consolidated income as of December 31, 2001	514	7,340	950	8,804	650	48	698	9,502

STATEMENT NO. 2 CHANGES IN CONSOLIDATED SHAREHOLDERS’ EQUITY DURING 2001

	TIM interest				Minority interest			Total
	Capital and reserves
(euro/millions)	Capital	Reserves and retained earnings	Net income	Total	Capital and reserves	Net income	Total
Consolidated financial statements as of December 31, 2000	514	7,729	1,619	9,862	647	—	647	10,509
Allocation of net income for 2000:
- dividends	—	(42)	(1,619)	(1,661)	(8)	—	(8)	(1,669)
Net exchange rate difference from translation
“of financial statements in foreign currencies and other differences”	—	(347)	—	(347)	11	—	11	(336)
Net income	—	—	950	950	—	48	48	998
Consolidated financial statements as of 12/31/2001	514	7,340	950	8,804	650	48	698	9,502

2001 ANNUAL REPORT	138

STATEMENT NO. 3 LIST OF SUBSIDIARIES INCLUDED IN THE CONSOLIDATION WITH THE LINE-BY-LINE METHOD

Name (business)	Head office		Share capital	%		Ordinary shares owned by	% of share capital TIM Group
TIM INTERNATIONAL N.V. (EX STET MOBILE HOLDING) (financial holding company)	Amsterdam (Netherlands)	Euro	555,426,000	100		TELECOM ITALIA MOBILE	100

- AUTEL Beteiligungs GmbH (holding company)	Vienna (Austria)	Euro	35,000	100		TIM INTERNATIONAL	100

- STET HELLAS TELECOMMUNICATIONS S.A. (mobile telephone provider)	Athens (Greece)	Drachmas	41,596,610,000	63.95		TIM INTERNATIONAL	63.95

- TELEPOLIS SERVICES OF MOBILE TELEPHONY S.A. (mobile telephone provider)	Athens (Greece)	Drachmas	2,700,000,000	100		STET HELLAS	63.95

- TIM BRASIL S.A. (ex TIM do Brasil Ltda) (holding company)	Rio de Janeiro (Brazil)	R $	2,790,790,104.08	100		TIM INTERNATIONAL	100

- BITEL PARTICIPAÇOES S.A. (holding company)	Rio de Janeiro (Brazil)	R $	2,290,264,028	100 (	*)	TIM BRASIL	100

- TELE CELULAR SUL PARTICIPAÇOES S.A. (holding company for operating companies providing mobile telephone services)	Curitiba (Brazil)	R $	245,033,341.00	51.35		BITEL PARTICIPAÇOES	19.37

- CTMR CELULAR S.A. (mobile telephone provider)	Pelotas (Brazil)	R $	21,251,917.26	81.32		TELE CELULAR SUL	15.22

- TELEPAR CELULAR S.A. (mobile telephone provider)	Curitiba (Brazil)	R $	333,880,024.34	87.43		TELE CELULAR SUL	14.25

- TELESC CELULAR S.A. (mobile telephone provider)	Florianopolis (Brazil)	R $	249,170,454.34	91.62		TELE CELULAR SUL	16.10

- TELE NORDESTE CELULAR PARTICIPAÇOES S.A. (holding company for operating companies providing mobile telephone services)	Recife (Brazil)	R $	186,053,905.66	51.24		BITEL PARTICIPAÇOES	19.38

- TELASA CELULAR S.A. (mobile telephone provider)	Maceiò (Brazil)	R $	31,409,860.10	97.20		TELE NORDESTE CELULAR	15.12

- TELECEARA’ CELULAR S.A. (mobile telephone provider)	Fortaleza (Brazil)	R $	89,439,654.33	85.65		TELE NORDESTE CELULAR	15.42

- TELEPISA CELULAR S.A. (mobile telephone provider)	Teresina (Brazil)	R $	23,392,322.95	97.52		TELE NORDESTE CELULAR	15.28

- TELERN CELULAR S.A. (mobile telephone provider)	Natal (Brazil)	R $	42,823,497.29	92.57		TELE NORDESTE CELULAR	14.62

- TELPA CELULAR S.A. (mobile telephone provider)	Joao Pessoa (Brazil)	R $	43,164,229.17	94.87		TELE NORDESTE CELULAR	13.92

- TELPE CELULAR S.A. (mobile telephone provider)	Recife (Brazil)	R $	113,848,783.98	94.87		TELE NORDESTE CELULAR	15.05

- MAXITEL S.A. (holding company owning cellular telephone license for the regions Bahia and Sergipe)	Belo Horizonte (Brazil)	R $	677,679,703	43.15 46.85		TIM INTERNATIONAL BITEL PARTICIPAÇOES	96.67

- MAXITEL TELECOMUNICAÇOES Ltda (non-operating telecommunications and terminal sales company)	Salvador de Bahia (Brazil)	R $	1,000	100 (	*)	MAXITEL	96.67

- OFFSHORE FINANCIAL & SECURITIES Inc. (financial company)	Tortola (British Virgin Islands)	US$	6,104,860	100		MAXITEL	96.67

- TIM SAO PAULO S.A.(EX STARCEL) (mobile telephone provider)	São Paulo (Brazil)	R $	512,780,589	100		TIM BRASIL	100

- TIM CELULAR CENTRO SUL S.A.(EX BLUCEL) (mobile telephone provider)	Brasilia (Brazil)	R $	271,827,025	100		TIM BRASIL	100

- TIM RIO NORTE S.A.(EX UNICEL) (mobile telephone provider)	Rio de Janeiro (Brazil)	R $	495,300,000	100		TIM BRASIL	100

- TIM PERU’ S.A.C. (mobile telephone provider)	Lima (Perù)	Nuevos Soles	652,231,998	100		TIM INTERNATIONAL	100

- CORPORACION DIGITEL C.A. (telecommunications services provider)	Caracas (Venezuela)	Bolivares	42,823,450,241	56.56		TIM INTERNATIONAL	56.56

- TIMNET.COM S.A. (mobile network services)	Rio de Janeiro (Brazil)	R $	78,000,000	20 20 20 20 20		TELE NORDESTE CELULAR TELE CELULAR SUL MAXITEL TIM SAO PAULO TIM INTERNATIONAL	67.08

(*)	Includes custodian shares.

2001 ANNUAL REPORT	139

STATEMENT NO. 4 LIST OF SUBSIDIARIES CONSOLIDATED ACCORDING TO THE NET EQUITY METHOD

Name (business)	Head office		Share capital	%	Ordinary shares owned by	% of share capital TIM Group
BDT - BOUYGUES DECAUX TELECOM S.A. (holding company)	Guyancourt (France)	Euro	294,356,302.32	19.61	TIM INTERNATIONAL	19.61

- BOUYGUES TELECOM S.A. (mobile telephone provider)	Boulogne - Billancourt (France)	Euro	560,679,600	55	BDT	10.78

MOBILKOM AUSTRIA Aktiengesellscaft & Co.KG (mobile telephone provider)	Vienna (Austria)	Euro	79,940,117.59	25	AUTEL	25

- MOBILKOM LIECHTEINSTEIN AG (mobile telephone provider)	Vaduz (Liechteinstein)	CFH	200,000	100	MOBILKOM AUSTRIA	25

- MOBILKOM INTERNATIONAL GmbH (holding di partecipazioni)	Vienna (Austria)	Euro	35,000	100	MOBILKOM AUSTRIA	25

- MOBILKOM INTERNATIONAL GmbH & Co.KG (holding di partecipazioni)	Vienna (Austria)	Euro	35,000	99 1	MOBILKOM AUSTRIA MOBILKOM INTERNATIONAL GmbH	25

- TELEIMPULS GmbH (mobile telephone provider)	Lubiana (Slovenia)	Talleri Sloveni	2,100,000,000	100	MOBILKOM INTERNATIONAL GmbH & Co.KG	25

- SI.MOBIL d.d. (mobile telephone provider)	Lubiana (Slovenia)	Talleri Sloveni	9,300,000,000	75	MOBILKOM INTERNATIONAL GmbH & Co.KG	18.75

- VIP-NET GSM d.o.o. (mobile telephone provider)	Zagabria (Croatia)	Kuna Croate	454,211,000	66	MOBILKOM AUSTRIA	16.5

IS TIM TELEKOMUNIKASYON HIZMETLERI A.S. (mobile telephone provider)	Istanbul (Turkey)	Lire Turche	545,000,000,000,000	49	TIM INTERNATIONAL	49

EDOTEL S.p.A.	Turin (Italy)	Euro	1,020,000	40	TELECOM ITALIA MOBILE	40

STATEMENT NO. 5 LIST OF OTHER EQUITY INVESTMENTS IN SUBSIDIARIES AND AFFILIATED COMPANIES

Name (business)	Head office		Share capital	%	Ordinary shares owned by
IRIDIUM ITALIA S.p.A. in liquidation	Rome (Italy)	Euro	2,575,000	35	TELECOM ITALIA MOBILE

MOBILKOM AUSTRIA Geschaftsfuhrungs Aktiengesellscaft	Vienna (Austria)	Euro	100,000	25	AUTEL

TECHNOLOGIE INNOVATION ET MOBILITE’ SARL	Tunis (Tunisia)	Din. Tun.	10,000	80	TIM INTERNATIONAL

TIMNET.COM PERU’ S.A.C.	Lima (Perù)	Nuevos Soles	1,000	100	TIM PERU’

CONSORZIO ELETTRA 2000	Pontecchio Marconi (Italy)	Italian lire	1,800,000,000	20	TELECOM ITALIA MOBILE

TIM.COM HOLDING B.V.	Amsterdam (Netherlands)	Euro	18,000	100	TIM INTERNATIONAL

STARCEL LTDA. (mobile telephone provider)	São Paulo (Brazil)	R $	30,000	99.97	TIM BRASIL

CONS.SCUOLA SUPERIORE ALTA FORMAZ.UNIV.FEDERICO II	Naples (Italy)	Italian lire	250,000,000	20	TELECOM ITALIA MOBILE

2001 ANNUAL REPORT	140

REPORT OF THE BOARD OF STATUTORY AUDITORS TO THE SHAREHOLDERS’ MEETING ON THE CONSOLIDATED FINANCIAL STATEMENTS OF THE TIM GROUP

Shareholders,

Under Legislative Decree no. 58/1998, surveillance tasks are assigned to the Board of Statutory Auditors, while the tasks of accounting controls, financial statement controls, and judgments on the regularity of extraordinary transactions are assigned to an Auditing Company enrolled in the registry of CONSOB-approved companies.

The report on operations, attached to the financial statements as of December 31, 2001 of the TIM Group, contains a full illustration of the transactions and events affecting the Group’s operating performance, capital structure, and financial standing.

With specific reference to CONSOB regulations on company controls, the Board of Statutory Auditors attests the following:

•	no atypical and/or unusual transactions were executed with third parties, Group companies or associated companies in the financial year 2001;

•	the Board of Directors has illustrated the types of transactions executed with associated companies and their impact on the financial statements in their report on operations to which the reader’s attention is referred. The Board of Statutory Auditors observed that suitable procedures are in place and have been applied to supervise these transactions and ensure that they are executed in the Group’s interest at normal market conditions or according to specific legislative requirements;

•	the information on infra-Group transactions and transactions with associated companies illustrated in the Board of Directors’ report on operations is adequate in relation to the size of the Company and the Group in which it operates;

•	the illustration of the Group’s operating performance, reclassified by business sector and by geographical area, as set out in the Board of Directors’ report on operations, is in accordance with CONSOB ruling no. 98084143 of October 27, 1998.

Pursuant to art. 41 of Legislative Decree no. 127/1991, we have examined the consolidated financial statements of the TIM Group as of December 31, 2001 and we have certified that:

•	the determination of the scope of consolidation, the equity investment consolidation principles adopted, and the procedures for implementing them are in accordance with current legislation;

•	pursuant to law, the annual financial statements of companies consolidated according to the line-by-line method and the proportional method, as well as the financial statements of the major equity investments consolidated according to the net equity method, are usually subject to an accounting audit. As a result, based on auditing procedures followed for the individual financial statements, the auditors for the individual companies have, where necessary, specifically examined the data which the Legal Representatives of these subsidiaries and affiliated companies have sent to the Company for the purpose of drawing up the consolidated financial statements;

•	these data, along with the data resulting from the Company’s annual financial statements, have been used correctly in the consolidation process;

•	pursuant to article 32 of Legislative Decree no. 127/1991, the structure and content of the consolidated balance sheet and the statement of income are those required for annual financial statements, except for adjustments specific to the consolidated financial statements;

•	the information contained in the notes is in accordance with articles 38 and 39 of Legislative Decree no. 127/1991;

•	the Company’s organizational structure has proven to be adequate in terms of the delegation of responsibility, the internal control system, the management accounting system, and the regulations handed down by Telecom Italia Mobile to its subsidiaries.

Based on the foregoing considerations and the information assumed by the Independent Auditors Reconta Ernst & Young, we attest that all laws pertaining to the formation and structure of the Group’s consolidated financial statements and report on operations have been observed.

The Board of Statutory Auditors

Rome, March 26, 2002

2001 ANNUAL REPORT	141

REPORT OF THE INDEPENDENT AUDITORS

AUDITORS’ REPORT

pursuant to article 156 of Legislative Decree of February 24, 1998, n. 58

(Translation from the original Italian text)

To the Shareholders

of Telecom Italia Mobile S.p.A.

1.	We have audited the consolidated financial statements of Telecom Italia Mobile S.p.A. as of and for the year ended December 31, 2001. These financial statements are the responsibility of the Telecom Italia Mobile S.p.A.’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

2.	Our audit was made in accordance with auditing standards and procedures recommended by CONSOB. In accordance with such standards and procedures we planned and performed our audit to obtain the information necessary in order to determine whether the consolidated financial statements are materially misstated and if such financial statements, taken as a whole, may be relied upon. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, as well as assessing the appropriateness of the accounting principles applied and the reasonableness of the estimates made by management. We believe that our audit provides a reasonable basis for our opinion.

The financial statements of certain associated companies, which represent approximately 13% of consolidated total assets have been examined by other auditors, whose reports have been furnished to us. Our opinion, expressed herein, insofar as it relates to the data relating to these associated companies included in the consolidated financial statements, is based also on the reports of the other auditors.

For the opinion on the consolidated financial statements of the prior year, which are presented for comparative purposes as required by the law, reference should be made to the auditors’ report dated March 22, 2001, issued by other auditors.

3.	In our opinion, the consolidated financial statements of Telecom Italia Mobile S.p.A. comply with the Italian regulations governing consolidated financial statements; accordingly, they clearly present and give a true and fair view of the consolidated financial position of Telecom Italia Mobile S.p.A. as of December 31, 2001, and the consolidated results of its operations for the year then ended.

Turin, March 25, 2002

Reconta Ernst & Young S.p.A.

signed by: Felice Persico (Partner)

2001 ANNUAL REPORT	142

NOTICE OF ORDINARY AND EXTRAORDINARY SHAREHOLDERS’ MEETING

Shareholders are hereby informed that the Ordinary and Extraordinary Shareholders’ Meeting will take place in Turin at the Sala Con-gressi in Via A. Bertola no. 34, on April 12, 2002 at 10.00 a.m., at first call and, if necessary, on April 13, 2002 at second call, at the same time and place, in order to discuss and pass resolutions on the following

Agenda

Ordinary part

1.	Financial statements for the year ended on December 31, 2001 and the net income allocation proposal; presentation of the consolidated financial statements for the year ended on December 31, 2001; Reports of the Board of Directors and of Statutory Auditors; related resolutions;

2.	Nomination of the Board of Statutory Auditors; related resolutions;

3.	Nomination of a Director; related resolutions.

Extraordinary part

Transfer of Company head office; amendment to art. 2 of the Corporate Bylaws.

Shareholders who exhibit the certificate of ownership of ordinary shares issued by an authorized intermediary will be entitled to participate in conformity with law. Shareholders with shares for which they still not have a share certificate should deposit their shares with an intermediary authorized to file them in the central tracking system, in order to obtain the necessary certification.

Pursuant to current laws, the documentation pertaining to the items on the agenda will be available at the registered office in Turin, Via A. Bertola no. 34, at the secondary office in Rome, Via L. Rizzo no. 22 and at the Borsa Italiana S.p.A. in Milan.

Shareholders have the right to obtain copies of them.

The documentation will also be available on the Company Internet site at the address: www.tim.it.

For the Board of Directors

The Chief Executive Officer

Marco De Benedetti

2001 ANNUAL REPORT	143

CORPORATE GOVERNANCE

FOREWORD

In its financial statements for the year ended December 31, 2000, TIM has provided information on the corporate organizational model and the Group’s adherence to the principles of Corporate Governance as recommended by the Self-Regulatory Code (the so-called “Preda” Code) drawn up by the Committee for the Corporate Governance of Listed Companies (sponsored by Borsa Italiana S.p.A.). The Board has also provided updated information in its semi-annual report for the period ended June 30, 2001.

In accordance with Borsa Italiana S.p.A. recommendations on this issue, information on the corporate governance system at TIM S.p.A. is also provided below.

TIM ACCEPTS THE PRINCIPLES OF CORPORATE GOVERNANCE

The “Preda” Code was issued in October 1999, but even before then TIM had already adopted an organizational system incorporating some of the principles of good corporate governance (for example, the presence of independent Directors, regularly scheduled Board Meetings, regulation of the information reports to the Statutory Auditors by the mandated Board Members, list vote for the election of the Board of Statutory Auditors, constant dialogue with Shareholders and institutional investors).

Following the publication of the “Preda” Code, TIM set up the Compensation Committee and the Internal Control Committee and it approved the Company Self-Regulatory Code, the Shareholders’ Meeting Regulations and the Corporate Code of Practice.

AGREEMENTS BETWEEN MAJOR SHAREHOLDERS

Olimpia S.p.A. holds a majority stake in Olivetti S.p.A.’s share capital, the Parent company of Telecom Italia which, in turn, controls TIM. Agreements among Olimpia S.p.A.’s major shareholders (Pirelli S.p.A., Edizione Holding S.p.A., Unicredito Italiano S.p.A. and Intesa BCI S.p.A.), containing several clauses referring to TIM Board of Directors membership and their deliberations, among other things, were made public in conformity with regulations currently in force.

THE BOARD OF DIRECTORS

The Board of Directors is the corporate body responsible for the Company’s administration. Its jurisdiction and full powers are defined by laws and regulations currently in force and by the Corporate Bylaws.

Following the resignation of the majority of the Directors nominated by the Shareholders’ Meeting of July 2, 1999, the Ordinary Shareholders’ Meeting of December 14, 2001 nominated a new Board of Directors, consisting of 13 individuals with a three-year mandate and in any case until the approval of the financial statements for the year ending December 31, 2003.

On the same date, the Board of Directors nominated Enrico Bondi as Chairman, Carlo Buora as Deputy Chairman and Marco De Bene-detti as CEO; the powers attributed to them are as follows:

•	the Chairman Enrico Bondi has the power to execute all acts pertaining to Company transactions, with several exceptions in terms of procedure and jurisdiction, for a unit amount not exceeding euro 70 million for each individual transaction. The Chairman also has emergency powers over matters under the Board’s jurisdiction, the task of reporting to the Board of Statutory Auditors concerning its operations and the most important transactions affecting the operations, capital structure and capital standing of TIM and its subsidiaries; the Chairman reports transactions potentially generating conflicts of interest, and has the mandate to supervise the handling of reserved information and to ensure the functioning and adequacy of the internal controls system;

•	the Deputy Chairman Carlo Buora has been attributed the same powers as the Chairman to be exercised in case of the Chairman’s absence or incapacity;

•	the CEO Marco De Benedetti has been attributed wide management powers, with several exceptions in terms of procedure and jurisdiction, for unit amounts not exceeding euro 50 million for each individual transaction.

The Chairman, the Deputy President (in case of the Chairman’s absence or incapacity) and the Managing Director are endowed with the power of signature and attorney on behalf of the Company before third parties and the courts. The non-executive directors are Carlo Bertazzo, Marco Cerrina Feroni, Pierpaolo Cotone, Enzo Grilli, Attilio Leonardo Lentati, Gianni Mion, Enrico Parazzini, Riccardo Peris-sich, Paolo Savona and Rodolfo Zich; of these, Enzo Grilli, Attilio Leonardo Lentati and Paolo Savona are considered independent in that they do not possess a controlling stake in the Company, nor are they a party involved in the agreements between major shareholders cited above, nor are they involved in transactions with TIM, its subsidiaries, the Executive Directors, the majority shareholders or the parties involved in the agreements between major shareholders, which would affect the independence of their decision-making.

On March 6, 2002, Attorney Pierpaolo Cotone resigned as a member of the Board of Directors.

2001 ANNUAL REPORT	144

Those directors attributed executive powers report their activities to the Board of Directors on at least a quarterly basis.

During the course of 2001, the Board of Directors held eight meetings, in most occasions attended by all Directors and by all the members of the Board of Statutory Auditors. The Company has published the dates of its Board of Directors’ Meetings referring to Company events and the release of operating and financial data for 2002, scheduling around six meetings for the year.

The General Manager Mauro Sentinelli participates in the Board of Directors’ Meetings as well as other Company or external managers when the need for specialized contributions concerning particular issues on the Meeting’s agenda is called for.

All Directors receive support documentation for Board of Directors meetings in advance, giving them time to decide in a responsible manner.

In accordance with art. 19 of the Corporate Bylaws, the Board of Directors reports to the Board of Statutory Auditors, on at least a quarterly basis, its activities, the major transactions affecting the operations, the capital structure, and the financial standing of the Company and its subsidiaries, and transactions potentially generating conflicts of interest.

Executive Directors adequately inform the non-executive Directors and the Board of Statutory Auditors on at least a quarterly basis of atypical or unusual transactions or transactions with associated companies where the examination and approval of such transactions are not reserved to the Board of Directors.

The Board of Directors has determined the content and presentation of the information requiring the attention of the entire Board and the Board of Statutory Auditors with a view to rendering it more comprehensive and exhaustive. With the same aim in view, TIM has adopted specific operating procedures to be applied at all Company functions.

The Company’s current system for nominating its directors also allows for the selection of a minority which is not the expression of the majority shareholder. As a result, some of the Directors are independent, in accordance with the principles recommended in the “Preda” Code cited above.

There is no rule requiring the preventive filing of candidates’ curriculum vitae at Company head office. In practice, however, at the time of nomination, the candidates’ professional profiles are examined and acknowledged by all the Shareholders present at the Meeting. The Board of Directors has not deemed it necessary to set up an internal Nominations Committee since, though it is recommended in the Preda Code, at the current time the reasons for it currently do not persist; in view of the current Group ownership structure no particular difficulties in proposing nominations are foreseen.

COMPENSATION COMMITTEE

Since the publication of the Preda Code the Board of Directors has followed recommendations concerning the setting up of a Compensation Committee (for the first time in November 4, 1999) charged with the task of advising and supporting the Board on specific compensation issues requiring examination. The current Board of Directors appointed a new Compensation Committee on December 14, 2001, nominating the non-executive and independent director Mr. Enzo Grilli (Chairman) and the non-executive directors Pierpaolo Cotone and Rodolfo Zich. On March 6, 2002, Mr. Cotone handed in his resignation as member of the Compensation Committee. The Compensation Committee submits to the Board of Directors its proposal for the compensation to be paid to the CEO and to those who hold other particular offices. In addition, with the consent of the CEO, the Committee proposes the compensation policy concerning the Company Top Management and outlines the general principles of the stock option assignment program.

During the course of its three meetings in 2001, the Compensation Committee analyzed the Company management compensation structure and the 2001-2003 Stock Option Plans offered to managers and other strategic Company staff members.

THE INTERNAL CONTROL COMMITTEE

Even before the Self-Regulatory Code was issued, TIM already had in place and implemented a series of intra-Company rules and procedures which can be described as an “internal control system”, as well as a special body, the “Internal Audit”, with the task, among others, of auditing and monitoring said system.

The Board of Directors implemented recommendations concerning the setting up of an Internal Control Committee (for the first time on July 26, 2000), charged with the task of advising and supporting the Board of Directors on specific internal control issues requiring examination. On December 14, 2001, the current Board of Directors appointed a new Internal Control Committee, nominating the non-executive and independent directors Paolo Savona (Chairman) and Attilio Leonardo Lentati, as well as the non-executive director Enrico Parazzini.

The Internal Control Committee has the mandate to evaluate the following: the adequacy of the internal control system, the work plan and periodic reports prepared by staff in charge of internal control, and the proposals made by the Independent Auditors at the time they receive their mandate.

The Internal Control Committee reports to the Board on the operations and adequacy of the internal control system at least semi-annually when the half-year reports and annual financial statements are due for approval. In addition, the Internal Control Committee monitors compliance with and the periodic updating of the rules of Corporate Governance as well as the compliance with the Code of Practice and ethical standards adopted by TIM.

2001 ANNUAL REPORT	145

The Internal Control Committee met three times in 2001.

During the course of its meetings, the Committee analyzed the overall results of the auditing reports prepared in 2001; no significant critical factors which would have a major impact on TIM, both in terms of its operating performance and inadequacies in its internal control system, were detected, while on the other hand the Committee noted the Company’s quick-response capability in the face of emerging risks and in resolving critical situations with the prompt adoption of corrective measures.

The following major organizational and procedural changes to improve the internal control system were made in the following areas:

•	organizational, with the coordinated “corporate” management of several general operations, the setting up of an Investment Committee, and the implementation of automatic risk evaluation processes;

•	marketing, with the implementation of anti-fraud systems and optimization of information systems to monitor and protect the sales network;

•	information systems, with the completion and consolidation of the Customer Care systems and identification and consolidation of new check points for the Revenues Assurance process;

•	the mobile network, with increased formalization of the radio network planning process and the necessary investment for implementation;

•	security, with the formation of a security organization;

•	procedures, with a review of processes, and the simplification of their tracing.

In executing the tasks assigned to it, the Internal Control Committee has also analyzed the proposal to confer the mandate to audit the TIM and TIM Group accounts for the 2001-2003 period to Reconta Ernst & Young S.p.A. Furthermore, the Committee analyzed the content of Legislative Decree no. 231/2001 introducing the concept of the administrative responsibility of juridical persons.

In its first meeting of 2002, the Committee analyzed plans for the reorganization of the internal audit operations for the Telecom Italia Group; according to these plans, all internal auditing operations will be executed by a limited responsibility consortium company which would pool the staff already separately operating at the three listed companies Telecom Italia, Seat Pagine Gialle, and TIM. This limited responsibility consortium company was formed on February 27, 2002.

CODE OF PRACTICE

Plans to draw up a Company Code of Practice had already been mentioned in the report on Corporate Governance attached to the financial statements for the year ended December 31, 2000. The Code was subsequently drawn up by the Internal Control Committee in concert with other competent Company bodies and was then approved by the Board of Directors on May 10, 2001.

The Code of Practice contains a set of moral and social guidelines forming a model for Company behavior inspired by the principles of transparency, loyalty, honesty, and professionalism addressed to all staff members.

TREATMENT OF RESERVED INFORMATION

TIM is aware that transparent and accurate information is particularly appreciated by the market. For this reason, Management has always attached particular importance to the procedures for the external release of documents and information concerning the Company and its subsidiaries; this is especially the case with information not yet made public and, if made public, capable of having a significant influence on the price of the Company’s financial instruments (price-sensitive information).

As a consequence, TIM has long had in place procedures involving several Company functions, each one responsible and competent for its stage of the complex internal process.

Only designated managers and other executive directors within the Company are authorized to give interviews and make public statements.

RELATIONS WITH SHAREHOLDERS AND INSTITUTIONAL INVESTORS

TIM recognizes that the communication of financial news plays a strategic role in the creation of value for the Company. With this in mind, in 2001 the Company designed and implemented a financial communication strategy aimed at favoring an information flow process involving the financial community, the market, and the Company itself.

The main pillar of this strategy is to maintain constant contact with financial analysts, institutional investors, shareholders, and specialized media to ensure a full and accurate perception of developments in Company strategies, their implementation, and their impact on business results.

The Telecom Italia Group held its annual meeting with the financial community in February 2001 in Florence.

2001 ANNUAL REPORT	146

In response to market globalization and the increasing need to make available in real time the information necessary for evaluating the Company, TIM has activated its official website (www.tim.it) with two sections – Investor Relations and Corporate Governance –dedicated to the equity market, investors, and retail customers. These sections contain share price performance information, performance comparisons with the major listed European mobile operators, the ratings and coverage of the major Italian and foreign investment banks, the operating and financial results of TIM and its subsidiaries, the major presentations by Top Management, and all Company documentation (notices to Shareholders, press releases, Corporate Bylaws, Shareholders’ Meeting Regulations, the Self-Regulatory Code, the Corporate Code of Practice, and other official and legal documentation).

TIM has set up Investor Relations and Corporate Relations offices to manage relations with Shareholders and institutional investors.

SHAREHOLDERS’ MEETINGS

Procedures governing the conduct of the Shareholders’ Meeting held in 2001 are set out in the Shareholders’ Meeting Regulations approved by the Ordinary Shareholders’ Meeting of October 24, 2000 and are in conformity with procedures governing the market release of price-sensitive information.

All Directors, especially those with delegated powers, participate in the TIM Shareholders’ Meetings.

BOARD OF STATUTORY AUDITORS

The current Board of Statutory Auditors was nominated by the Ordinary Shareholders’ Meeting on June 15, 1999 by a list vote in which, for the first time, an acting auditor and an alternate auditor came from a list presented by the minority. Its mandate is now expiring. The list vote for the election of the Board of Statutory Auditors was introduced with the amendments made to the Corporate Bylaws by the Extraordinary Shareholders’ Meeting of December 18, 1998.

The Shareholders’ Meeting of December 14, 2001 approved several further amendments to the Corporate Bylaws to allow for the introduction of “domains and operating sectors strictly pertaining to Company operations” in order to define the professional prerequisites of the Statutory Board Members in accordance with the requirements set out in Justice Ministry Decree no. 162 of March 30, 2000. As a result, it was also necessary to amend procedures for the list formation and the election of the Board of Statutory Auditors so that at least one acting auditor and one alternate auditor are enrolled in the Auditors Registry.

The nomination of the Board of Statutory Auditors is carried out according to the procedures set out in art. 24 of the Corporate Bylaws, requiring that the lists be filed at the Company’s head offices at least ten days before the scheduled Shareholders’ Meeting date, though it is not necessary to file the candidates’ curriculum vitae. In practice, however, the candidates’ profiles are illustrated at the Shareholders’ Meeting by the Shareholders proposing the individual candidates.

The Board of Statutory Auditors met seven times during the course of 2001 and the Chairman participated in all the meetings of the Internal Control Committee and of the Compensation Committee. The Board of Statutory Auditors fulfilled all the tasks delegated to the Internal Control body pursuant to art. 149 of Legislative Decree no. 58/98.

2001 ANNUAL REPORT	147

LIST OF MAJOR TIM EQUITY INVESTMENTS AS OF 12/31/2001

(pursuant to CONSOB deliberation no. 11971 of May 14, 1999 and subsequent amendments and additions)

Company	Head Office	Share capital	Owner	% of ordinary share capital
IRIDIUM ITALIA S.p.A. in liquidation	Rome - Italy	euro 2,575,000.00	TIM S.p.A.	35%
EDOTEL S.p.A.	Turin - Italy	euro 1,020,000.00	TIM S.p.A.	40%
TIM INTERNATIONAL N.V. (EX STET MOBILE HOLDING N.V.)	Amsterdam - Netherlands	Paid-in share capital: euro 555,426,000.00 Authorized share capital: euro 2,777,129,500.00	TIM S.p.A.	100%
CORPORACION DIGITEL C.A.	Caracas - Venezuela	Bolivares 42,823,450,241	TIM INTERNATIONAL N.V.	56.56%
IS-TIM TELEKOMUNIKASYON HIZMETLERI A.S.	Istanbul - Turkey	TL. 545,000,000,000,000	TIM INTERNATIONAL N.V.	49%
TIM.COM Holding B.V.	Amsterdam - Netherlands	Paid-in share capital: euro 18,000.00 Authorized share capital: euro 90,000.00	TIM INTERNATIONAL N.V.	100%
TIM PERU’ S.A.C.	Lima - Perù	Nuevo soles 652,231,998	TIM INTERNATIONAL N.V.	100%
TIMNET.COM PERU’ S.A.C.	Lima - Perù	Nuevo soles 1,000	TIM PERU’ S.A.C.	100%
AUTEL Beteiligungs GmbH	Vienna - Austria	euro 35,000.00	TIM INTERNATIONAL N.V.	100%
MOBILKOM AUSTRIA AKTIENGESELLSCHAFT & Co K.G.	Vienna - Austria	euro 79,940,117.59	AUTEL Beteiligungs GmbH	25%
MOBILKOM AUSTRIA Geschäftsführungs Aktiengesellschaft	Vienna - Austria	euro 100,000.00	AUTEL Beteiligungs GmbH	25%
STET HELLAS TELECOMMUNICATIONS S.A.	Athens - Greece	Drachmas 41,596,610,000	TIM INTERNATIONAL N.V.	63.95%
TELEPOLIS SERVICES OF MOBILE TELEPHONY S.A.	Athens - Greece	Drachmas 2,700,000,000	STET HELLAS TELECOMMUNICATIONS S.A.	100%
BOUYGUES DECAUX TELECOM S.A.	Guyancourt - France	euro 294,356,302.32	TIM INTERNATIONAL N.V.	19.61%
TECHNOLOGIE INNOVATION ET MOBILITE’ S.A.R.L.	Tunis - Tunisia	Tunisian dinars 10,000	TIM INTERNATIONAL N.V.	80%
TIM BRASIL S.A.	Rio De Janeiro - Brazil	R$2,790,790,104.08	TIM INTERNATIONAL N.V.	100%
TIM SAO PAULO S.A. (EX STARCEL S.A.)	São Paulo - Brazil	R$512,780,589	TIM BRASIL S.A.	100%
TIM CELULAR CENTRO SUL S.A. (EX BLUCEL S.A.)	Brasilia - Brazil	R$271,827,025	TIM BRASIL S.A.	100%
TIM RIO NORTE S.A. (EX UNICEL S.A.)	Rio de Janeiro - Brazil	R$495,300,000	TIM BRASIL S.A.	100%
STARCEL Ltda	São Paulo - Brazil	R$30,000	TIM BRASIL S.A.	99.97%
BITEL PARTICIPAÇOES S.A.	Rio de Janeiro - Brazil	R$2,290,264,028	TIM BRASIL S.A.	99.99%
MAXITEL S.A.	Belo Horizonte - Brazil	R$677,679,703	TIM INTERNATIONAL N.V. BITEL PARTICIPAÇOES S.A.	43.15% 46.85%
MAXITEL TELECOMUNICAÇOES Ltda	Salvador de Bahia - Brazil	R$1,000	MAXITEL S.A.	99.99%
OFFSHORE FINANCIAL & SECURITIES, Inc.	Tortola - British Virgin Islands	US$6,104,860	MAXITEL S.A.	100%
TELE CELULAR SUL PARTICIPAÇOES S.A.	Curitiba - Brazil	R$245,033,341	BITEL PARTICIPAÇOES S.A.	51.35%
TELEPAR CELULAR S.A.	Curitiba - Brazil	R$333,880,024.34	TELE CELULAR SUL PARTICIPAÇOES S.A.	87.43%
TELESC CELULAR S.A.	Florianopolis - Brazil	R$249,170,454.34	TELE CELULAR SUL PARTICIPAÇOES S.A.	91.62%
CTMR CELULAR S.A.	Pelotas - Brazil	R$21,251,917.26	TELE CELULAR SUL PARTICIPAÇOES S.A.	81.32%
TELE NORDESTE CELULAR PARTICIPAÇOES S.A.	Recife - Brazil	R$186,053,905.66	BITEL PARTICIPAÇOES S.A.	51.24%
TELEPISA CELULAR S.A.	Teresina - Brazil	R$23,392,322.95	TELE NORDESTE CELULAR PARTICIPAÇOES S.A.	97.52%
TELECEARA’ CELULAR S.A.	Fortaleza - Brazil	R$89,439,654.33	TELE NORDESTE CELULAR PARTICIPAÇOES S.A.	85.65%
TELERN CELULAR S.A.	Natal - Brazil	R$42,823,497.29	TELE NORDESTE CELULAR PARTICIPAÇOES S.A.	92.57%
TELPA CELULAR S.A.	João Pessoa - Brazil	R$43,164,229.17	TELE NORDESTE CELULAR PARTICIPAÇOES S.A.	94.87%
TELPE CELULAR S.A.	Recife - Brazil	R$113,848,783.98	TELE NORDESTE CELULAR PARTICIPAÇOES S.A.	94.87%
TELASA CELULAR S.A.	Maceió - Brazil	R$31,409,860.10	TELE NORDESTE CELULAR PARTICIPAÇOES S.A.	97.20%
TIMNET.COM S.A.	Rio de Janeiro -Brazil	R$78,000,00	TELE NORDESTE CELULAR PARTICIPAÇOES S.A. TELE CELULAR SUL PARTICIPAÇOES S.A. MAXITEL S.A. TIM INTERNATIONAL N.V. TIM SAO PAULO S.A.	20% 20% 20% 20% 20%

N.B.: All the equity investments are directly held.

2001 ANNUAL REPORT	148

SUMMARY OF SHAREHOLDERS’ MEETING DELIBERATIONS

TIM S.p.A. held Ordinary and Extraordinary Shareholders’ Meetings on April 12, 2002 at the Company’s head office in Turin, via Bertola, 34, on first convocation.

The Shareholders’ Meeting took the following actions:

In ordinary session

1.	Financial statements for the year ending 12/31/2001 and allocation of net income; presentation of the consolidated financial statements as of 12/31/2002; Board of Directors’ and Board of Statutory Auditors’ reports; related resolutions:

•	approved the Board of Directors’ report on operations and the financial statements for the year ending December 31, 2001 consisting of the balance sheet, the statement of income and the notes, showing net income of euro 1,906,546,994.34;

•	deliberated to allocate the euro 1,906,546,994.34 in net income as follows:

- to the legal reserve	euro	4,292.02

- to shares with 2001 dividend rights:
euro 0.2002 for each of the 8,433,106,881 ordinary shares
(net of the 897,835 own shares in portfolio) of a nominal euro 0.06 each.	euro	1,688,307,997.58
euro 0.2122 for each of the 132,069,163 savings shares of a nominal euro 0.06 each.	euro	28,025,076.39

- to the extraordinary reserve	euro	3,209,628.35

- to the accelerated depreciation reserve	euro	187,000,000.00

•	deliberated to pay out a further dividend of euro 0.0340 to each of the 8,433,106,881 floating ordinary shares and each of the 132,069,163 savings shares issued, both of a nominal value of euro 0.06 each for a total of euro 291,215,985.50, drawing down from the extraordinary reserve;

•	deliberated to pay out a dividend of euro 0.2342 for each ordinary share and euro 0.2462 for each savings share, as described above, gross of legal withholding tax, beginning on April 25, 2002 with ex-dividend date on April 22, 2002.

Pursuant to art. 14 of Presidential Decree no. 917 of December 22, 1986 and successive modifications and amendments, the total dividend will attribute to shareholders a full 56.25% tax credit usable without limitations;

2.	Nominations to the Board of Statutory Auditors; related resolutions

•	nominated members of the Board of Statutory Auditors with a mandate for the 2002-2004 period and in any case until the Shareholders’ Meeting approves the financial statements for the year ending 12/31/2004: Mr. Pietro Adonnino, Chairman; Mr. Gianfranco Zanda, acting auditor; Mr. Enrico Laghi, acting auditor; Mr. Alfredo Malguzzi, alternate auditor and Mr. Antonio Mastrapasqua, alternate auditor;

2001 ANNUAL REPORT	149

•	set the annual gross compensation for Board of Statutory Auditors as follows:

•	Chairman of the Statutory Board of Auditors, euro 92,962;

•	each acting auditor, euro 61,975.

3.	Nomination of a director; related resolutions

•	nominated Mr. Mauro Sentinelli who will hold office until the end of the mandate conferred by the Shareholders’ Meeting of December 14, 2001 to the entire Board of Directors, that is until the Shareholders’ Meeting convenes to approve the 2003 financial statements;

In extraordinary session

Transfer of the head office; amendment of art. 2 of the Corporate Bylaws

•	deliberated to transfer the head office from Via A. Bertola, 34 to Via Giannone, 4, in Turin.

2001 ANNUAL REPORT	150

Head Office

Via Bertola, 34

10121 Torino – Italia

Tel.: (+39) 011 5611936

Secondary Office

Via L. Rizzo, 22

00136 Roma – Italia

Tel.: (+39) 06 39001

Fax: (+39) 06 39002111

Legal Data

Share Capital:

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(fully paid in)

Taxpayer Code and Turin Trade Register: 06947890015

Information & Relation Development

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E-mail: InvestorRelations@mail.tim.it

Corporate documents and

relationship with Shareholders:

Legal and Corporate Affairs

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in June 2002